UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

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☐	Soliciting Material Pursuant to § 240.14a-12

MASSEY ENERGY COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Massey Energy Company

4 North 4th Street

Richmond, Virginia 23219

April 15, 2008

Dear Stockholder:

You are cordially invited to attend the 2008 Annual Meeting of Stockholders of Massey Energy Company, which will be held on Tuesday, May 13, 2008, at 9:00 a.m. Eastern Daylight Time at The Jefferson Hotel, 101 West Franklin Street, Richmond, Virginia 23220. Directions to the Jefferson Hotel are included for your convenience on the back page of this booklet.

Information about the Annual Meeting and the various matters on which the stockholders will act is included in the Notice of Annual Meeting and Proxy Statement that follow. Also included is a proxy card and postage-paid return envelope.

The Board of Directors recommends that you complete and return the accompanying proxy card in the enclosed envelope, or vote electronically through the Internet or by telephone, to be sure that your shares will be represented and voted at the Annual Meeting. The enclosed proxy card contains instructions on voting electronically through the Internet or by telephone or, if your shares are registered in the name of a bank, broker or other nominee, the bank, broker or other nominee will provide instructions on how to vote.

Sincerely,

DON L. BLANKENSHIP
Chairman, Chief Executive Officer and President

MASSEY ENERGY COMPANY

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 13, 2008

The 2008 Annual Meeting of Stockholders of Massey Energy Company will be held at The Jefferson Hotel, 101 West Franklin Street, Richmond, Virginia 23220, on Tuesday, May 13, 2008, at 9:00 a.m. Eastern Daylight Time, for the following purposes:

1.	To elect three Class III directors to hold office for three years, until their respective successors are elected and qualified, or until their earlier resignation or removal.

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

3.	To act on a stockholder proposal regarding political contribution reports.

4.	To act on a stockholder proposal regarding a climate change report.

5.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The Board of Directors has fixed March 14, 2008, as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting.

WE CORDIALLY INVITE STOCKHOLDERS TO ATTEND THE ANNUAL MEETING IN PERSON.

PLEASE CAST YOUR VOTE ELECTRONICALLY THROUGH THE INTERNET OR BY TELEPHONE, OR COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED PRE-PAID ENVELOPE.

By Order of the Board of Directors,

RICHARD R. GRINNAN
Vice President and Corporate Secretary

April 15, 2008

Richmond, Virginia

MASSEY ENERGY COMPANY

PROXY STATEMENT

April 15, 2008

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Massey Energy Company, 4 North 4th Street, Richmond, Virginia 23219 (Massey), of your proxy for use at the Annual Meeting of Stockholders of Massey’s common stock, $0.625 par value per share (the Common Stock), to be held May 13, 2008, and at any adjournments or postponements thereof (the Annual Meeting). This Proxy Statement and the accompanying proxy card are being mailed to all stockholders on or about April 15, 2008.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

1. What am I voting on?

You will be voting on each of the following items of business:

•	The election of three Class III directors to hold office for three years, until their respective successors are elected and qualified, or until their earlier resignation or removal;

•	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008;

•	The stockholder proposal regarding political contribution reports; and

•	The stockholder proposal regarding a climate change report.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE THREE CLASS III DIRECTOR NOMINEES, FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP, AGAINST THE STOCKHOLDER PROPOSAL REGARDING POLITICAL CONTRIBUTION REPORTS AND AGAINST THE STOCKHOLDER PROPOSAL REGARDING A CLIMATE CHANGE REPORT.

You may also be asked to vote on any other business that may properly come before the Annual Meeting or any postponements or adjournments thereof.

2. Who is entitled to vote?

All stockholders who owned Common Stock at the close of business on March 14, 2008, the record date fixed by the Board of Directors, are entitled to vote at the Annual Meeting. On the record date, we had outstanding 80,549,408 shares of Common Stock.

Stockholders have one vote for each share on all business of the Annual Meeting, except that, without any conditions precedent, stockholders have cumulative voting rights with respect to the election of the three Class III directors. Cumulative voting rights entitle a stockholder to cast as many votes as is equal to the number of directors to be elected (three in our case) multiplied by the number of shares of Common Stock owned by the stockholder. Each stockholder may distribute his or her votes among all, some or one of the nominees as such stockholder sees fit.

3. How many votes must be present to hold the Annual Meeting?

The presence of the holders of a majority of the outstanding shares of Common Stock as of the record date entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum for the transaction of business at the Annual Meeting. In determining the presence of a quorum, abstentions are counted as present and entitled to vote and broker non-votes (as defined below) are not counted, if they are not otherwise represented at the Annual Meeting.

4. How do I vote before the Annual Meeting?

Registered stockholders (that is, stockholders who hold Common Stock in certificated form (as opposed to through a bank, broker, or other nominee) or employees who hold Common Stock through the Coal Company Salary Deferral and Profit Sharing Plan, our 401(k) Plan) may vote in person at the Annual Meeting or by proxy. Registered stockholders and employees who own Common Stock through our 401(k) Plan have three ways to vote by proxy:

•	By mail—Complete, properly sign, date and mail the enclosed proxy card.

•	By Internet—Connect to the Internet at http://www.eproxy.com/mee/ and follow the instructions included on the enclosed proxy card.

•	By telephone—Call 1-800-560-1965 and follow the instructions included on the enclosed proxy card.

Stockholders who hold Common Stock through banks, brokers or other nominees (street name stockholders) who wish to vote at the meeting should be provided a voting instruction card from the institution that holds their shares. If this has not occurred, contact the institution that holds your shares. Street name stockholders may also be eligible to vote their shares electronically, by following the instructions on the voting instruction card provided by the bank, broker or other nominee that holds the shares, using either the toll-free telephone number or the Internet address provided on the voting instruction card, or instead may complete, date and sign the voting instruction card provided by the institution that holds their shares.

The deadline for voting electronically through the Internet or by telephone is 12:00 p.m., Central Daylight Time, on May 12, 2007. The deadline for voting shares of Common Stock electronically through the Internet or by telephone shares of Common Stock in our 401(k) Plan is 4:59 p.m. Central Daylight Time, on May 8, 2007.

5. How will my shares be voted if I sign, date and return my proxy card or voting instruction card, but do not provide complete voting instructions with respect to each proposal?

Unless otherwise directed in the accompanying proxy card, the persons named as proxies therein will vote all properly executed, returned, and not revoked proxy cards (1) FOR the election of the three Class III director nominees listed thereon, (2) FOR the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008, (3) AGAINST the stockholder proposal regarding political contribution reports and (4) AGAINST the stockholder proposal regarding a climate change report, with the following two exceptions:

•

Shares held in our 401(k) Plan for which no direction is provided on a properly executed, returned and not revoked proxy card will be voted proportionately in the same manner as those shares held in our 401(k) Plan for which timely and valid voting instructions are received with respect to such proposals, and

•

Shares held in our 401(k) Plan for which timely and valid voting instructions are not received will be considered to have been designated to be voted by the trustee proportionately in the same manner as those shares held in our 401(k) Plan for which timely and valid voting instructions are received.

As to any other business that may properly come before the Annual Meeting, the persons named in the accompanying proxy card will vote the shares represented by the proxy in the manner as the Board of Directors may recommend, or otherwise in the proxy holders’ discretion. The Board of Directors does not presently know of any other such business.

6. How will my shares be voted if I do not return my proxy card or otherwise vote electronically through the Internet or by telephone?

If you are a registered stockholder and you do not return your proxy card or otherwise vote electronically through the Internet or by telephone, your shares will not be voted, unless you attend the Annual Meeting to vote in person.

If you are a street name stockholder and you do not return your voting instruction card, your bank, broker or other nominee may vote your shares (1) FOR the election of the three director nominees named in this Proxy Statement and (2) FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm because these proposals are considered “routine” matters as described by the rules of the New York Stock Exchange, or NYSE. However, your bank, broker or other nominee cannot vote your shares with respect to the approval of the two stockholder proposals because these proposals are not considered “routine.”

Under the rules of the NYSE, your bank, broker or other nominee may vote your shares in its discretion on “routine” matters. The rules of the NYSE also provide, however, that when a proposal is not a “routine” matter and your bank, broker or other nominee has not received your voting instructions with respect to such proposal, your bank, broker or other nominee cannot vote your shares on that proposal. When a bank, broker or other nominee does not cast a vote for a routine or a non-routine matter, it is called a “broker non-vote.”

7. What if I change my mind after I vote?

Stockholders may revoke any proxy, whether cast by proxy card, electronically through the Internet, or by telephone by voting again by proxy card, Internet, or telephone (the latest vote cast by any of these three mediums is the vote that will be counted). In addition, the powers of the proxy holders will be suspended with respect to any stockholder who attends the meeting in person and requests to revoke any previously given proxy. Attendance at the meeting will not by itself revoke a previously granted proxy.

If you are a street name stockholder, you must follow the instructions found on the voting instruction card provided by the bank, broker or other nominee, or contact your bank, broker or other nominee, in order to revoke your previously given proxy.

8. How many votes are needed to approve each of the four proposals?

The three nominees for Class III directors receiving the highest number of votes at the Annual Meeting will be elected. You may vote “for” or “withhold” with respect to the election of any or all of the nominees. With respect to votes cast FOR the election of all of the three Class III directors, absent specific instructions with respect to cumulative voting, the persons named as proxies in the accompanying proxy card will have full discretionary authority to vote the shares represented by any properly executed, returned and not revoked proxy card cumulatively among all or less than all of the three nominees (other than any nominees from whom authority has been withheld) in the manner as the Board of Directors shall recommend, or otherwise in the proxies’ discretion. Abstentions and broker non-votes will not count either in favor of, or against, election of a Class III director nominee.

The ratification of the appointment of Ernst & Young LLP requires the affirmative vote of the majority of shares represented in person or by proxy at the Annual Meeting and which are entitled to vote. Abstentions will have the effect of a vote AGAINST the ratification of the appointment of Ernst & Young LLP and broker non-votes will not count either in favor of or against the ratification of the appointment of Ernst & Young LLP.

In order to be adopted, the approval of the stockholder proposals must be approved separately by the affirmative vote of a majority of the votes cast. In addition, under applicable NYSE listing standards, the total votes cast on each proposal must represent more than 50% of all shares of Common Stock outstanding on the record date. Stockholders may direct that their votes be cast for or against the proposals, or stockholders may abstain from the proposals. Assuming that the total number of votes cast on a stockholder proposal represents more than 50% of all shares of Common Stock outstanding on the record date, abstentions will have the effect of a vote AGAINST the stockholder proposals and broker non-votes will not count either in favor of or against the stockholder proposals.

9. What is householding and how does it affect me?

We have adopted a procedure approved by the Securities and Exchange Commission, or SEC, called “householding.” Institutions that hold shares in street name for two or more beneficial owners with the same address are permitted to deliver a single proxy statement and annual report to that address. Any such beneficial owner can request a separate copy of the proxy statement or annual report by writing us at Investor Relations, Massey Energy Company, P.O. Box 26765, Richmond, Virginia 23261 or by telephoning 1-866-814-6512.

Beneficial owners with the same address who receive more than one proxy statement and annual report may request delivery of a single proxy statement and annual report by contacting our Investor Relations department as described above.

10. Who can attend the Annual Meeting?

The Annual Meeting is open to all holders of Common Stock as of the record date, March 14, 2008. Stockholders who plan to attend the Annual Meeting may be asked to present valid picture identification, such as a driver’s license or passport, together with the admission ticket contained along with the proxy card included with the materials sent to you for the Annual Meeting. If you are a street name stockholder, you must bring a copy of a statement from a bank, broker or other nominee indicating your ownership of Common Stock. If you are an authorized proxy of a stockholder or if you want to vote in person the shares that you hold in street name, you must present the proper documentation, which you must obtain from the your bank, broker or other nominee that holds your shares in street name. Cameras, recording devices, and other electronic devices will not be permitted at the Annual Meeting.

11. Who pays the cost of proxy solicitation?

We pay the expense of the solicitation. Some officers and regular employees may solicit proxies personally and by telephone, facsimile, courier service, mail, email, Internet, press release or advertisement (including on television, radio, newspapers or other publications of general distribution). These individuals will receive no additional compensation for their services.

12. Who will count the votes?

Representatives from Wells Fargo Shareowner Services, our registrar and transfer agent, will tabulate the votes and act as inspectors of election at the Annual Meeting.

13. Could other matters be decided in the Annual Meeting?

The Board of Directors is not aware of any matters that may come before the Annual Meeting other than matters disclosed in this Proxy Statement. However, if other matters do properly come before the Annual Meeting, it is the intention of the persons named on the proxy card to vote in the manner the Board of Directors recommend, or otherwise in the proxy holders’ discretion.

14. How do I make a stockholder proposal for the 2009 annual meeting?

Any proposal of a stockholder intended to be presented at our 2009 annual meeting of stockholders for inclusion in our 2009 proxy statement and form of proxy/voting instruction card for that meeting pursuant to Rule 14a-8, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must be received by us no later than December 16, 2008.

Our Restated Bylaws provide that a stockholder entitled to vote for the election of directors may nominate persons for election to the Board of Directors by delivering written notice to our Corporate Secretary at our principal executive offices at P.O. Box 26765, Richmond, Virginia 23261. Such notice must be delivered to or mailed and received not less than 60 days nor more than 90 days prior to the annual meeting; provided, however, in the event that less than 40 days’ notice or prior public disclosure is given to stockholders of the date of the meeting, such notice must be received not later than 10 days after the date on which notice or public disclosure of the meeting date is given. We anticipate holding the 2009 annual meeting of stockholders on May 19, 2009. The stockholder’s notice must include,

•	as to each person whom the stockholder proposes to nominate for election as a director:

•

all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required pursuant to Regulation 14A under the Exchange Act; and

•	such person’s written consent to being named in the proxy statement as a nominee and to serving as such a director if elected; and

•	as to the stockholder giving the notice:

•	the name and address of such stockholder, as they appear on our books; and

•	the class and number of shares of Common Stock that are owned beneficially by such stockholder.

In order for a stockholder to bring other business before a stockholder meeting, timely notice must be received by us within the time limits described in the first or second paragraph of this question 14, depending upon whether such proposal is intended to be included in our 2009 proxy statement. The stockholder’s notice must contain as to each matter:

•	a brief description of the business desired to be brought before the meeting;

•

the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend our Bylaws, the language of the proposed amendment);

•	the reasons for conducting such business at the meeting;

•	any material interest in such business of such stockholder; and

•	as to the stockholder giving the notice:

•	the name and address of such stockholder, as they appear on our books; and

•	the class and number of shares of Common Stock that are owned beneficially by such stockholder.

The requirements found in our Restated Bylaws are separate from and in addition to the requirements of the SEC that a stockholder must meet in order to have a proposal included in our proxy statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON MAY 13, 2008.

Our Proxy Statement and Annual Report are available on our Internet site at www.masseyenergyco.com, Investor Relations, SEC Filings. For additional information regarding access to our SEC filings, please see “Certain Matters Relating to Proxy Materials and Annual Reports” on page 77 of this Proxy Statement.

ELECTION OF DIRECTORS

Proposal 1

Our Restated Certificate of Incorporation and Restated Bylaws provide for a “classified” Board of Directors. Our Restated Bylaws provide for nine directors, three serving as Class I directors, three serving as Class II directors, and three serving as Class III directors. The Governance and Nominating Committee has recommended to the Board of Directors and the Board of Directors has nominated three Class III directors for election at the Annual Meeting to serve three-year terms expiring at the annual meeting in 2011, once their respective successors are elected and qualified, or until their earlier resignation or removal. Each of the three nominees for Class III directors listed below presently serves as a Class III director. Each of the nominees has consented to serve if elected. We know of no reason why the nominees would not be available for election or, if elected, would not be able to serve.

Biographical Information on the Class III Director Nominees

The following biographical information is furnished with respect to each of our nominees for election at the Annual Meeting as Class III directors.

DON L. BLANKENSHIP, age 58

Mr. Blankenship has been a director since 1996. He is Chairman of the Executive Committee.

Mr. Blankenship has been our Chairman of the Board, Chief Executive Officer and President since November 30, 2000, and has been Chairman of the Board, Chief Executive Officer and President of A.T. Massey Coal Company, Inc., our wholly owned and sole, direct operating subsidiary, since 1992. Mr. Blankenship also serves as a director of the Center for Energy and Economic Development, the National Mining Association and the U.S. Chamber of Commerce.

ROBERT H. FOGLESONG, age 62

General Foglesong, U.S. Air Force (retired), has been a director since February 21, 2006. He is a member of the Audit, Compensation, Governance and Nominating and Safety, Environmental and Public Policy Committees.

General Foglesong has been President of Mississippi State University since April 16, 2006. In March 2008, he announced his departure effective no later than June 30, 2008. He also has been President and Executive Director of the Appalachian Leadership and Education Foundation, a Charleston, West Virginia based non-profit organization focused on identifying and supporting the next generation of leaders in Appalachia, since February 1, 2006. After reaching the rank of four star general, he retired from the U.S. Air Force on February 1, 2006, following 33 years of U.S. military service in over 130 countries. He is a director of Michael Baker Corporation, an engineering and energy management firm, and a member of numerous professional organizations, including the Council on Foreign Relations. General Foglesong is also a member of the 4H National Advisory Board. General Foglesong also was appointed by the President of the United States to Co-Chair the U.S. – Russia Joint Commission on POWs/MIAs.

BOBBY R. INMAN, age 76

Admiral Inman, U.S. Navy (retired), has been a director since 1985. He is Chairman of the Compensation Committee and a member of the Executive and Governance and Nominating Committees. He serves as the Lead Independent Director.

Admiral Inman has been a tenured professor at the LBJ School of Public Affairs at the University of Texas in Austin since August 2001, holding the Lyndon Johnson Centennial Chair in National Policy. He served as Interim Dean from January 2005 until December 2005, and adjunct professor at the University of Texas from 1987 until August 2004. Admiral Inman previously served as Director of the National Security Agency and Deputy Director of the Central Intelligence Agency. He is a managing director of Gefinor Ventures, Inc., an early stage venture capital firm, and has over 20 years experience in venture capital investments. Admiral Inman previously served on numerous NYSE publicly traded company and other boards.

The Board of Directors recommends that you vote FOR each of our Class III director nominees.

Biographical Information on the Directors Not Up For Election

The following biographical information is furnished with respect to each of the directors whose terms will continue after the Annual Meeting.

Class I Directors—Term expires in 2009:

JAMES B. CRAWFORD, age 65

Mr. Crawford has been a director since February 7, 2005. He is Chairman of the Governance and Nominating Committee and is a member of the Audit, Compensation, Executive, and Safety, Environmental and Public Policy Committees.

Mr. Crawford has been a consultant for Evan Energy Investments, LC, a Richmond, Virginia based company with coal interests in China and Venezuela, since February 2004. Since December 2005, he has served as Chairman of InterAmerican Coal Holding S.A., an Evan Energy investment, which produces coal in Venezuela and purchases coal for resale in Columbia. Mr. Crawford previously served as Chairman and Chief Executive Officer of James River Coal Company from its founding in 1988 until March 2003. In late 2002 in the midst of the weakest coal market in more than thirty years, Mr. Crawford recommended to the company’s creditors and long-term customers a plan for financial restructuring of James River Coal Company. The creditors chose not to accept the plan and Mr. Crawford voluntarily resigned on March 17, 2003. On March 25, 2003, James River Coal Company and its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Middle District of Tennessee. Mr. Crawford was retired from March 2003 until becoming a consultant to Evan Energy Investments L.C. in February 2004. He also is Chair Emeritus and a member of the Board of Trustees of Colby College and currently Chairman of the Board of Directors of the Boys and Girls Club of Metro Richmond Foundation.

E. GORDON GEE, age 64

Mr. Gee has been a director since November 30, 2000. He is Chairman of the Safety, Environmental and Public Policy Committee and is a member of the Audit, Executive, and Governance and Nominating Committees.

Mr. Gee returned to The Ohio State University as its President in 2007, a position he held from 1990 to 1998. He most recently has served as the Chancellor of Vanderbilt University from 2000 to 2007 and previously served as President of Brown University from 1998 to 2000. Mr. Gee also serves as a director of the following publicly traded companies: Gaylord Entertainment Company, a specialty lodging and entertainment company; Hasbro, Inc., a children and family leisure time entertainment company; and Limited Brands, Inc., a specialty retailer. He previously served on numerous other publicly traded and private company boards.

LADY JUDGE, age 61

Lady Judge has been a director since February 19, 2008. She is a member of the Finance, Governance and Nominating, and Safety, Environmental, and Public Policy Committees.

Lady Judge was appointed to the Board of the United Kingdom Atomic Energy Authority in September 2002 and became its chair in May 2004. A United States trained lawyer, Lady Judge has had a career in international banking and financial regulation during which she held several positions that included Director at News International Ltd, Board Director at Samuel Montagu & Co. and a Commissioner of the United States Securities and Exchange Commission. Lady Judge currently serves on the Board of the following publicly traded companies: Bakaert nv, an advanced metal transformation and advanced materials and coatings company, Friends Provident plc, a financial services group, Hardy Underwriting Group, an insurer/reinsurer operating within Lloyd’s of London, Magna International Inc., a leading global supplier of technology advanced automotive components, Nationwide Accident Repair Services plc, an automotive crash repair and accident administration services company, Planet Payment, Inc., a multi-currency payment processor, Portmeiron Group plc, a marketing and manufacturing company for homeware items, Private Equity Investor plc, an investment company, Quintain Estates and Development plc, a property and development company, and Robert Walters plc, a professional recruitment consultant company. Lady Judge is also Chairman of the Governing Body of the School of Oriental & African Studies, a Public Member of the International Ethics Standards Board for Accountants, and a Member of the Trilateral Commission.

Class II Directors—Term expires in 2010:

RICHARD M. GABRYS, age 66

Mr. Gabrys has been a director since May 22, 2007. He is Chairman of the Finance Committee and is a member of the Executive, Governance and Nominating, and Safety, Environmental, and Public Policy Committees.

Mr. Gabrys retired as Vice Chairman of Deloitte & Touche LLP in May 2004. Mr. Gabrys served for 42 years with Deloitte & Touche in public accounting serving a variety of publicly held companies, with a focus on automotive manufacturing companies, energy companies, financial services institutions and health care entities. He completed his stint as Interim Dean of the School of Business Administration of Wayne State University in August 2007. Mr. Gabrys serves as a director of the following publicly traded companies: CMS Energy Company, an integrated energy company, La-Z-Boy Incorporated, a residential furniture producer, and TriMas Corporation, a manufacturer of high-quality trailer products, recreational accessories, packaging systems, energy products and industrial specialty products. Mr. Gabrys previously served as a director of Dana Corporation, a supplier of drivetrain, chassis, structural and engine technologies, until January 2008. On March 3, 2006, Dana Corporation and its U.S. domestic subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York. Mr. Gabrys also serves on the boards of the following tax-exempt entities: The Detroit Institute of Arts, the Karmanos Cancer Institute, Alliance for Safer Streets in Detroit (Crime Stoppers), Detroit Regional Chamber, Ave Maria College and Ave Maria University.

DAN R. MOORE, age 67

Mr. Moore has been a director since January 22, 2002. He is Chairman of the Audit Committee and a member of the Compensation, Executive, Finance, Governance and Nominating, and Safety, Environmental and Public Policy Committees.

Mr. Moore has been the Chairman of Moore Group, Inc., which owns multiple automobile dealerships in West Virginia and Kentucky, since 1999. He previously served as Chairman, President and Chief Executive Officer of the former Matewan BancShares, a multi-bank holding company, from 1981 to 1999, which he joined as a loan officer in 1963. Mr. Moore also serves as a director of the West Virginia University Foundation, and previously served on other boards and foundations.

BAXTER F. PHILLIPS, JR., age 61

Mr. Phillips has been a director since May 22, 2007. He is a member of the Finance and Safety, Environmental and Public Policy Committees.

Mr. Phillips has been our Executive Vice President and Chief Administrative Officer since November 2004. He previously served as Senior Vice President and Chief Financial Officer from September 2003 to November 2004, and as Vice President and Treasurer from October 2000 to August 2003. Mr. Phillips joined us in 1981 and has also served in the roles of Corporate Treasurer, Manager of Export Sales and Corporate Human Resources Manager, among others. Prior to joining us, he held various investment and banking positions, including management of fixed income for the Virginia Retirement System, Group Head in the corporate banking division of the former American Security Bank in Washington, D.C. and Cash Management Officer at the former United Virginia Bankshares, Inc. in Richmond, Virginia. He holds a bachelors of science in business management and a masters degree in business administration from Virginia Commonwealth University.

Directors’ Compensation

The non-employee directors who served during the full calendar year 2007 were each paid an annual retainer fee of $40,000 or, in the case of the Chairman of the Audit Committee, $55,000, and the Chairs of the other Board Committees, $45,000. Retainer fees are paid in quarterly installments on or about January 1, April 1, July 1 and October 1. Non-employee directors also earned meeting fees of $3,000 for each Audit Committee meeting attended and $2,000 for each Board or other Board Committee meeting attended. Meeting fees are paid shortly after each meeting is held. We also reimburse directors for the expenses they incur in attending meetings of the Board or Board Committees. Directors who are also salaried employees receive no additional cash compensation for their services as directors.

Non-employee directors are permitted to defer receipt of directors’ fees until their retirement or other termination of status as a director. At the election of the director, deferred amounts either accrue interest at rates fixed from time to time by the committee that administers the Massey Energy Company Deferred Directors’ Fee Program or are valued as if having been invested in Common Stock. During 2007, three directors chose to defer all or a portion of their directors’ fees.

All equity awards made to non-employee directors after June 27, 2006 have been granted pursuant to the Massey Energy Company 2006 Stock and Incentive Compensation Plan (the “2006 Plan”). For 2007, under the 2006 Plan, directors who were not our employees or employees of our subsidiaries were eligible to receive, when they became directors, a one time grant of 4,000 shares of restricted Common Stock and 2,750 restricted units, which are payable in cash upon the vesting of the shares of restricted Common Stock to assist in satisfying related income tax liabilities upon the lapse of restrictions on the shares of restricted Common Stock. These awards were made on a date determined by the Compensation Committee following director appointment. For 2007, under the 2006 Plan, non-employee directors were also awarded an annual grant of 2,000 shares of restricted Common Stock, which grants were made at the first regularly scheduled Board of Directors meeting of the year. The restrictions on the initial grants of restricted stock and restricted units and the annual grant of restricted stock lapse in one-third increments each year upon the anniversary of the date of grant or lapse in full upon the occurrence of any of the following: (i) the applicable director retires at the age for Board retirement, if applicable, or obtains Board approval of early retirement; (ii) the applicable director dies or becomes permanently disabled, or (iii) a change of control occurs. The first regularly scheduled Board of Directors meeting of calendar year 2007 took place on February 19th, at which time each non-employee director serving at such time was awarded 2,000 shares of Common Stock. The market value of 2,000 shares of Common Stock on the grant date was $47,840 based on the closing trading prices of Common Stock on February 16, 2007, the date immediately prior to the date of grant because the NYSE was closed on the date of grant. This valuation does not take into account the diminution in value attributable to the restrictions on such stock under the 2006 Plan.

In November 2007, the Compensation Committee conducted its annual review of the compensation payable to the non-employee directors and recommended to the Governance and Nominating Committee changes to the compensation payable to non-employee directors. In conjunction with this review, the Compensation Committee engaged the outside independent consulting firm of Pearl Meyer & Partners to provide guidance to the Compensation Committee on what changes to make, if any. Taking into consideration the analysis and recommendations of the outside compensation consultant, the Governance and Nominating Committee made the following recommendations to the Board of Directors which approved the changes to the compensation applicable to non-employee directors effective November 12, 2007. The annual retainer, payable quarterly, was changed from $40,000 to $44,000. Additionally, a $30,000 annual retainer, payable quarterly, was established for the Lead Independent Director. The number of shares of restricted stock awarded to a non-employee director upon his or her appointment or election to the Board of Directors was changed from 4,000 shares or restricted Common Stock to that number of restricted shares equal to the value of $110,000 based on the closing stock price on the date of grant, or in the event that the market is closed, the next preceding trading day. The number of restricted units awarded to a non-employee director upon his or her appointment to the Board of Directors was changed from 2,750 restricted units to that number of shares of restricted Common Stock equal to the value of $74,000 based on the closing price on the date of grant, or in the event that the market is closed, the next preceding trading day. The number of shares of restricted stock awarded on an annual basis to a non-employee director was changed from 2,000 shares of restricted Common Stock to that number of shares of restricted Common Stock equal to the value of $80,000 based on the closing price on the date of grant, or in the event that the market is closed, the next preceding trading day.

The following table presents information relating to total compensation of our non-employee directors for the fiscal year ended December 31, 2007.

NON-EMPLOYEE DIRECTOR COMPENSATION (a)

Name	Fees Earned or Paid in Cash (b)	Stock Awards (c)	All Other Compensation (d)	Total
James B. Crawford	$116,500	$104,895	$1,331	$222,725
Robert H. Foglesong	110,000	86,785	1,136	197,921
Richard M. Gabrys (e)	58,500	67,552	539	126,591
E. Gordon Gee	113,000	77,294	2,661	192,955
William R. Grant (f)	20,000	122,712	1,267	143,979
Bobby R. Inman	135,750	273,093	7,671	416,514
Daniel S. Loeb (g)	42,000	3,157	598	45,755
Dan R. Moore	135,000	88,821	2,012	225,833
Martha R. Seger (h)	76,500	305,170	7,444	389,114
Todd Q. Swanson (g)	49,000	3,157	598	52,755

(a)	Messrs. Blankenship and Phillips are Massey employees and therefore are not entitled to additional compensation for their services as directors and consequently do not appear in this table.
(b)	Amounts shown represent director fees (i.e. retainer and meeting fees) earned during fiscal year 2007 and include any amounts deferred at the election of the director.
(c)	Amounts shown represent the dollar amounts of the expense recognized in 2007 for financial statement reporting purposes in accordance with Statement of Financial Accounting Standards No. 123R, “Share-Based Payments” (SFAS 123(R)) (excluding estimates for forfeitures related to service-based vesting conditions) for restricted stock and restricted unit awards to non-employee directors, and, accordingly, include amounts from awards granted in and prior to 2007. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by each of the non-employee directors. The assumptions used in the calculation of these award amounts are included in Note 12 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007 and incorporated by reference into this Proxy Statement. The table below provides (i) the actual cash value of restricted units that vested and were paid in cash during 2007 and (ii) the aggregate number of restricted stock awards outstanding as of December 31, 2007 for each of the non-employee directors.

Name	Cash Value of Restricted Units That Vested and Were Paid During 2007	Aggregate Number of Restricted Stock Awards Outstanding at December 31, 2007
James B. Crawford	$12,535	7,678
Robert H. Foglesong	12,525	6,461
Richard M. Gabrys	—	5,500
E. Gordon Gee	—	16,196
William R. Grant	—	—
Bobby R. Inman	78,337	19,110
Daniel S. Loeb	12,535	—
Dan R. Moore	—	12,140
Martha R. Seger	78,337	18,238
Todd Q. Swanson	12,535	—

(d)	Amounts shown represent dividends paid on restricted stock and life insurance premiums allocated to each director. In addition, for each of Mr. Inman and Dr. Seger the amount shown includes the value of 4,056 shares and the value of 2,705 units granted on November 12, 2007 to Mr. Inman and Dr. Seger to provide each of them the awards that they each should have received at time of the spin off from Fluor Corporation. Mr. Inman and Dr. Seger had not previously received these awards as did the other non-employee directors that were serving on the Board of Directors at the time of the spin off from Fluor Corporation.
(e)	Mr. Gabrys was elected to the Board at our 2007 annual meeting on May 22, 2007.
(f)	Mr. Grant passed away on April 15, 2007.
(g)	Messrs. Loeb and Swanson each served as a director until June 13, 2007.
(h)	Dr. Seger served as a director until May 22, 2007.

Messrs Loeb and Swanson each entered into an assignment agreement with Third Point LLC, their employer, as of June 28, 2006, the date they became board members, whereby all their director fees and equity grants were paid directly to Third Point LLC. Based on these assignment agreements that were provided to the Company and approved by the Governance and Nominating Committee, the Company agreed to pay director fees and equity grants owing to Messrs. Loeb and Swanson directly to Third Point LLC. Messrs. Loeb and Swanson departed from the Board of Directors effective as of June 13, 2007, and therefore have not received any director fees since that date.

During 2007, we made the following grants of restricted stock and restricted units to each non-employee director:

NON-EMPLOYEE DIRECTOR GRANTS IN 2007

	Grant Date	Type of Grant		Shares Granted		Units Granted	Grant Date Value (a)
James B. Crawford	2/19/2007	Annual		2,000			$47,840
Robert H. Foglesong	2/19/2007	Annual		2,000			47,840
Richard M. Gabrys	5/22/2007	Initial		4,000		2,750	186,503
	5/22/2007	Annual		1,500	(b)		41,445
E. Gordon Gee	2/19/2007	Annual		2,000			47,840
William R. Grant	2/19/2007	Annual		2,000			47,840
Bobby R. Inman	2/19/2007	Annual		2,000			47,840
	11/12/2007	Initial	(c)	4,056		2,705	195,799
Daniel S. Loeb (d)	2/19/2007	Annual		2,000			47,840
Dan R. Moore	2/19/2007	Annual		2,000			47,840
Martha R. Seger	2/19/2007	Annual		2,000			47,840
	11/12/2007	Initial	(c)	4,056		2,705	195,799
Todd Q. Swanson (d)	2/19/2007	Annual		2,000			47,840

(a)	The amounts shown represent the sum of the number of shares and units multiplied by the closing stock price on the date of grant.
(b)	This amount represents three quarters of the annual grant since Mr. Gabrys was not on the Board of Directors during the first quarter of 2007.
(c)	For each of Mr. Inman and Dr. Seger the amount shown is the value of 4,056 shares and the value of 2,705 units granted on November 12, 2007 to Mr. Inman and Dr. Seger to provide each of them the awards that they each should have received at time of the spin off from Fluor Corporation. Mr. Inman and Dr. Seger had not previously received these awards as did the other non-employee directors that were serving on the Board of Directors at the time of the spin off from Fluor Corporation.
(d)	Messrs. Loeb and Swanson each entered into an assignment agreement with their employer, Third Point LLC, as of June 28, 2006, the date they became board members, whereby all of their respective director fees and equity grants were paid by us directly to Third Point LLC.

Director Independence

The Governance and Nominating Committee undertook its annual review of director independence in February 2008. During this review, the Governance and Nominating Committee considered transactions and relationships between each director or any member of his or her immediate family and Massey and our subsidiaries and affiliates, including those reported under “Certain Relationships and Related Transactions” on page 68. The committee also examined transactions and relationships between directors or their affiliates and members of our senior management or their affiliates. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent under the general independence standards in the listing standards of the NYSE, the exchange on which the Common Stock is listed, and the independence standards set forth in our Corporate Governance Guidelines, which can be found on our website. See “Availability of Restated Certificate of Incorporation, Restated Bylaws, Corporate Governance Guidelines, Code of Ethics, Committee Charters, SEC Filings and Other Materials” on page 77.

As set forth in our Corporate Governance Guidelines, we have adopted the following definition of independence: a director will be considered independent if he/she (a) is free of any relationship that would preclude a finding of independence under the NYSE Corporate Governance Standards as may be in effect from time to time, and (b) does not have any material relationship (either as director or as a partner, stockholder or officer of an organization) with us or any of our affiliates. In evaluating any such relationship, the Board of Directors takes into consideration whether disclosure of the relationship would be required by the proxy rules of the Exchange Act. If disclosure of the relationship is required, the Board of Directors must make a determination that the relationship is not material as a prerequisite to finding that the director is independent. Compliance with the definition of independence is reviewed annually by the Governance and Nominating Committee.

As a result of its review and based on the recommendation of the Governance and Nominating Committee, the Board of Directors affirmatively determined that James B. Crawford, Robert H. Foglesong, Richard M. Gabrys, E. Gordon Gee, Lady Judge, Bobby R. Inman and Dan R. Moore are independent under the general independence tests in the listing standards of the NYSE and the independence standards set forth in our Corporate Governance Guidelines. Don L. Blankenship is not independent because of his employment as our Chief Executive Officer and President. In addition, Baxter F. Phillips, Jr.s not independent because of his employment as our Executive Vice President and Chief Operating Officer. Daniel S. Loeb and Todd Q. Swanson each served as a director until June 13, 2007. Dr. Seger served as a director until her retirement at the 2007 annual meeting on May 22, 2007. At the time Messrs. Loeb and Swanson and Dr. Seger served as directors, the Board of Directors had affirmatively determined that each was independent under the general independence tests in the listing standards of the NYSE and the independence standards set forth in our Corporate Governance Guidelines.

Committees of the Board

The standing committees of the Board of Directors consist of an Audit Committee, Compensation Committee, Executive Committee, Finance Committee, Governance and Nominating Committee, and Safety, Environmental and Public Policy Committee. All of the information regarding the meetings of these committees refers to meetings that took place during 2007. The written charters under which each of these committees operates can be found on our website. See “Availability of Restated Certificate of Incorporation, Restated Bylaws, Corporate Governance Guidelines, Code of Ethics, Committee Charters, SEC Filings and Other Materials” on page 77.

Audit Committee

The principal duties of the Audit Committee are to:

(a)	provide assistance to the Board of Directors in fulfilling its oversight responsibility to the stockholders, potential stockholders and investment community relating to:

•	our accounting, reporting and financial practices, including the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the independent registered public accounting firm’s qualifications and independence; and

•	the performance of our internal audit function and independent registered public accounting firm; and

(b)	prepare the report that SEC rules require to be included in our annual proxy statement.

The Audit Committee’s responsibilities include:

(a)	direct responsibility for the appointment, compensation, retention (or termination) and oversight of the independent registered public accounting firm engaged by us for the purpose of preparing or issuing audit reports and related work;

(b)	approving the audit and non-audit services to be performed by the independent registered public accounting firm and the fees related to such work;

(c)	reviewing with our financial management, internal audit management and independent registered public accounting firm matters relating to internal accounting controls, the internal audit program, our accounting practices and procedures and other matters relating to our financial condition and the financial condition of our subsidiaries;

(d)	reviewing the work of the independent registered public accounting firm that falls outside the scope of their audit engagement for the purpose of determining the independence of the independent registered public accounting firm; and

(e)	reporting to the Board of Directors periodically any conclusions or recommendations the committee may have with respect to such matters.

The members of the Audit Committee are Dan R. Moore (Chairman), James B. Crawford, Robert H. Foglesong and E. Gordon Gee. The Board of Directors has determined that each of the members of the Audit Committee is “independent” under the enhanced independence standards for audit committee members in the Exchange Act, and rules thereunder, as incorporated into the listing standards of the NYSE, and the independence standards set forth in our Corporate Governance Guidelines. Based on the recommendation of the Governance and Nominating Committee, the Board of Directors has also determined that each of the members of the Audit Committee has the requisite financial knowledge to serve as members of the Audit Committee and that Messrs. Crawford and Moore are each an “audit committee financial expert” under the rules promulgated by the SEC under the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). No member of the Audit Committee simultaneously serves on the audit committees of more than two other publicly registered companies. The Audit Committee’s meetings include, executive sessions with management and, whenever it is deemed appropriate, executive sessions with our independent registered public accounting firm and with our internal auditors, in each case without the presence of management. During fiscal 2007, the Audit Committee held eight meetings.

Compensation Committee

The principal duties of the Compensation Committee are to:

(a)	review corporate organizational structures;

(b)	maintain an ongoing review of senior management succession planning;

(c)	keep informed about any life threatening or disabling illness of any officer and recommend to the Board of Directors any steps that should be taken with respect to such illness;

(d)	review and approve corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluate the Chief Executive Officer’s performance in light of those goals and objectives and set the Chief Executive Officer’s compensation level based on this evaluation;

(e)	monitor performance of our officers and group executive officers;

(f)	make recommendations concerning compensation plans;

(g)	recommend officer title changes;

(h)	recommend the election of and salaries for officers and group executive officers, including salary, bonus and incentive awards, and determine and approve incentive awards for other executives and managers;

(i)	review Board of Directors compensation and propose any changes to the Governance and Nominating Committee;

(j)	function as the committee that administers our long-term incentive programs;

(k)	conduct an evaluation of the committee’s performance and review the adequacy of its charter and recommend any changes to the Board of Directors;

(l)	obtain advice and assistance from outside advisors as the committee deems appropriate;

(m)	review and discuss with management the Compensation Discussion and Analysis included in our proxy statement; and

(n)	prepare the annual report on executive compensation to be included in our proxy statement, as required by the Exchange Act.

The members of the Compensation Committee are Bobby R. Inman (Chairman), James B. Crawford, Robert H. Foglesong and Dan R. Moore. William R. Grant, Daniel S. Loeb and Martha R. Seger are former directors who also served as members of the Compensation Committee during 2007. The Board of Directors has determined that each of the members of the Compensation Committee is “independent” under the general independence tests in the listing standards of the NYSE and the independence standards set forth in our Corporate Governance Guidelines. The Compensation Committee held six meetings during 2007. For a discussion of our executive compensation program, see the “Compensation Discussion and Analysis” and “Compensation Committee Report on Executive Compensation” beginning on pages 18 and 38, respectively.

Executive Committee

The Executive Committee exercises all of the power and authority of the Board of Directors in the management of our business and affairs to the extent permitted by Delaware law and the Executive Committee charter. The members of the Executive Committee are Don L. Blankenship (Chairman), James B. Crawford, Richard M. Gabrys, E. Gordon Gee, Bobby R. Inman and Dan R. Moore. The Executive Committee did not meet in 2007.

Finance Committee

The Finance Committee provides assistance to the Board of Directors that relate to the management of our financial affairs. The principal duties of the Finance Committee are to:

(a)	review and evaluate our financial policies and investment strategy;

(b)	review and evaluate management’s plans to manage our exposure to financial risk;

(c)	recommend dividend actions to the Board of Directors;

(d)	recommend stock issuance or stock repurchase actions to the Board of Directors;

(e)	monitor our Investment Committee’s management of the pension fund and other post-retirement benefit obligations; and

(f)	review annual strategic financial plans, including financial measures relating to incentive plans.

The Finance Committee’s responsibilities include:

(a)	review our financial policies, including capitalization, liquidity, credit ratings and financial risk management;

(b)	review our financing plans, including financial transactions, credit capacity, guarantees and credit facilities;

(c)	approve capital spending and approve operating plan and capital expenditure projects in excess of $20 million;

(d)	review and evaluate existing and potential investments, including the financial soundness of potential mergers, acquisitions and dispositions.

(e)	review and discuss with management our most significant financial risks, methods of risk assessment, risk mitigation strategies and the overall effectiveness of our guidelines, policies and systems with respect to risk assessment and management, including policies and procedures for derivative transactions and insurance coverage;

(f)	review and discuss with management our bonding and related collateral requirements;

(g)	review our investor relations activities;

(h)	review and make recommendations concerning dividend policy and dividends to be declared by the Board of Directors;

(i)	review and make recommendations to the Board of Directors concerning stock issuance and stock repurchases;

(j)	review the strategy, the investment policies, the performance and the adequacy of funding for our pension and other post-retirement obligations that are managed by the Investment Committee; and

(k)	discuss with our General Counsel legal matters that may have a material impact on subject financial transactions.

The members of the Finance Committee are Richard M. Gabrys (Chairman), Lady Judge (since February 2008), Dan R. Moore and Baxter F. Phillips, Jr. The Finance Committee held two meetings during 2007.

Governance and Nominating Committee

The primary responsibilities of the Governance and Nominating Committee are to oversee and monitor our corporate governance policies and procedures and to regularly report the results of its activities to the Board of Directors. The principal duties of the Governance and Nominating Committee are to:

(a)	seek out, evaluate and recommend to the Board of Directors qualified nominees for election as directors;

(b)	seek to ensure the independence and quality of the Board of Directors;

(c)	develop and recommend to the Board of Directors our Corporate Governance Guidelines and codes of conduct and ethics applicable to us;

(d)	oversee the annual evaluation of the Board of Directors; and

(e)	consider other matters, including the size and composition of the Board of Directors and committees, directorship practices and other issues of corporate governance.

The members of the Governance and Nominating Committee are James B. Crawford (Chair), Robert H. Foglesong, Richard M. Gabrys, E. Gordon Gee, Bobby R. Inman, Lady Judge (since February 2008), and Dan R. Moore. The Board of Directors has determined that each of the members of the Governance and Nominating Committee is “independent” under the general independence tests in the listing standards of the NYSE and the independence standards set forth in our Corporate Governance Guidelines. During 2007, the Governance and Nominating Committee held four meetings.

Nominating Procedures. The Governance and Nominating Committee considers candidates for Board of Directors membership suggested by its committee members and other Board members, as well as management and stockholders. The committee may also retain a third-party executive search firm to identify candidates upon request of the committee from time to time. A stockholder who wishes to recommend a prospective nominee for the Board of Directors should notify our Corporate Secretary in writing with whatever supporting material the stockholder considers appropriate and in accordance with the provisions and information requirements set forth in our Restated Bylaws relating to stockholder nominations. See “How do I make a stockholder proposal for the 2009 annual meeting?” on page 4. Stockholder nominees whose nominations comply with these procedures will be evaluated in the same manner as the committee’s nominees.

Messrs. Blankenship, Foglesong and Inman were each recommended by the Governance and Nominating Committee for nomination for election at the Annual Meeting to serve a three-year term until their respective successors are elected and qualified, or until their earlier resignation or removal.

Once the Governance and Nominating Committee has identified a prospective nominee, the committee then evaluates the prospective nominee against the standards and qualifications set out in the Governance and Nominating Committee Charter and our Corporate Governance Guidelines, including:

(a)	the ability of the prospective nominee to represent the interests of our stockholders;

(b)	the prospective nominee’s standards of integrity, commitment and independence of thought and judgment;

(c)	the prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other public company boards;

(d)	the extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Board of Directors; and

(e)	the extent to which the prospective nominee helps the Board reflect the diversity of our stockholders, employees and communities.

The Governance and Nominating Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board of Directors, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. After completing this evaluation, the Governance and Nominating Committee makes a recommendation to the full Board of Directors as to the persons who should be nominated by the Board of Directors, and the Board of Directors determines the nominees after considering the recommendation and report of the Governance and Nominating Committee. There is no difference in the manner by which the Governance and Nominating Committee evaluates prospective nominees for director based upon the source from which the individual was first identified.

Safety, Environmental and Public Policy Committee

The principal duties of the Safety, Environmental and Public Policy Committee are to:

(a)	review and make recommendations regarding our policies, programs, position and strategies in relation to safety, environmental and public policy issues deemed significant by the committee or which may be referred to the committee by the Board of Directors or by management;

(b)	review and make recommendations regarding safety, environmental, political, and social trends and issues as they may affect our operations and the operations of our subsidiaries;

(c)	review and make recommendations in respect of our general policy regarding support of business, charitable, educational and political organizations;

(d)	review and make recommendations in respect of our safety, environmental and public policies and practices; and

(e)	review the adequacy of the committee’s charter and recommend any changes to the Board of Directors.

The members of the Safety, Environmental and Public Policy Committee are E. Gordon Gee (Chairman), James B. Crawford, Robert H. Foglesong, Richard M. Gabrys, Lady Judge (since February 2008), Dan R. Moore and Baxter F. Phillips. The Safety, Environmental and Public Policy Committee held five meetings during 2007.

Board and Committee Attendance

During 2007, the Board of Directors held 13 meetings. The independent directors met in executive session without the Chief Executive Officer or any other member of management in connection with each of the regularly scheduled quarterly Board meetings. During 2007, each incumbent director attended at least 75% of the aggregate of all Board meetings and meetings of Board committees on which such director served. All of the directors who were directors at the time of the 2007 annual meeting of stockholders attended the 2007 annual meeting of stockholders in May 2007, with the exception of Mr. Grant (due to illness). Under our Corporate Governance Guidelines, each director is expected to dedicate sufficient time, energy and attention to ensure the diligent performance of his or her duties, including attendance at meetings of our stockholders and the meetings of the Board and committees of which he or she is a member.

Lead Director

The Board of Directors appoints an independent member to be the Lead Director. The Lead Director’s primary responsibility is to ensure that the Board of Directors operates independently of management and that directors and stockholders have an independent leadership contact. The Lead Director presides over the meetings of the independent directors that occur prior to each regularly scheduled meeting of the Board of Directors. On November 15, 2005, the Board of Directors appointed William R. Grant as the Lead Director to a two-year term. On May 16, 2006, the Board of Directors approved Admiral Inman to preside as Interim Lead Director during Mr. Grant’s illness. On May 22, 2007, the Board of Directors appointed Admiral Inman as the Lead Director for a two-year term. Stockholders and other interested persons may contact the Lead Director in the manner described under “Communications with the Board” below.

Communications with the Board

Stockholders and other parties interested in communicating directly with the Lead Director or with the non-management directors as a group may do so by writing to Lead Director, c/o Corporate Secretary, Massey Energy Company, P.O. Box 26765, Richmond, Virginia 23261. Our Corporate Secretary reviews all such correspondence and regularly forwards to the Board of Directors a summary of all such correspondence and copies of all correspondence that, in the opinion of the Corporate Secretary, deal with the functions of the Board of Directors or committees thereof or that the Corporate Secretary otherwise determines requires their attention. Directors may at any time review a log of all correspondence we receive that is addressed to members of the Board of Directors and request copies of any such correspondence. Concerns relating to accounting, auditing, ethics or internal control matters can also be communicated confidentially and generally anonymously (i) by calling the Massey Energy Hotline toll free at 1-888-424-2417; (ii) by mail addressed to: Board of Directors-Audit Committee, c/o Corporate Secretary, Massey Energy Company P.O. Box 26765, Richmond, Virginia 23261; (iii) by mail addressed to: Ethics Hotline, Ref: Massey Energy, PMB 3767, Suite 300, 13950 Ballantyne Corporate Place, Charlotte, North Carolina 28277; or (iv) by e-mail addressed to: massey.hotline@masseyenergyco.com (may not be received anonymously, depending upon how it is sent).

Code of Ethics

We have an Ethics Commitment Agreement, which is applicable to and signed annually by our salaried employees, including the principal executive officer, the principal financial officer and the principal accounting officer. We have a separate Code of Ethics for Senior Financial Officers, which contains provisions specifically applicable to our senior financial officers, including the principal executive officer, the principal financial officer and the principal accounting officer, and a Code of Business Conduct and Ethics for Directors that all directors are expected to sign annually. The Ethics Commitment Agreement, the Code of Ethics for Senior Financial Officers and the Code of Business Conduct and Ethics for Directors are available on our website. See “Availability of Restated Certificate of Incorporation, Restated Bylaws, Corporate Governance Guidelines, Codes of Ethics, Committee Charters SEC Filings and Other Materials” on page 77. We intend to post amendments to or waivers from these ethics agreements (to the extent applicable to our directors, principal executive officer, principal financial officer or principal accounting officer) on our website at www.masseyenergyco.com: Investor Relations, Corporate Governance, Code of Ethics.

Stock Ownership of Directors and Executive Officers

The following information is furnished with respect to our current directors and each of our nominees for director, our named executive officers and all our current directors and executive officers as a group, as to ownership of shares of Common Stock as of March 14, 2008, except as otherwise noted. Our named executive officers include our Chief Executive Officer, our Chief Financial Officer and our three other highest compensated executive officers, and H. Drexel Short, Jr., who would have been one of our three other highest compensated executive officers but for the fact his employment ended with us on July 12, 2007. Each named executive officer or his or her family members had sole voting and investment power with respect to such shares, except as otherwise noted.

		Amount and Nature of Beneficial Ownership
Title of Class	Name of Beneficial Owner	Shares Beneficially Owned	Shares for which Beneficial Ownership can be Acquired within 60 Days (a)	Total Beneficial Ownership	Percent of Class (b)
Massey Energy	Class I Directors
Common Stock,	James B. Crawford	12,121	—	12,121	*
$0.625 Par Value	E. Gordon Gee	22,261	—	22,261	*
	Lady Judge	4,598	—	4,598	*

	Class II Directors
	Richard M. Gabrys	7,509	—	7,509	*
	Dan R. Moore	17,394	—	17,394	*
	Baxter F. Phillips, Jr. (c)(d)	62,173	9,814	71,987	*

	Class III Directors
	Don L. Blankenship (d)	284,235	100,000	384,235	*
	Robert H. Foglesong	10,093	—	10,093	*
	Bobby R. Inman	27,175	—	27,175	*

	Officers
	J. Christopher Adkins	43,161	65,338	108,499	*
	Michael K. Snelling	15,175	16,354	31,529	*
	Eric B. Tolbert	18,413	18,824	37,237	*
	H. Drexel Short, Jr. (e)	50,733	—	50,733	*

	Directors and executive officers as a group (20 persons) (f)	650,014	264,996	915,010	1.14%

(a)	Represents shares of Common Stock that may be acquired through the exercise of options within 60 days of March 14, 2008.
(b)	Calculated based on shares of Common Stock beneficially owned as of March 14, 2008 plus shares deemed outstanding for which beneficial ownership can be acquired within 60 days by that individual or group divided by our shares of Common Stock outstanding as of March 14, 2008, which were 80,549,408. An asterisk (*) indicates that ownership is less than one percent of class.
(c)	Mr. Phillips owns 50,195 shares directly and is the indirect beneficial owner of 3,067 shares through Massey’s Coal Salary Deferral and Profit Sharing Program as of March 14, 2008 and 8,911 shares that are held by his wife.
(d)	Messrs. Blankenship and Phillips are also named executive officers.
(e)	As most recently reported before his departure, Mr. Short owned 48,168 shares directly and was the indirect beneficial owner of 2,565 shares through the Massey’s Coal Salary Deferral and Profit Sharing Program. Mr. Short’s employment ended with us on July 12, 2007.
(f)	Executive officers included in this number are our current executive officers who file statements pursuant to Section 16 of the Exchange Act.

Stock Ownership of Certain Beneficial Owners

Management knows of no person, except as set forth below, who is the beneficial owner of more than 5% of our voting shares. The table sets forth information known to us as of the most recent date, based on filings with the SEC on Schedule 13D or Schedule 13G (unless otherwise indicated), with percentage of ownership calculated using the number of outstanding shares of Common Stock on the dates noted below.

Name and Address of Beneficial Owners	Shares Beneficially Owned		Percent of Class (a)
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	10,962,566	(b)	13.61%

Lazard Asset Management, LLC 30 Rockefeller Plaza New York, NY 10112	9,803,699	(c)	12.17%

FMR LLC 82 Devonshire Street Boston, MA 02109	9,573,141	(d)	11.88%

Barclays Global Investors, N.A.(e) 45 Fremont Street San Francisco, CA 94105	8,197,108	(e)	10.18%

Vanguard Windsor Funds 100 Vanguard Blvd. Malvern, PA 19355	4,306,300	(f)	5.35%

(a)	All percentages are based on 80,549,408 shares of Common Stock outstanding as of March 14, 2008.
(b)	Based solely on Amendment No. 2 to Schedule 13G filed by BlackRock, Inc. with the SEC on February 8, 2008 that indicates BlackRock, Inc. is the beneficial owner of 10,962,566 shares, and has shared voting power over 10,962,566 shares and shared dispositive power over 10,962,566 shares.
(c)	Based solely on Amendment No. 2 to Schedule 13G filed by Lazard Asset Management, LLC with the SEC on February 7, 2008 that indicates Lazard Asset Management, LLC is the beneficial owner of 9,803,699 shares, and has sole voting power over 4,792,461 shares and sole dispositive power over 9,803,699 shares.
(d)	Based solely on Amendment No. 1 to Schedule 13G filed by FMR LLC with the SEC on February 14, 2008 that indicates FMR LLC is the beneficial owner of 9,573,141 shares, and has sole voting power over 1,773,641 shares and sole dispositive power over 9,573,141 shares.
(e)	Based solely on Schedule 13G filed jointly by (i) Barclays Global Investors, NA, (ii) Barclays Global Fund Advisors, (iii) Barclays Global Investors, LTD, (iv) Barclays Global Investors Japan Limited, and (v) Investors Canada Limited (collectively referred to as “Barclays Global”) with the SEC on March 5, 2008 that indicates Barclays Global is the beneficial owner of 8,197,108 shares, and has sole voting power over 6,525,046 shares and sole dispositive power of 8,197,108 shares.
(f)	Based solely on Schedule 13G filed by Vanguard Windsor Funds – Vanguard Windsor II Fund with the SEC on February 14, 2008 that indicates Vanguard Windsor Funds – Vanguard Windsor II Fund is the beneficial owner of 4,306,300 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review of the forms required by Section 16 of the Exchange Act that have been filed during and with respect to our most recently completed fiscal year, we are not aware of any executive officer, director or beneficial owner of more than 10% of our stock that failed to file on a timely basis any Forms 3, 4 or 5, except Mr. Inman who filed one Form 4 that reported the acquisition of stock one day late due to an administrative oversight and Mr. Moore who filed two Form 4s late due to an administrative oversight that each reported the acquisition of phantom stock units representing the value of meeting fees earned and deferred pursuant to the Massey Energy Company Deferred Directors’ Fees Program.

COMPENSATION DISCUSSION AND ANALYSIS

General Philosophy

We compensate our named executive officers in a manner that is meant to attract and retain highly qualified and gifted individuals and to appropriately incentivize and motivate the named executive officers to achieve continuous improvements in company-wide performance for the benefit of our stockholders. We accomplish this through the use of various forms of compensation, the basic components of which are: (i) base salary; (ii) annual cash bonus; (iii) long-term performance-based and service-based cash and equity incentive awards; and (iv) retirement benefits. In certain circumstances, additional incentives and benefits are provided to our named executive officers, and may include perquisites, retention awards, change in control and severance benefits, and supplemental life insurance. Our named executive officers include our Chief Executive Officer, our Chief Financial Officer and our three other highest compensated executive officers, and H. Drexel Short, Jr., who would have been one of our three other highest compensated executive officers but for the fact his employment ended with us on July 12, 2007. We have written employment arrangements with all of our named executive officers, other than Messrs. Tolbert and Short. We believe that by maintaining employment agreements with certain of our named executive officers we enhance our ability to attract and retain the most highly qualified individuals in an extremely competitive environment and further incentivize and motivate them to perform in the best interests of the Company and our stockholders. Our process for determining compensation for our named executive officers involves:

•	assessing the value of the individual and the significance of his contribution to the organization,

•	weighing the risk such individual may be lured away to or by a competitor and the difficulty of replacing such individual,

•	taking into consideration an individual’s experience,

•	reviewing the various components of an individual’s current targeted overall compensation, and

•	comparing the various components of targeted overall compensation with other individuals within Massey.

Other considerations that we take into account when setting compensation are our historic and projected performance, our performance compared to our competitors, actual and projected payouts of incentive pay, industry outlook, and general market conditions.

Outside Independent Compensation Consultant

Periodically, the Compensation Committee retains an outside independent compensation consultant to provide information and advice concerning compensation. The Compensation Committee most recently retained the outside independent consulting firm of Pearl Meyer & Partners (PM&P) in 2006 as part of its review of compensation for setting 2007 targeted overall compensation. The Compensation Committee returned to this analysis for setting 2008 targeted overall compensation. The Compensation Committee retained PM&P to assess our compensation programs and to learn about developments and best practices in executive compensation matters. From time to time, PM&P also provides consulting advice to us outside the scope of executive compensation.

The Compensation Committee considered the surveys prepared by PM&P as part of their analysis in 2006 to aid in the determination of competitive levels of compensation for each of our named executive officers. These surveys included companies that are both larger and smaller than Massey and companies in the coal mining business, including some of the companies in the S&P 600 SmallCap Index and the Bloomberg US Coal Index. The Compensation Committee also utilized executive compensation information compiled from the latest proxy statements of other coal mining and other natural resource mining companies with whom we specifically compared ourselves. The comparator group with which we compared ourselves was comprised of the following companies, which we refer to as our “Comparator Group”:

Allegheny Technologies Inc. Alliance Resource Partners, L.P. Alpha Natural Resources, Inc. AmeriGas Partners, L.P. Arch Coal, Inc.	Carpenter Technology Corporation Cleveland-Cliffs Inc. CONSOL Energy Inc. Foundation Coal Holdings, Inc.	Freeport-McMoran Copper & Gold, Inc. Overseas Shipholding Group, Inc. Peabody Energy Corporation Quanex Corporation

The companies that made up the Comparator Group were selected because they:

•	are engaged in the same or similar industry as the Company, the business of mining,

•	have comparable market capitalization, revenues, assets, number of employees, geographic presence and complexity,

•	draw executive talent from similar labor markets, and

•	are publicly traded.

The Compensation Committee takes into consideration variations or distinctions of each member of the Comparator Group as compared to us (such as market capitalization or size), but does not do so in a formulaic manner (e.g. by assigning specific weights or values to each member of the Comparator Group).

Components of Targeted Overall Compensation

The two main components of our targeted overall compensation for our named executive officers are fixed pay and incentive pay. Fixed pay consists of base salary. Incentive pay consists of compensation that may be earned if certain performance objectives and/or service requirements are met, typically over the course of one to four years, and includes the annual cash bonus and the long-term performance-based and service-based incentive awards. The individual components of fixed pay and incentive pay taken together comprise a named executive officer’s “targeted” overall compensation. Dependent upon whether annual and long-term performance objectives are met or exceeded, a named executive officer’s actual compensation may be below or above such named executive officer’s targeted overall compensation.

The purpose of fixed pay is to provide our named executive officers with a level of financial security and benefits that reflects the executive’s professional status, job function, accomplishments, years of experience, and contributions. The purpose of incentive pay is to provide our named executive officers with incentives to excel at their individual job functions and areas of expertise in a manner that contributes to our overall performance, and to further align the financial interests of our named executive officers with those of our stockholders.

The Compensation Committee takes into consideration amounts paid to similarly situated officers in its Comparator Group, but it does not attempt to maintain a certain target percentile within a comparator group or otherwise solely rely on such data to determine executive compensation. Instead, the Compensation Committee places more emphasis on the specific contributions of the named executive officers and whether such contributions are being fairly and adequately rewarded in a manner that will continue to incentivize and retain such individual in the competitive environment in which we find ourselves at any point in time. The Compensation Committee does not adhere to rigid formulas or necessarily react to short-term changes in business performance in determining the amount and mix of compensation elements. The Compensation Committee incorporates flexibility into its compensation programs and in the assessment process to respond to and adjust for the evolving business environment.

The Compensation Committee strives to achieve an appropriate mix between base salary, annual cash bonus awards and long-term cash and equity incentive awards in order to appropriately and adequately motivate and retain the named executive officers and to meet our objectives. There is not a rigid formula that is applied to each of the named executive officers with respect to the apportionment of various components of compensation. Depending on any unique arrangements that have been made with a named executive officer (e.g. those that have employment agreements) and based upon the participation level that the Compensation Committee has placed a named executive officer in for the annual cash bonus awards or long-term cash and equity incentive awards, the proportion of base salary, annual cash bonus awards and long-term cash and equity incentive awards will vary. As a general matter, the mix of compensation elements is designed both to reward recent results and to motivate long-term performance through a combination of base salary, annual cash bonus awards and long-term cash and equity incentive awards.

From time to time, the Compensation Committee is faced with circumstances in which our employees are offered compensation packages to work elsewhere that are more lucrative than what they are currently being offered by us. When these situations arise, the Compensation Committee must assess whether an effort to retain the employee is warranted, and if so, what additional incentives the Compensation Committee believes to be appropriate.

The percentage of targeted overall compensation that is attributable to fixed pay and the major components of incentive pay (i.e., the annual cash bonus award and the long-term performance-based and service-based incentive awards) varies by each named executive officer and is based in part upon the assessments the Compensation Committee makes with respect to the following questions:

•	What is reasonable fixed pay for a particular position?

•	What is appropriate fixed pay for a particular individual?

•	What is paid in fixed pay to the other named executive officers?

•	What is a reasonable “level” in the Annual Incentive and Long-Term Incentive Programs (as described below) to place a particular position?

•	What is an appropriate “level” in the Annual Incentive Program and Long-Term Incentive Program for a particular individual to be placed?

•	What “level” in the Annual Incentive Program and Long-Term Incentive Program are the other named executive officers placed?

By asking the question “What is reasonable fixed pay for a particular position,” the Compensation Committee considers what companies in the Comparator Group pay for a particular position and what duties and responsibilities a particular position entails with us as compared to a similar position at a Comparator Group company. By asking the question “What is appropriate fixed pay for a particular individual,” the Compensation Committee takes into account the particular accomplishments and expected contributions of a named executive officer as well as his or her relevant talents, abilities, and experience and marketability. By asking the question “What is paid in fixed pay to the other named executive officers,” the Compensation Committee assesses the named executives’ pay in relation to one another, as another means to help make a reasonable determination of the appropriate amount of total compensation. The remaining questions are meant to address these same matters, but related to the “level” of placement of a named executive officer into the Annual Incentive and Long-Term Incentive Programs. Though weights are not assigned to any of these questions, they provide a framework which the Compensation Committee uses to assess the appropriateness of fixed pay and incentive pay awarded each of the named executive officers.

As a general matter, in allocating compensation among fixed pay and incentive pay, we believe that the compensation of our senior-most levels of management – the levels of management having the greatest ability to directly influence our performance – should be more heavily weighted on incentive pay, while lower levels of management with less of an ability to directly influence our performance, should receive a greater portion of their compensation in fixed pay. As detailed below, based on its review, the Compensation Committee believes total compensation for our Chief Executive Officer and each other named executive officer is reasonable.

2007 Targeted Overall Compensation Process

In November 2006, at the request of the Compensation Committee, management prepared its 2007 base salary, 2007 Annual Incentive Program, and 2007 Long-Term Incentive Program recommendations for the Compensation Committee to consider, which covered all of our named executive officers with the exception of Mr. Blankenship. We are party to a 2007 Letter Agreement with Mr. Blankenship (described below under “2007 Letter Agreement with Don L. Blankenship” and on pages 34 and 40 of this Proxy Statement) that includes an annual cash bonus award (referred to as an incentive bonus award), long-term incentive awards, and sets his monthly base salary. Management prepared its recommendations in accordance with the guidelines described above in the sections entitled “General Philosophy” and “Components of Targeted Overall Compensation.” Management’s recommendations to the Compensation Committee took into consideration a named executive officer’s:

•	job function and responsibilities,

•	performance and contribution to us,

•	years of experience,

•	current salary,

•	current participation level in the Annual Incentive and Long-Term Incentive Programs, and

•	base salaries and participation level in the Annual Incentive and Long-Term Incentive Programs of the other named executive officers.

These items are used to help inform management and the Compensation Committee on how to set recommended amounts and levels of fixed pay and incentive pay (the annual cash bonus award and the long-term performance-based and service based incentive awards) for named executive officers in the following manner. An individual’s job function and related responsibilities are reviewed and assessed based upon breadth and depth of responsibility (number of direct reports, areas of oversight, work load). Performance and contribution is evaluated based on proficiency and efficiency, accomplishment of objectives and positive results. The

Compensation Committee considers years of experience only insofar as the years of experience is a proxy for the accumulation of practical knowledge and expertise that cannot be easily obtained or replaced. An individual’s current participation level in the Annual Incentive and Long-Term Incentive Programs is reviewed as a starting place to evaluate whether one’s recent performance warrants continuation in such level or a recommendation to be placed in another level (up or down). A comparison of base salaries and participation level in the Annual Incentive and Long-Term Incentive Programs of the other named executive officers provides one more means to help make a reasonable determination of what level such individual should be placed in going forward. Though weights are not assigned to any of these items, they provide a framework that management uses to determine the appropriateness of fixed pay and incentive pay awarded each of the named executive officers.

Management’s recommendations included a list of proposed participants for each program, the level in which each named executive officer would participate, the monetary values assigned to each level of participation if performance was achieved, the criteria selected to measure performance, the basis for the selection of such criteria, and the threshold, target, and maximum levels of performance selected for such criteria and the basis for such selection. Management also provided the Compensation Committee with the projected costs of the programs assuming targeted performance was achieved and provided a comparison of the costs of the proposed 2007 programs to the 2006 programs. The Compensation Committee reviewed and discussed the recommendations with management prior to approval of the programs, making adjustments as they deemed necessary or appropriate.

For those named executive officers with employment agreements, the 2007 targeted overall compensation was arrived at through a series of discussions and negotiations between each individual and the Compensation Committee. All of the named executive officers, with the exception of Messrs. Tolbert and Short, had an employment agreement in place for all or part of 2007: the 2007 Letter Agreement for Mr. Blankenship and the Retention and Change in Control Agreement effective November 1, 2005 for Mr. Phillips, (described below under “Retention and Change in Control Agreement with Baxter F. Phillips, Jr.” on pages 36 and on page 43 of this Proxy Statement), the Retention and Employment Agreement effective November 13, 2007 for Mr. Adkins (described below under “Retention and Employment Agreement with John Christopher Adkins” on pages 37 and 43 of this Proxy Statement), and the Employment Agreement effective May 25, 2006 for Mr. Snelling (described below under “Employment Agreement with Michael K. Snelling” on pages 37 and 44 of this Proxy Statement).

Clawback Policy

On February 19, 2008, the Board of Directors adopted a Clawback Policy. The Clawback Policy provides that the Board will, to the extent permitted by governing law, require reimbursement of any bonus paid to an executive officer (as such officers are designated by the Board of Directors on an annual basis) where the payment was predicated upon the achievement of certain financial results that are subsequently the subject of a restatement of our financial statements filed with the Securities and Exchange Commission, where in the Board’s view, the executive officer engaged in intentional misconduct that caused or partially caused the need for the restatement, and a lower payment would have been made to the executive officer based upon the restated financial results. In each such instance, the Board will seek to recover the entire bonus of the individual executive officer for the relevant period, plus a reasonable rate of interest.

Section 162(m) Deductibility

Section 162(m) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, generally limits the corporate tax deduction for compensation paid to our named executive officers to $1 million, unless certain requirements are met. We intend to maximize the corporate tax deduction. However, while our incentive compensation programs are designed to facilitate compliance with Section 162(m), the Compensation Committee believes that we must attract and retain qualified executives and that, in some instances, the Compensation Committee may need the flexibility to offer compensation that exceeds the Section 162(m) threshold for deductibility. The Compensation Committee has approved the compensation of certain of our named executive officers recognizing that a portion of that compensation will not be deductible.

Compensation Components

Base Salary.

As discussed above, we want to provide our named executive officers with a basic level of financial security in the form of base salary that reflects their professional status, accomplishments, years of experience, and contributions to us. As of January 1, 2007, the base salaries of our named executive officers were as follows:

Name	Base Salary Amount effective January 1, 2007
Don L. Blankenship	$1,000,000
Baxter F. Phillips, Jr.	560,000
J. Christopher Adkins	360,000
Michael K. Snelling	320,000
Eric B. Tolbert	220,000
H. Drexel Short, Jr.	330,000

The Compensation Committee’s practice generally is to adjust base salaries where appropriate in November of each year for the following year. As described above, the 2007 base salaries for our named executive officers were evaluated as part of an annual assessment conducted by management at the request of the Compensation Committee. Management’s recommendations provided the starting point for the Compensation Committee’s analysis. The Compensation Committee determined 2007 base salaries in accordance with the factors described above. While each of these factors was considered, a specific value was not assigned to any factor. Additionally, a subjective element is used in establishing each named executive officer’s base salary to the extent such duties may be unique and to recognize the demonstrated capabilities of the individual.

Annual Incentive Program.

The Compensation Committee provides our named executive officers with an opportunity to earn additional cash compensation in the form of a cash bonus award based on individual and company-wide performance over a one year time horizon. We believe these annual cash bonus awards provide our named executive officers with an incentive to excel at their individual job function and area of expertise in a manner that contributes to overall company-wide performance, and to further align the financial interests of our named executive officers with those of our stockholders.

Approximately 100 employees, including all of our named executive officers, with the exception of Mr. Blankenship, participated in our 2007 Annual Incentive Program. Mr. Blankenship’s annual cash bonus award was negotiated as part of the 2007 Letter Agreement. Each participant in the Annual Incentive Program is placed in one of several participation levels, with each level corresponding to a certain targeted cash bonus range. At the request of the Compensation Committee, management conducts an annual review of the participation level of all participants to determine the appropriate annual cash bonus amount to be paid participants in each level of the Annual Incentive Program. A participant may earn from zero up to two times such participant’s targeted annual cash bonus, based on the levels of performance for the selected performance criteria. The selected performance criteria include company-wide performance goals, and for certain participants, including all of our named executive officers, specific performance goals related to their job function. In addition, a specified portion of the annual cash bonus is based on the discretion of the Compensation Committee.

For each performance component of the annual cash bonus, the compensation earned by a participant if the threshold level of performance is met is equal to one half of a participant’s targeted annual cash bonus for that portion of his annual cash bonus attributed to such performance component. The compensation earned if the maximum level of company-wide performance is met or exceeded is equal to two times the participant’s targeted annual cash bonus attributed to such performance component. If actual performance falls between the threshold and target levels of performance or between the target and maximum levels of performance, the annual cash bonus earned by a participant for each performance component of the annual cash bonus is prorated between the levels in proportion to the amount of additional performance achieved between the levels. In this manner, a participant is incentivized to exceed a targeted level of performance and is not disincentivized if it becomes apparent during the year that a targeted level of performance can no longer be met, but the threshold level is still achievable.

The achievement of the company-wide performance component and the specific performance component of a participant’s annual cash bonus are confirmed by our Chief Financial Officer and the Chairman of the Compensation Committee and approved by the Compensation Committee. The Compensation Committee may take into account extraordinary, unusual or infrequently occurring events and transactions to adjust the performance goals used to determine whether or not the company-wide performance component and the specific performance components are met. For example, the Compensation Committee may take into account effects of items that were not foreseen or contemplated when the performance goals were set, such as mergers, corporate restructurings, stock splits, or other exceptional, one-time or non-recurring events by backing out the impact of such events on the performance goals being measured. The Compensation Committee selects the specific and the company-wide performance criteria for incentive pay from a list of criteria contained in our stockholder-approved equity plans from which the awards are made. The actual targets for each criteria are set by the Compensation Committee, taking into consideration the Company’s expected performance based upon its plan and recommendations from management. It is the intent of the Compensation Committee that the specific and company-wide performance components of the annual bonus awards to our named executive officers qualify for performance-based compensation for Section 162(m) purposes.

The performance criteria selected for the company-wide performance component of our 2007 Annual Incentive Program was cumulative earnings before interest and taxes, which we refer to as EBIT. We believe EBIT is an appropriate and effective measure of annual company-wide performance because it measures earnings without including the amount of interest or taxes that we pay on a yearly basis which are, for the most part, determined by the financial markets or federal and state governments, but does take into account amounts depreciated and amortized by us each year which are, for the most part, a result of decisions made by our named executive officers.

The 2007 EBIT levels for the performance period, applicable to all of our named executive officers were as follows:

	Threshold Level	Target Level	Maximum Level	2007 Actual
EBIT	$154MM	$204MM	$254MM	$180MM

The threshold level of EBIT performance was set based on a level of performance that was believed to be achievable. The target level of EBIT performance was set based on a level of performance that was believed to be aggressive, but obtainable. The maximum level of EBIT performance was set based on a level of performance that was believed to be realizable upon the actualization of exceptional performance.

As mentioned above, a portion of the participant’s cash bonus is left to the discretion of the Compensation Committee. Management makes recommendations to the Compensation Committee either not to pay any discretionary portion of targeted cash bonus or to pay an amount within a range from zero to two times that portion of targeted cash bonus attributable to the discretion of the Compensation Committee for a particular individual based on an assessment of individual performance, as our financial circumstances permit.

Annual incentive bonuses, if earned, are typically paid on or around February 28th of each year. In order to receive the award, a participant must be employed on the date the bonus is paid.

The Compensation Committee identified certain specific performance goals for Messrs. Phillips, Adkins, Snelling, Tolbert and Short that it believed appropriately reflected areas over which such officers were responsible and positioned to directly influence outcome. For each specific performance measure, each threshold amount was set based on a level of performance believed to be achievable, each target amount was set on a level of performance believed to be aggressive, but obtainable, and each maximum amount was set based on performance that was believed to be realizable upon the actualization of exceptional performance.

The specific performance measures set for Mr. Blankenship’s incentive bonus award were determined by the Compensation Committee in negotiations with Mr. Blankenship as set forth in the 2007 Letter Agreement. The Compensation Committee believed the specific performance measures appropriately reflected areas over which Mr. Blankenship was responsible and positioned to directly influence outcome. For each specific performance measure, each threshold amount was set based on a level of performance believed to be achievable, each target amount was set on a level of performance believed to be aggressive, but obtainable, and each maximum amount was set based on performance that was believed to be realizable upon the actualization of exceptional performance. The various percentages or weights assigned to each component of Mr. Blankenship’s incentive bonus award were based on what the Compensation Committee believed to be the relative importance of such component as compared to the other measures.

The discretionary component of the annual cash bonus is meant to give the Compensation Committee the ability to recognize and affirm the value and contributions of an award recipient apart from company-wide or specific performance measures. This provides the Compensation Committee with a useful mechanism to convey its approval of a recipient’s individual performance. The Compensation Committee does not apply a set formula in determining the discretionary amount awarded to a named executive officer based on individual performance, but takes into consideration a variety of factors, including, (i) contributions made to our on-going and future success, (ii) duties and responsibilities undertaken and acted upon, and (iii) management and leadership provided. In addition, the degree to which the company-wide or specific performance goals of the annual cash bonus award were met is given consideration, insofar as the Compensation Committee makes a determination that factors outside the control of the recipient favorably or unfavorably impacted whether the goals were met, and if so, to what degree (e.g. labor availability, transportation availability, market demand, market prices).

Upon review of each of Messrs. Phillips’, Adkins’, Snelling’s, and Tolbert’s individual performance, the Compensation Committee made the determination that each had made significant contributions to our on-going and future success, carried out the duties and responsibilities of their respective offices in an exemplary manner, and provided strong management and leadership to those under them. The Compensation Committee did not explicitly identify particular factors in making these determinations for each of these individuals, but instead based its assessment on their general knowledge and business judgment. In addition to the foregoing assessment, the Compensation Committee made the determination that Messrs. Phillips and Adkins should receive 96% of the maximum discretionary component of their 2007 annual cash bonus award, Mr. Snelling should receive 81% of the maximum discretionary component of his 2007 annual cash bonus award, and Mr. Tolbert should receive 85.5% of the maximum discretionary component of his 2007 annual cash bonus award to (i) affirm the job each was doing, (ii) recognize that factors outside their control unfavorably impacted the individual’s ability to meet the company-wide and specific performance goals, and (iii) retain them in an extremely competitive environment. The variations in the determinations that were made were based upon the degree to which the Committee believed room for improvement existed. As noted, because Mr. Short’s employment with us terminated prior to the payout for the annual cash bonus, he did not receive such a bonus.

In determining the annual cash bonus for 2007, the Committee did not take into account any extraordinary, unusual or infrequently occurring events and transactions in determining whether or not the company-wide and specific performance components were met.

Annual Cash Bonus Awards for Mr. Blankenship

The threshold, targeted and maximum annual bonus award amounts and actual payout amounts for Mr. Blankenship for fiscal year 2007 were as follows:

	Threshold Bonus	Targeted Bonus	Maximum Bonus	Actual 2007 Payout
Don L. Blankenship	$450,000	$900,000	$2,250,000	$739,339

Under the 2007 Letter Agreement, Mr. Blankenship potentially could have received an annual cash bonus award (referred to as his incentive bonus award) with a target amount of $900,000 if all target performance measures were met. The threshold level of performance for all components would pay out one half of the target amount and the maximum level of performance for all components would pay out 2.5 times the target amount.

The 2007 incentive bonus award for Mr. Blankenship was based 75% on business performance criteria and 25% on strategic objective criteria.

The Compensation Committee established nine business performance criteria that comprised the 75% business performance criteria portion of the incentive bonus award for Mr. Blankenship in his role as President and Chief Executive Officer: (i) EBIT, (ii) produced tons, (iii) produced coal cash cost per ton reduction compared to 2006, (iv) productivity of continuous miners in terms of feet per shift, (v) productivity of longwall operations in terms of feet of retreat per longwall per day, (vi) surface mining productivity in terms of tons per manhour compared to 2006, (vii) earnings per share, (viii) net coal sales, and (ix) non-fatal days lost (calculated as the number of employee work-related accidents times 200,000 hours, divided by the total employee hours worked). The specific business performance criteria followed by the percentage of the overall incentive bonus award it constituted are contained in the table below:

Name		EBIT (10%)	Produced Tons (10%)	Cash Cost/ Ton Reduction (10%)	Continuous Miner Productivity (Feet/Shift) (5%)	Longwall Miner Productivity (Feet of Retreat/ Longwall Day) (5%)	Surface Mining Productivity (Tons/Manhour) (5%)	EPS (15%)	Net Coal Sales (5%)	NFDL Rate (a) (10%)

Don L. Blankenship	Threshold	$154 MM	40 MM	$(0.50)	242	25.0	+2%	$0.90	$2,000 MM	2.50

	Target	204 MM	41.5 MM	(1.00)	250	26.5	+4%	1.40	2,100 MM	2.25

	Maximum	254 MM	43 MM	(2.00)	260	28.0	+6%	1.90	2,200 MM	2.00

(a)	Non-Fatal Days Lost (NFDL) is calculated as the number of employee work-related accidents times 200,000 hours, divided by the total employee hours worked.

The actual results achieved for Mr. Blankenship’s business performance criteria were: (i) $180 million for EBIT, (ii) 39.5 million for produced tons, (iii) $0.77 increase for produced coal cash cost per ton compared to 2006, (iv) 242.5 for productivity of continuous miners in terms of feet per shift, (v) 17.9 for productivity of longwall operations in terms of feet of retreat per longwall per day, (vi) a 2.3% increase for surface mining productivity in terms of tons per manhour compared to 2006, (vii) $1.17 for earnings per share, (viii) $2,054 million for net coal sales and (ix) 2.05 for non-fatal days lost. The business performance criteria for EBIT, productivity of continuous miners in terms of feet per shift, surface mine productivity in terms of tons per manhour, earnings per share and net coal sales were each between the threshold and target amounts. The business performance criteria for non-fatal days lost was between the target and maximum amounts, and the threshold amounts for the three other business performance criteria were not met.

The Compensation Committee also established the following three strategic objective criteria that comprised the 25% strategic objective criteria portion of the incentive bonus award for Mr. Blankenship: (i) successorship, (ii) retention, and (iii) diversity in membership. The specific strategic objective criteria followed by the percentage of the overall incentive bonus award it constituted are contained in the table below:

				Diversity in Membership
		Successorship (5%)	Retention (15%)	SG&A	Other
Name				(5%)
Don L. Blankenship	Threshold	Identify 2 Successors	Voluntary Quits 16%	41%	1.00%

	Target	Identify 2 Successors and have a Plan	Voluntary Quits 14%	45%	1.50%

	Maximum	Identify 3 Successors and have a Plan	Voluntary Quits 12%	48%	2.25%

The actual results achieved for Mr. Blankenship’s strategic objective criteria were (i) identify 3 successors and have a plan (ii) voluntary quits at 14.3% for retention, and (iii) 42% and 1.70% for diversity in membership for SG&A and All other employees, respectively. The strategic objective criterion for successorship was at the maximum amount, the strategic objective criteria for voluntary quits and diversity in membership for SG&A were between the threshold and target amounts, and the strategic objective criterion for diversity in membership for Other employees was between the target and maximum amounts.

Based upon the actual results of the business performance criteria and the strategic objective criteria, the Compensation Committee awarded Mr. Blankenship $739,339 for his 2007 incentive bonus award.

Annual Cash Bonus Award for Mr. Phillips

The threshold, targeted and maximum annual bonus award amounts and actual payout amounts for Mr. Phillips for fiscal year 2007 were as follows:

	Threshold Bonus	Targeted Bonus	Maximum Bonus	Actual 2007 Payout
Baxter F. Phillips, Jr.	$125,000	$250,000	$500,000	$264,000

The 2007 annual cash bonus award for Mr. Phillips was based 50% on specific performance measurements, 25% on our EBIT for fiscal year 2007 and 25% on the discretion of the Compensation Committee.

The Compensation Committee established two specific performance measures for Mr. Phillips in his role as Executive Vice President and Chief Administrative Officer: (i) earnings per share and (ii) net coal sales. The specific performance measurements applicable to Mr. Phillips’ annual cash bonus awards are contained in the table below. Each of Mr. Phillips’ specific performance measurements constituted one half of the specific performance component of his targeted annual cash bonus award.

Name		EPS (50%)	Net Coal Sales (50%)
Baxter F. Phillips, Jr.	Threshold	$0.90	$2,000 MM

	Target	1.40	2,100 MM

	Maximum	1.90	2,200 MM

The actual results achieved for Mr. Phillips’ specific performance measurements were (i) $1.17 for earnings per share and (ii) $2,054 million for net coal sales, which were both between the threshold and target amounts.

The actual level of EBIT achieved for fiscal year 2007 was $180 million, which was between the threshold and target amounts.

The Compensation Committee, upon management’s recommendation, awarded Mr. Phillips 96% of the maximum discretionary amount of the target cash bonus based upon Mr. Phillips’ individual performance in 2007.

Annual Cash Bonus Award for Mr. Adkins

The threshold, targeted and maximum annual bonus award amounts and actual payout amounts for Mr. Adkins for fiscal year 2007 were as follows:

	Threshold Bonus	Targeted Bonus	Maximum Bonus	Actual 2007 Payout
J. Christopher Adkins	$125,000	$250,000	$500,000	$240,477

The 2007 annual cash bonus award for Mr. Adkins was based 50% on specific performance measurements, 25% on our EBIT for fiscal year 2007 and 25% on the discretion of the Compensation Committee.

The Compensation Committee established four specific performance measures for Mr. Adkins in his role as Senior Vice President and Chief Operating Officer: (i) non-fatal days lost (calculated as the number of employee work-related accidents times 200,000 hours, divided by the total employee hours worked), (ii) produced coal cash cost per ton reduction compared to 2006, (iii) productivity of continuous miners in terms of feet per shift, and (iv) productivity of longwall operations in terms of feet of retreat per longwall per day. The specific performance measurements applicable to Mr. Adkins’ annual cash bonus awards are contained in the table below. Each of Mr. Adkins’ specific performance measurements constituted one quarter of the specific performance component of his targeted annual cash bonus award.

Name		NFDL Rate (a) (25%)	Cash Cost/ Ton Reduction (25%)	Continuous Miner Productivity (Feet/Shift) (25%)	Longwall Miner Productivity (Feet of Retreat/ Longwall Day) (25%)

J. Christopher Adkins	Threshold	2.50	$(0.50)	242	25.0

	Target	2.25	(1.00)	250	26.5

	Maximum	2.00	(2.00)	260	28.0

(a)	Non-Fatal Days Lost (NFDL) is calculated as the number of employee work-related accidents times 200,000 hours, divided by the total employee hours worked.

The actual results achieved for Mr. Adkins’ specific performance measurements were (i) 2.05 for non-fatal days lost, (ii) $0.77 increase for produced coal cash cost per ton compared to 2006, (iii) 242.5 for productivity of continuous miners in terms of feet per shift, and (iv) 17.9 for productivity of longwall operations in terms of feet of retreat per longwall per day. The specific performance measure for non-fatal days lost was between the between the target and maximum amounts, the specific performance measure for productivity of continuous miners in terms of feet per shift was between the threshold and target amounts, and the threshold amounts for the two other specific performance measures were not met.

The actual level of EBIT achieved for fiscal year 2007 was $180 million, which was between the threshold and target amounts.

The Compensation Committee, upon management’s recommendation, awarded Mr. Adkins 96% of the maximum discretionary amount of the target cash bonus based upon Mr. Adkins’ individual performance in 2007.

Annual Cash Bonus Award for Mr. Snelling

The threshold, targeted and maximum annual bonus award amounts and actual payout amounts for Mr. Snelling for fiscal year 2007 were as follows:

	Threshold Bonus	Targeted Bonus	Maximum Bonus	Actual 2007 Payout
Michal K. Snelling	$92,500	$185,000	$370,000	$190,891

The 2007 annual cash bonus award for Mr. Snelling was based 50% on specific performance measurements, 25% on our EBIT for fiscal year 2007 and 25% on the discretion of the Compensation Committee.

The Compensation Committee established three specific performance measures for Mr. Snelling in his role as Vice President – Surface Operations of Massey Coal Services, Inc.: (i) non-fatal days lost (calculated as the number of employee work-related accidents times 200,000 hours, divided by the total employee hours worked), (ii) surface tons released, and (iii) surface mining productivity in terms of tons per manhour compared to 2006. The specific performance measurement applicable to Mr. Snelling’s annual cash bonus awards are contained in the table below. Mr. Snelling’s non-fatal days lost, produced tons, and surface miner productivity specific performance measurements constituted twenty-five percent, thirty-seven and one-half percent and thirty-seven and one-half percent, respectively, of the specific performance component of his targeted annual cash bonus award.

Name		NFDL Rate (a) (25%)	Produced Tons (Surface Tons Released) (37.5%)	Surface Mining Productivity (Tons/ Manhour) (37.5%)

Michael K. Snelling	Threshold	2.50	18.2 MM	+2%

	Target	2.25	20.2 MM	+4%

	Maximum	2.00	21.2 MM	+6%

(a)	Non-Fatal Days Lost (NFDL) is calculated as the number of employee work-related accidents times 200,000 hours, divided by the total employee hours worked.

The actual results achieved for Mr. Snellings’ specific performance measurements were (i) 2.05 for non-fatal days lost, (ii) 18.3 million for surface tons released, and (iii) a 2.3% increase for surface mining productivity in terms of tons per manhour compared to 2006. The specific performance measure for non-fatal days lost was between the between the target and maximum amounts and the specific performance measures for surface tons released and surface mine productivity in terms of tons per manhour were each between the threshold and target amounts.

The actual level of EBIT achieved for fiscal year 2007 was $180 million, which was between the threshold and target amounts.

The Compensation Committee, upon management’s recommendation, awarded Mr. Snelling 81% of the maximum discretionary amount of the target cash bonus based upon Mr. Snelling’s individual performance in 2007.

Annual Cash Bonus Award for Mr. Tolbert

The threshold, targeted and maximum annual bonus award amounts and actual payout amounts for Mr. Tolbert for fiscal year 2007 were as follows:

	Threshold Bonus	Targeted Bonus	Maximum Bonus	Actual 2007 Payout
Eric B. Tolbert	$35,000	$70,000	$140,000	$75,938

The 2007 annual cash bonus award for Mr. Tolbert was based 50% on specific performance measurements, 25% on our EBIT for fiscal year 2007 and 25% on the discretion of the Compensation Committee.

The Compensation Committee established two specific performance measures for Mr. Tolbert in his role as Chief Financial Officer: (i) earnings per share, and (ii) management of liquidity. The specific performance measurements applicable to Mr. Tolbert’s annual cash bonus awards are contained in the table below. Each of Mr. Tolbert’s specific performance measurements constituted one half of the specific performance component of his targeted annual cash bonus award.

Name		EPS (50%)	Liquidity (50%)

Eric B. Tolbert	Threshold	$0.90	$400 MM

	Target	1.40	500 MM

	Maximum	1.90	600 MM

The actual results achieved for Mr. Tolbert’s specific performance measurements were (i) $1.17 for earnings per share and (ii) $509 million for management of liquidity (excluding 2007 share repurchases). The specific performance measure for earnings per share was between the threshold and target amounts and the specific performance measure for management of liquidity between the target and maximum amounts.

The actual level of EBIT achieved for fiscal year 2007 was $180 million, which was between the threshold and target amounts.

The Compensation Committee, upon management’s recommendation, awarded Mr. Tolbert 85.5% of the maximum discretionary amount of the target cash bonus based upon Mr. Tolbert’s individual performance in 2007.

Annual Cash Bonus Award for Mr. Short

The threshold, targeted and maximum annual bonus award amounts and actual payout amounts for Mr. Short for fiscal year 2007 were as follows:

	Threshold Bonus	Targeted Bonus	Maximum Bonus	Actual 2007 Payout
H. Drexel Short, Jr.	$92,500	$185,000	$370,000	$0

The 2007 annual cash bonus award for Mr. Short was based 50% on specific performance measurements, 25% on our EBIT for fiscal year 2006 and 25% on the discretion of the Compensation Committee.

The Compensation Committee established two specific performance measures for Mr. Short in his role as Senior Vice President – Group Operations: (i) non-fatal days lost and (ii) tons shipped. The specific performance measurement applicable to Mr. Short’s annual cash bonus awards are contained in the table below.

Name		NFDL Rate (a) (25%)	Tons Shipped (75%)

H. Drexel Short, Jr.	Threshold	2.50	40.0 MM

	Target	2.25	41.5 MM

	Maximum	2.00	43.0 MM

(a)	Non-Fatal Days Lost (NFDL) is calculated as the number of employee work-related accidents times 200,000 hours, divided by the total employee hours worked.

Since Mr. Short departed the Company prior to the payout of the annual bonus, he was not eligible to receive a payout.

Long-Term Incentive Program.

We believe it is important to provide our named executive officers with additional forms of compensation that are longer-term in nature to promote retention, to incentivize sustainable growth and long-term value creation, and to further align the interests of our named executive officers with those of our stockholders. Our long-term incentive program, which we refer to as the LTIP, is a means we use to achieve these ends.

At the request of the Compensation Committee, management recommends to the Compensation Committee a value of targeted compensation for each LTIP level. In addition, at the request of the Compensation Committee, management conducts an annual review of the participation level assigned to each of our named executive officers in the previous year’s LTIP, if applicable, and recommends that each named executive officer be placed in one of several levels, each corresponding to a certain level of targeted long-term compensation. This process is undertaken for each of our named executive officers with the exception of Mr. Blankenship whose long-term incentive compensation was negotiated as part of the 2007 Letter Agreement.

The particular and distinct purpose of long-term incentive awards is to provide our named executive officers with additional forms of compensation that are longer term in nature to promote retention, to incentivize sustainable growth and long-term value creation, and to further align the interests of our named executive officers with those of our stockholders. The components of the LTIP awards consist of:

•	a long-term cash incentive award,

•	a restricted stock award,

•	a restricted unit award, and

•	a non-qualified stock option award.

The long-term cash incentive award is the cornerstone of the LTIP and is a component of every LTIP award. The long-term cash incentive award is designed similarly to the annual cash bonus award, except that it takes into account multi-year performance and requires that the named executive officer remain employed over this time-period. The Compensation Committee believes that a cash award is an appropriate component of the LTIP, providing incentive to earn additional cash if certain performance metrics are met. The restricted stock awards and restricted unit awards are utilized by the Compensation Committee because it believes that these awards further align a participant’s interests with that of our stockholders, incentivizing participants to improve stock price performance over a multi-year period. The restricted unit award is used to help offset the taxes payable by a participant on the restricted stock award that vests on the same date, so that the participant is not forced to sell the vested Common Stock in order to pay the taxes that are due upon vesting. The Compensation Committee believes that as a result, a participant is more likely to hold onto Common Stock, further aligning the participant’s interests with that of our other stockholders over the long term. The non-qualified stock option award is used to provide additional compensation when the price of Common Stock goes up over time. In this manner, a participant only benefits if the stock price increases from the date of the grant. The Compensation Committee believes that the non-qualified stock option awards also aligns a participant’s interest with the long-term interests of our stockholders but without providing value if there is no appreciation in the stock price.

With respect to the breakdown of the various components of the LTIP awards, for each of the named executive officers except Mr. Blankenship, whose 2007 LTIP was negotiated as part of the 2007 Letter Agreement, the Compensation Committee, with input from PM&P, assigned 25% of the total targeted 2007 LTIP Award to the cash incentive award, 50% to the restricted stock and unit grant, and 25% to the non-qualified stock option grant. The Compensation Committee believed that based upon the function served by each component of the LTIP award as discussed above, this was an appropriate allocation of the total targeted 2007 LTIP Award among the various components.

With the exception of significant promotions and new hires, LTIP awards are generally made at the quarterly Compensation Committee meeting occurring in November of each year. The 2007 LTIP awards were granted in November 2006. The LTIP awards are set in November each year to take into account the completion of management and the Board of Directors’ annual strategic review and update of our internal multi-year performance forecast. In addition, this timing enables the Compensation Committee to consider our company-wide performance and each of our named executive officer’s specific performance through the third quarter of the current year and our expectations for the next multi-year period. The LTIP awards are typically made in November, several weeks following the public release of our third-quarter earnings. In addition, the Compensation Committee’s schedule is determined several months in advance and the proximity of any awards to market events is coincidental.

The long-term cash incentive component of the LTIP award is a component of every LTIP participant level. The long-term cash incentive award requires a named executive officer to remain employed during the performance period, typically three years. The features of the long-term cash incentive award are similar to the Annual Incentive Program, except that it is intended to reward performance over a multi-year period. A target level of company-wide performance is determined by the Compensation Committee after taking into account the recommendations of management. A named executive officer may earn a portion of targeted pay if at least a threshold level of company-wide performance is met and may earn more than targeted pay if company-wide performance exceeds a target level. In this manner, the Compensation Committee believes our named executive officers are incentivized to exceed a targeted level of company-wide performance and are not disincentivized if it becomes apparent during the measuring period that a targeted level of company-wide performance can no longer be met, but the threshold level is still achievable.

The performance period of the long-term cash incentive award component of the 2007 LTIP award covers fiscal years 2007 through 2009. The company-wide performance criteria selected for the long-term cash incentive component of the 2007 LTIP award applicable to our named executive officers is cumulative earnings before taxes, which we refer to as EBT. EBT is selected because it is a measurement that management uses to evaluate our ability and success at generating earnings. The threshold, target, and maximum levels of EBT performance that are set by the Compensation Committee are based on percentages of our internal multi-year budget forecast for the 2007-2009 performance period, which is material non-public information that is highly sensitive and not shared with the public.

As with the annual cash bonus awards, the LTIP awards follow our ‘pay for performance’ philosophy. The Compensation Committee believes that the LTIP program causes our executives to focus on overall, long-term generation of earnings that in turn is expected to strengthen financial performance and increase stockholder return.

In November 2006, the Compensation Committee set the threshold level of EBT performance based on a level of performance that was believed to be achievable, the target level of EBT performance based on a level of performance that was believed to be aggressive, but obtainable, and the maximum level of EBT performance based on a level of performance that was believed to be realizable upon the actualization of exceptional performance. The Compensation Committee recognizes that the likelihood of achievement of threshold, target or maximum levels of EBT performance is unpredictable and may differ from year to year, and believes that the payout should be appropriate for the performance achieved. A named executive officer will not receive the long-term cash incentive component of the 2007 LTIP award if the threshold level of EBT is not met; will receive one half of the targeted amount if the threshold level of EBT is met; and will receive two times the targeted amount if the maximum level of EBT is met. If actual performance falls between the threshold and target levels of EBT or between the target and maximum levels of EBT, the long-term cash bonus earned shall be prorated between the levels in proportion to the amount of additional EBT achieved between the levels.

The earn-out of the long-term cash incentive component of the LTIP award for our named executive officers is confirmed by our Chief Financial Officer and the Chairman of the Compensation Committee and approved by the Compensation Committee. The Compensation Committee may take into account extraordinary, unusual or infrequently occurring events and transactions to adjust the performance goals used to determine if the company-wide performance component and the specific performance components are met. For example, the Compensation Committee may take into account effects of items that were not foreseen or contemplated when the performance goals were set, such as mergers, corporate restructurings, stock splits, or other exceptional, one-time or non-recurring events by backing out the impact of such events on the performance goals being measured. The cash incentive component of the LTIP award, if earned, is typically paid on or around March 15th of the year following the relevant performance period. In order to receive the award, a named executive officer must be employed during the performance period, but not necessarily on the date we pay the cash incentive component of the LTIP award.

It is the intent of the Compensation Committee that the long-term cash incentive award component of the LTIP qualify for performance-based compensation treatment under Section 162(m) of the Code.

The long-term cash incentive component of the LTIP awards for all the named executive officers for the 2005-2007 period were based on the achievement of certain levels of EBT. Threshold, target and maximum levels of EBT were set for the 2005-2007 period that were paid out in 2008 (the 2005 LTIP). The level of EBT achieved by the Company during 2005-2007 (as adjusted) fell between the threshold and target levels. The named executed officers were provided a 2005 LTIP award that corresponded to the amount of EBT achieved over the threshold amount. Mr. Short did not receive a 2005 LTIP award since his employment was terminated prior to the completion of the performance period. As permitted by the terms of the LTIP awards, the Compensation Committee did adjust the EBT and EBITDA targets to take into account the effect the financial restructuring we completed in December 2005 had on the results since the restructuring was not contemplated when the measurement goals were set. The 2005 LTIP amounts paid to the named executive officers for performance during 2005- 2007 were as follows: Mr. Blankenship—$262,607, Mr. Phillips – $106,294, Mr. Adkins—$106,294, Mr. Snelling—$50,021, and Mr. Tolbert – $50,021.

The restricted stock and restricted unit components of the LTIP award are forms of equity-based compensation provided to certain LTIP participants, including our named executive officers. The restricted stock and restricted unit components of the LTIP award are service-based and typically vest in equal portions on an annual basis over a three or four year vesting period. The value of the restricted stock and restricted unit components of the LTIP award will correspond to increases or decreases in our stock price. We believe that these awards better align a participant’s interests with that of our stockholders, incentivizing participants to improve stock price performance.

As each portion of the restricted stock component of the LTIP award vests, the restrictions placed on the vested portion lapse and the Common Stock becomes freely tradable by the participant, subject to our trading window policy and state and federal securities laws. As each portion of the restricted unit component of the LTIP award vests, the participant receives a cash payment equal to the closing price value of an equal number of shares of Common Stock on the date of such vesting, or in the event that the stock market is closed on the date of such vesting, the closing price of Common Stock on the immediately preceding trading day. As previously indicated, the purpose of the restricted unit component of the LTIP award is to help offset the taxes payable by the participant on the restricted stock component of the LTIP award that vests on the same date, so that the participant is not forced to sell the vested Common Stock in order to pay the taxes that are due upon vesting. We believe that as a result, a participant is more likely to hold Common Stock, further aligning the participant’s interests with that of our other stockholders over the long-term.

Service-based restricted stock and restricted unit awards do not qualify for performance-based compensation treatment under Section 162(m) of the Code.

The non-qualified stock option component of the LTIP award is another form of equity-based compensation provided to certain LTIP participants, including our named executive officers. Prior to 2006, stock options provided companies with favorable accounting treatment as compared to restricted stock and restricted units. In 2006, the accounting treatment for stock options changed as a result of Statement of Financial Accounting Standards No. 123(R), making the accounting treatment of stock options no more attractive than the treatment of restricted stock and restricted units. Nevertheless, we believe granting stock options to our named executive officers is beneficial because it places additional emphasis on the importance of improving stock price performance within a specific time horizon.

The non-qualified stock option component of the LTIP award is a service-based award that typically vests in equal portions on an annual basis over a three or four year period. After vesting, a participant must exercise his stock options within ten years from the grant date. The value of the stock option to a participant is the difference between the closing stock price on the date of grant and the market price on the date of exercise. In order for a participant to receive value from a stock option award, the market value of the underlying Common Stock must appreciate before the expiration of the stock options, otherwise the option is forfeited. Restricted stock and restricted units, on the other hand, retain value even if the stock price falls below the stock price on the date of grant.

Prior to Fall 2006, we set the grant-date price of the stock option component of the LTIP award based on the average of the high and low market price of our Common Stock on the grant date. We believe that average price valuation is common practice and offers no inherent pricing advantage to a named executive officer or us. Beginning in Fall 2006, however, we changed the method of setting the grant-date price of future stock option awards to be the closing market price of our Common Stock on the date of grant, or in the event the NYSE is closed on such date, the immediately preceding trading day.

Stock options granted at fair market value, as these are, automatically qualify for performance-based compensation treatment under Section 162(m) of the Code.

The proportion of value that any one component comprises of a participant’s LTIP award is dependent upon the level in which the participant is placed. In November 2006, the Compensation Committee awarded the 2007 LTIP awards to our named executive officers comprised of stock options (representing 25% of the total value of the awards), restricted stock and restricted units (representing 50% of the total value of the awards), and a target long-term cash incentive award (representing 25% of the total value of the awards).

Approximately 300 employees, including all of our named executive officers, participated in the 2007 LTIP. Although Mr. Blankenship is a participant in the LTIP, his LTIP awards are set by the Compensation Committee without recommendation from management. Consequently, the proportions that each component of Mr. Blankenship’s 2007 LTIP award make up of the targeted total value of his 2007 LTIP award are determined by the Compensation Committee and are reflected in the 2007 Letter Agreement.

The total targeted 2007 LTIP amount for each of the named executive officers is as follows: Mr. Blankenship—$1,034,830, Mr. Phillips—$500,000, Mr. Adkins—$500,000, Mr. Snelling—$300,000, Mr. Tolbert—$250,000 and Mr. Short $250,000. The value of Mr. Blankenship’s 2007 LTIP was negotiated as a part of the 2007 Letter Agreement. The Compensation Committee determined the total targeted 2007 LTIP amount each of the named executive officers should receive based upon a variety of factors, including management responsibilities, past accomplishments, expected contributions, experience, expertise, tenure and marketability. In particular, the Compensation Committee considered the named executive officer’s 2007 performance as described under “Annual Incentive Program” above. The Compensation Committee also considered the expected contributions of these officers to the accomplishment of our short-term and long-term objectives which are reflected in the targets set for both the annual cash bonus awards and the long-term cash incentive award. In addition, in establishing the LTIP amounts for each of these named executive officers, the Compensation Committee also factored in the extremely competitive environment for executive talent in which the Company competes. Although the Compensation Committee considered all of the foregoing factors, it did not assign a particular weight to each factor. The Compensation Committee set the total targeted 2007 LTIP award amounts for each named executive officer based upon what it believed to be reasonable and appropriate in light of the foregoing assessment and as well as to ensure it was adequate to provide reasonable and appropriate incentives to motivate and retain the individual, and upon the Compensation Committee’s knowledge and experience of the industry and the Company.

The aggregate targeted values of the various components of the 2007 LTIP awards made to our named executive officers are as follows:

Name	Total Targeted 2007 LTIP Award
Don L. Blankenship	$1,034,830
Baxter F. Phillips, Jr.	500,000
J. Christopher Adkins	500,000
Michael K. Snelling	300,000
Eric B. Tolbert	250,000
H. Drexel Short, Jr.	250,000

These amounts are based upon the target value of the long-term incentive cash award, the restricted stock and restricted unit value on the date of grant and the Black-Scholes value of the stock options on the date of grant.

The various components of the 2007 LTIP awards made to our named executive officers are as follows:

	2007 LTIP Grants
	Cash Target ($)	Restricted Stock (#)	Restricted Units (#)	Stock and Unit Value (a) ($)	Stock Options (#)	Black-Sholes Value (a) ($)

Don L. Blankenship	$300,000	12,700	7,300	$476,400	50,000	$258,430
Baxter F. Phillips, Jr.	125,000	6,201	3,909	250,000	12,500	125,000
J. Christopher Adkins	125,000	6,201	3,909	250,000	12,500	125,000
Michael K. Snelling	75,000	3,723	2,343	150,000	7,500	75,000
Eric B. Tolbert	62,500	3,102	1,953	125,000	6,250	62,500
H. Drexel Short, Jr.	62,500	3,102	1,953	125,000	6,250	62,500

(a)	The stock and unit value are based on the value on the date of grant and the Black-Scholes value is based on the value of the stock options on the date of grant.

One-third of each grant of restricted stock, restricted units and stock options vests annually on the anniversary of the date of the grant. Pursuant to the 2007 Letter Agreement, Mr. Blankenship’s options must be exercised in the first twenty days exercise is permissible pursuant to our trading window policy and applicable securities laws following their vesting, otherwise such options will be automatically forfeited.

Retention Awards

In Spring 2006, market conditions created an atmosphere of tremendous competition for our key operational officers. After a thorough review of this issue by the Compensation Committee, the Board of Directors approved the recommendation made by the Compensation Committee to provide additional compensation incentives to four of these officers, including, Messrs. Adkins, Snelling and Short. As a result, Messrs. Adkins, Snelling and Short each received retention cash awards of $150,000 payable on each of January 1, 2007, January 1, 2008 and January 1, 2009, so long as he has been continuously employed by us through such date. In addition, Messrs. Adkins, Snelling and Short were each granted 6,000 shares of restricted stock and 3,780 restricted units, one third of each grant to vest on May 16, 2007, May 16, 2008, and May 16, 2009. Mr. Short left the Company on July 12, 2007 and therefore forfeited the portions of the additional compensation incentives that had not vested.

Deferred Compensation Program

In an effort to attract and retain those employees whose judgment, abilities and experience will contribute to our continued progress, we maintain two deferred compensation programs to permit eligible employees, including our named executive officers, to defer a portion of his or her salary, bonus and incentive awards, and to provide a benefit for such employees whose benefits under our 401(k) Plan are limited by the federal tax laws. Our program allows a named executive officer to defer all or a portion of his salary, bonus and/or incentive award, enabling him to defer paying income taxes on that money until such named executive officer receives a distribution from the program. The program also provides a benefit for participants whose 401(k) contributions and our matching contributions are limited due to annual maximum contribution amounts set by the federal tax laws. Matching contributions made by us under the program generally are made at the same deferral rate as those made to the 401(k) Plan, up to a combined 10% of total eligible compensation (including deferrals into the 401(k) Plan) and subject to the limits imposed by the Code. The program is described in further detail under “Nonqualified Deferred Compensation” on page 59 of this Proxy Statement.

Retirement Benefits

We maintain a defined benefit pension plan, known as the Massey Energy Retirement Plan, which we refer to as the MERP. Each of our named executive officers participates in the MERP. To the extent benefits payable at retirement exceed amounts that may be payable under applicable provisions of the Code, the benefits will be paid under our supplemental executive retirement plan, which we refer to as the SERP. The SERP is a form of a non-qualified pension plan that provides eligible individuals the difference between (i) the benefits they would actually accrue under the MERP but for the maximum benefit limitations and (ii) the limitation on compensation pursuant to the Code that may be recognized under the MERP. The SERP recognizes compensation including those amounts of deferred compensation credited under our deferred compensation programs. The benefits provided by the SERP are paid at the time and in the form corresponding benefits are paid under the MERP. Additional details regarding the MERP and SERP are described in further detail under Retirement Benefits on page 57 of this Proxy Statement.

Supplemental Life Insurance Benefit

Fluor Corporation, our predecessor company, provided specified supplemental life insurance benefits to a select group of its management and highly paid executives through a supplemental benefit plan. The purpose of the supplemental life insurance plan is to provide certain named executive officers with a benefit in the form of life insurance and deferred compensation as part of their targeted overall compensation. Mr. Blankenship participates in this plan. Mr. Short participated in this plan until his employment terminated. This supplemental life insurance benefit for Messrs. Blankenship and Short is further described under “Agreements with Named Executive Officers – Supplemental Life Insurance Agreements” on page 46 of this Proxy Statement.

Change in Control and Severance Benefits

Our named executive officers are eligible for benefits and payments if there is a change in control and employment terminates or is constructively terminated or if employment terminates due to position elimination, as described under “Potential Payments Upon Termination or Change in Control” on page 60 of this Proxy Statement. The purpose of these change in control protections is to retain certain members of management in the face of uncertainty surrounding a potential or actual change in control, by providing a participant with an attractive benefit that would be due and payable to the participant only in the event he continued to work during such uncertainty and subsequently found himself terminated or constructively terminated as a result of a change in control. While we do not believe that a change of control alone is sufficient to trigger a benefit, we do believe providing a participant with a benefit in the event he is terminated or constructively terminated as a result of a change in control is appropriate because it allows our senior management to focus on running our company to maximize stockholder value and mitigate the necessity for management’s attention to be diverted toward finding new employment in the event a change of control occurs. We believe that by providing this potential benefit, we are able to better retain and attract named executive officers and incentivize them to continue in their efforts to contribute to our overall performance in the face of uncertainty.

In addition, we believe that we should provide reasonable severance benefits to employees in the event their positions are eliminated. With respect to our named executive officers, these severance benefits should reflect the fact that it may be difficult for executives to find comparable employment within a short period of time. The terms of the severance agreements we have entered into with our named executive officers are further described under “Potential Payments Upon Termination or Change in Control” on page 60 of this Proxy Statement.

2007 Letter Agreement with Don L. Blankenship

Mr. Blankenship has been the Chief Executive Officer of Massey or our predecessor company, A.T. Massey Coal Company, Inc., since 1992. Under Mr. Blankenship’s leadership, our coal business has grown, not only in earnings, but also in the accumulation of coal reserves. The Compensation Committee believes these accomplishments occurred during challenging times in the coal industry amidst fierce price competition and consolidation. In 1998, another coal industry competitor made an attractive employment offer to Mr. Blankenship. It was in this environment that Fluor Corporation, the then-parent of A.T. Massey, and Mr. Blankenship negotiated and entered into a contract in order to retain his services. After our spin-off from Fluor in November 2000, the Compensation Committee negotiated a similar contract to encourage Mr. Blankenship to continue leading us through April 2005. Prior to the expiration of this arrangement, in February 2005, the Compensation Committee extended Mr. Blankenship’s employment agreement through December 31, 2005. As the expiration of his prior multi-year employment arrangement drew to a close, the Compensation Committee began discussions with Mr. Blankenship to continue his services under a new employment arrangement that would further align his financial interests with those of our stockholders by tying more of his compensation to various performance targets. In December 2005, the Compensation Committee entered into a one-year letter agreement with Mr. Blankenship to continue his employment through 2006. In December 2006, we entered into a new one-year letter agreement with Mr. Blankenship to continue his employment through 2007. The terms of the 2007 Letter Agreement are described under “Agreements with Named Executive Officers – 2007 Letter Agreement with Don L. Blankenship” on page 40 of this Proxy Statement.

PM&P advised the Compensation Committee with respect to the terms of the 2007 Letter Agreement. At the request of the Compensation Committee, PM&P provided the Compensation Committee with a review of the actual total compensation of chief executive officers of several groups of companies. The groups consisted of: (i) the following comparator companies: Allegheny Technologies Inc., Alliance Resource Partners L.P., AmeriGas Partners L.P., Arch Coal Inc., Carpenter Technology Corp.,

Cleveland-Cliffs Inc., Consol Energy Inc., Foundation Coal Holdings Inc., Freeport-McMoran Copper & Gold, Inc., Kaiser Aluminum Corp., Nucor Corporation, Overseas Shipholding Group, Peabody Energy Corp., and Quanex Corporation, (ii) approximately 133 publicly-held companies with similar revenues, and (iii) the top 200 publicly-held companies in the United States (based on revenues). In an effort to provide Mr. Blankenship with a target overall compensation that would incentivize him to continue serving us while at the same time to further align his compensation with company-wide performance, the Compensation Committee determined to tie a significant portion of his compensation package to various company-wide performance measures.

The Compensation Committee negotiated the material terms and conditions of the 2007 Letter Agreement taking into account a variety of factors and considerations:

•	the desire to retain Mr. Blankenship’s services based on his proven leadership,

•	Mr. Blankenship’s past accomplishments at Massey,

•	Mr. Blankenship’s vision and plan for our future prospects,

•	Mr. Blankenship’s vast knowledge and understanding of coal mining in Central Appalachia,

•	Mr. Blankenship’s wealth of experience,

•	the competitive environment for Mr. Blankenship’s services,

•	the past agreements Mr. Blankenship negotiated with our predecessor, and

•	the Compensation Committee’s belief that Mr. Blankenship is uniquely qualified and positioned to successfully address the current challenges and opportunities facing us at the present time.

The Compensation Committee believes that these factors and others strongly favored retaining Mr. Blankenship’s services and would inure to the ultimate benefit of the stockholders.

PM&P estimated the value of the targeted overall compensation reflected in the 2007 Letter Agreement to be approximately $12.2 million, assuming a $25 share price and targeted levels of performance were achieved. PM&P advised the Compensation Committee that a significant amount of Mr. Blankenship’s 2007 compensation was at-risk because it was based upon future performance objectives.

Taking the foregoing and such other information as the Compensation Committee deemed appropriate into consideration, the Compensation Committee entered into the 2007 Letter Agreement, believing the targeted overall compensation to be an adequate reflection of Mr. Blankenship’s value to us and to be significantly based upon achieving company-wide performance results.

The value Mr. Blankenship actualized under the terms of the 2007 Agreement in light of Company performance was the following:

Base Salary	Incentive Award	LTIP Value at Date of Grant (a)	Performance Based Stock Unit Award (b)	Performance Based Incentive Unit Award (c)	Additional Stock Option Award (d)	Retention Cash Award	Split dollar life insurance policy premiums
$ 1,000,000	$739,339	$1,034,830	$4,201,004	$54,626	$1,017,860	$300,000	$27,619

(a)	This amount represents the grant date fair market value of the 2007 LTIP awards ($300,000 cash target award, 50,000 stock options, 12,700 restricted shares and 7,300 restricted units). The 50,000 stock options vest annually in one third increments and must be exercised in the first twenty days exercise is permissible pursuant to our trading window policy and applicable securities laws, otherwise they are forfeited.
(b)	Of the 190,000 units awarded, 117,511 units were earned based upon meeting certain levels of performance as set forth in the 2007 Agreement. The value of this award was calculated by multiplying the number of units earned by the closing price of the Company’s stock on December 31, 2007 which was $35.75.
(c)	Of the 290,000 units awarded, 1,528 units were earned based upon meeting certain levels of performance as set forth in the 2007 Agreement. The value of this award was calculated by multiplying the number of units earned by the closing price of the Company’s stock on December 31, 2007 which was $35.75.
(d)	The amount represents the grant date fair market value of the Additional Stock Option Award of 200,000 options. The 200,000 stock options vested on December 30, 2007 and must be exercised in the first twenty days exercise is permissible pursuant to our trading window policy and applicable securities laws, otherwise they are forfeited.

Special Successor Development and Retention Program

Mr. Blankenship also receives benefits under the Special Successor Development and Retention Program, an agreement entered into in October 1998 between Fluor Corporation and Mr. Blankenship. The Special Successor Development and Retention Program is described under “Agreements with Named Executive Officers – Special Successor Development and Retention Program with Don L. Blankenship” on page 43 of this Proxy Statement.

Retention and Change in Control Agreement with Baxter F. Phillips, Jr.

In the Fall of 2005, Mr. Phillips received an attractive offer from a mining company with whom we compete. In an effort to retain Mr. Phillips’ knowledge, experience and expertise and in recognition of the fact that Mr. Phillips has made, and is expected to continue to make, major contributions to our short-term and long-term profitability, growth and financial strength, the Compensation Committee reviewed his current compensation package, consulted with PM&P, and negotiated a three year arrangement with Mr. Phillips, the terms of which are described under “Agreements with Named Executive Officers – Retention and Change in Control Agreement with Baxter F. Phillips, Jr.” on page 43 of this Proxy Statement.

PM&P advised the Compensation Committee on the proposed three-year compensation arrangement for Mr. Phillips. At the request of the Compensation Committee, PM&P provided the Compensation Committee with a review of the actual total compensation of the second-highest paid executive officers of a comparator group of companies that was comprised of AK Steel Holding Company, Allegheny Technologies Inc., Alliance Resource Partners L.P., Alpha Natural Resources, Inc., AmeriGas Partners L.P., Arch Coal Inc., Carpenter Technology Corp., Cleveland-Cliffs Inc., Commercial Metals Company, CONSOL Energy Inc., Energy Transfer Partners, L.P., Foundation Coal Holdings Inc., Freeport-McMoran Copper & Gold, Inc., Overseas Shipholding Group, Peabody Energy Corp., and Quanex Corporation. In an effort to provide Mr. Phillips with a target overall compensation that would incentivize him to continue serving us for the next three-year period, while at the same time further aligning his compensation with company-wide performance, the Compensation Committee determined to tie a significant portion of his compensation package to various company-wide performance measures.

The reason why the comparator group used by PM&P and the Compensation Committee during the course of the Committee’s negotiations of the 2007 Letter Agreement with Mr. Blankenship was larger and broader in scope than the comparator group used by PM&P and the Compensation Committee during the course of the Committee’s negotiations of the Retention and Change in Control Agreement with Mr. Phillips was due to a variety of factors. The Compensation Committee considered that given Mr. Blankenship’s unique position at the Company and the extremely competitive market for someone with his skill set and experience (even across industries), it was appropriate to consider this broader comparison group to provide additional insight in connection with negotiating the 2007 Letter Agreement. Therefore, the Compensation Committee believed the market for its chief executive officer warranted a broader comparison group. The Compensation Committee believed that the comparison group used for Mr. Phillips’ position was appropriate.

The Compensation Committee negotiated the material terms and conditions of the Retention and Change in Control Agreement taking into account a variety of factors and considerations, including:

•	the advice and surveys prepared by PM&P,

•	the desire to retain Mr. Phillips’ services based on his proven leadership at Massey,

•	Mr. Phillips’ past accomplishments at Massey,

•	Mr. Phillips’ knowledge, experience and understanding of coal mining in Central Appalachia,

•	the existence of a competing offer made to Mr. Phillips for alternative employment from one of our competitors, and

•	the Compensation Committee’s belief that Mr. Phillips plays a critical role in helping management successfully address the current challenges and opportunities facing us at the present time.

The Compensation Committee believed that these factors and others strongly favored retaining Mr. Phillips’ services and would inure to the ultimate benefit of the stockholders.

PM&P estimated the value of the annual targeted overall compensation reflected in the Retention and Change in Control Agreement to be approximately $1.7 million, assuming a $40 share price and targeted levels of performance were achieved. PM&P advised the Compensation Committee that a significant amount of Mr. Phillips’ 2007 compensation was at-risk because it was based upon future performance objectives.

Taking the foregoing and such other information as the Compensation Committee deemed appropriate into consideration, the Compensation Committee on behalf of Massey entered into the Retention and Change in Control Agreement, believing the targeted overall compensation to be an adequate reflection of Mr. Phillips’ value to us and to be significantly based upon achieving company-wide performance results.

Retention and Employment Agreement with J. Christopher Adkins

Throughout 2007, our senior managers continued to be targets of aggressive recruiting by our competitors. In an effort to retain Mr. Adkins’ knowledge, experience and expertise and in recognition of the fact that Mr. Adkins has made, and is expected to continue to make, major contributions to our short-term and long-term profitability, growth and financial strength, the Compensation Committee reviewed his current compensation package, and negotiated a three year arrangement with Mr. Adkins, the terms of which are described under “Agreements with Named Executive Officers – Retention and Employment Agreement with J. Christopher Adkins” on page 43 of this Proxy Statement.

The Compensation Committee negotiated the material terms and conditions of the Retention and Employment Agreement taking into account a variety of factors and considerations, including:

•	the desire to retain Mr. Adkins’ services based on his proven leadership at Massey,

•	Mr. Adkins’ past accomplishments at Massey,

•	Mr. Adkins’ knowledge, experience and understanding of coal mining in Central Appalachia,

•	the Compensation Committee’s belief that Mr. Adkins plays a critical role in helping management successfully address the current challenges and opportunities facing us at the present time.

The Compensation Committee believed that these factors and others strongly favored retaining Mr. Adkins’ services and would inure to the ultimate benefit of the stockholders.

Taking the foregoing and such other information as the Compensation Committee deemed appropriate into consideration, the Compensation Committee on behalf of Massey entered into the Retention and Employment Agreement, believing the targeted overall compensation to be an adequate reflection of Mr. Adkins’ value to us and to be significantly based upon achieving company-wide performance results.

Employment Agreement with Michael K. Snelling

In May 2006, Mr. Snelling received an attractive offer from a mining company with whom we compete. In an effort to retain Mr. Snellings’ knowledge, experience and expertise and in recognition of the fact that Mr. Snelling has made, and is expected to continue to make, major contributions to our short-term and long-term profitability, growth and financial strength, the Compensation Committee reviewed his current compensation package, and negotiated a three year arrangement with Mr. Snelling, the terms of which are described under “Agreements with Named Executive Officers – Employment Agreement with Michael K. Snelling” on page 44 of this Proxy Statement.

The Compensation Committee negotiated the material terms and conditions of Mr. Snelling’s Employment Agreement taking into account a variety of factors and considerations, including:

•	the desire to retain Mr. Snelling’s services based on his proven leadership at Massey,

•	Mr. Snelling’s past accomplishments at Massey,

•	Mr. Snelling’s knowledge, experience and understanding of coal mining in Central Appalachia,

•	the existence of a competing offer made to Mr. Snelling for alternative employment from one of our competitors, and

•	the Compensation Committee’s belief that Mr. Snelling plays a critical role in helping management successfully address the current challenges and opportunities facing us at the present time.

The Compensation Committee believed that these factors and others strongly favored retaining Mr. Snelling’s services and would inure to the ultimate benefit of the stockholders.

Taking the foregoing and such other information as the Compensation Committee deemed appropriate into consideration, the Compensation Committee on behalf of Massey entered into Mr. Snelling’s Employment Agreement, believing the targeted overall compensation to be an adequate reflection of Mr. Snelling’s value to us and to be significantly based upon achieving company-wide performance results.

Perquisites

We annually review any perquisites that our Chief Executive Officer and the other named executive officers may receive. In addition to the cash and equity compensation discussed above, we provide our Chief Executive Officer and the other named executives with the same benefit package available to all salaried employees. The package includes:

•	Health and dental insurance (portion of costs);

•	Basic life insurance;

•	Long-Term disability insurance; and

•	Participation in Massey’s 401(k) plan, including company matching.

We provide additional incentives and benefits in certain circumstances to some of our named executive officers that are described in the Summary Compensation Table on page 39 of this Proxy Statement. Such perquisites include company vehicles and in isolated instances, company housing.

Stock Ownership Guidelines

On February 19, 2008, the Board of Directors adopted Stock Ownership Guidelines that apply to our Chief Executive Officer, the Executive Vice President and Chief Administrative Officer, the Senior Vice President and Chief Operating Officer, the Senior Vice President – Group Operations, and Vice President – Surface Operations (the “Covered Executive Officers”). The minimum stock ownership guideline for our (i) Chief Executive Officer is five times his base salary, (ii) Executive Vice President and Chief Administrative Officer, the Senior Vice President and Chief Operating Officer, and the Senior Vice President – Group Operations is three times each of their respective base salaries, and (iii) Vice President – Surface Operations is two times his base salary.

The guidelines are initially calculated for each Covered Executive Officer using such Covered Executive Officer’s annual base salary and the closing stock price per share of our Common Stock as of the later of (i) the date the guidelines were adopted or (ii) the date an executive became covered by the guidelines. The guidelines will be adjusted for each Covered Executive Officer as of January 1 of each fiscal year using the Covered Executive Officer’s annual base salary then in effect and the closing stock price per share of our Common Stock on such date. The Governance and Nominating Committee may, from time to time, reevaluate and revise the guidelines to give effect to changes in our Common stock or other factors it deems relevant.

Covered Executive Officers are required to achieve the guideline within five years of becoming a Covered Executive Officer, or, in the case of persons who were deemed Covered Executive Officers at the time the guidelines were adopted, within five years of the date of adoption of the guidelines. Once achieved, ownership of the guideline amount must be maintained for as long as the Covered Executive Officer is subject to the guidelines.

The Governance and Nominating Committee has the authority to review each Covered Executive Officer’s compliance (or progress towards compliance) with the guidelines from time to time and, in its sole discretion, to impose such conditions, restrictions or limitations on any Covered Executive Officer as the Governance and Nominating Committee determines to be necessary or appropriate in order to achieve the purposes of the guidelines.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this Proxy Statement with management and, based on such review and discussion, recommended to the Board of Directors that it be included in this Proxy Statement.

Compensation Committee

April 15, 2008	James B. Crawford	Robert H. Foglesong	Bobby R. Inman	Dan R. Moore

The Compensation Committee Report does not constitute solicitation material and shall not be deemed filed or incorporated by reference into any of our filings except to the extent that we specifically incorporate this report by reference therein.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Summary Compensation Table

The following table presents information with respect to the total compensation of our named executive officers for the year ended December 31, 2007.

SUMMARY COMPENSATION TABLE

		Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
		(a)	(b)	(c)	(c)	(d)	(e)	(f)
Name and Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
D. L. Blankenship	2007	1,000,000	300,000	838,129	2,035,146	5,257,576	111,794	386,480	9,929,125
Chairman, Chief Executive Officer and President	2006	1,000,000	300,000	308,300	2,626,137	514,054	322,640	257,291	5,328,422

B.F. Phillips, Jr.	2007	560,000	120,000	428,700	528,377	250,294	467,864	63,978	2,419,213
Executive Vice President and Chief Administrative Officer	2006	550,000	125,000	297,725	481,492	83,417	549,789	49,649	2,137,072

J.C. Adkins	2007	360,000	270,000	401,941	234,696	266,771	4,363	234,067	1,771,838
Senior Vice President and Chief Operating Officer	2006	309,474	275,000	150,216	149,887	141,811	34,722	36,917	1,098,027

M.K. Snelling (g)	2007	320,000	225,000	341,146	124,871	165,912	1,565	22,344	1,200,838
Vice President Surface Mines

E.B. Tolbert	2007	220,000	30,000	121,218	108,956	95,959	6,359	11,499	593,991
Vice President and Chief Financial Officer	2006	189,507	21,000	35,409	68,074	80,334	15,890	18,487	428,701

H.D. Short, Jr.	2007	178,757	0	45,927	0	0	—	36,369	261,053
Senior Vice President, Group Operations	2006	318,971	192,500	114,091	78,354	83,417	60,122	57,759	905,214

(a)	Salary amounts include cash compensation earned by each named executive officer, as well as any amounts earned, but contributed under our 401(k) Plan and/or deferred at the election of the named executive officer under our deferred compensation program. For a discussion of the deferred compensation program and amounts deferred by the named executive officers, including earnings on amounts deferred, please see “Nonqualified Deferred Compensation” starting on page 59 of this Proxy Statement.
(b)	Bonus amounts shown include the discretionary portion of the annual cash bonus award earned by each named executive officer and retention bonuses awarded to each named executive officer, if any. For a discussion concerning the annual cash bonus awards and the retention bonus awards, please see “Compensation Discussion and Analysis” beginning on page 18 of this Proxy Statement.
(c)

The amounts included are the dollar amounts of the expense recognized by us for financial statement reporting purposes in accordance with SFAS 123(R) (excluding estimates for forfeitures related to service-based vesting conditions) and, accordingly, include amounts from awards granted in and prior to the year in which it is reported. These amounts reflect our accounting expense for these awards, and do not correspond to the actual cash value that will be recognized by each of the named executive officers when received. In 2007, for Mr. Short the accounting expense reflected relates to stock and option awards that vested during 2007 and were not otherwise forfeited due to his departure. Assumptions used in the calculation of these award amounts are included in Note 12 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007 and incorporated by reference into this Proxy Statement. The actual value of the restricted stock units that vested and were paid in cash to each of the named executive officers during 2006 are as follows: Mr. Blankenship—$151,063; Mr. Tolbert—$36,725; Mr. Phillips—$72,256; Mr. Adkins—$77,735; and Mr. Short—$64,570. The actual value of the restricted stock units that vested and were paid in cash to each of the named executive officers during 2007 are as follows: Mr. Blankenship—$203,904; Mr. Phillips—$124,792; Mr. Adkins—$115,114; and Mr. Snelling—$74,333;

Mr. Tolbert—$35,287 and Mr. Short—$33,692. Information on individual equity awards granted to the named executive officers is set forth in the section entitled “Grants of Plan Based Awards” on page 48 of this Proxy Statement. Information on actual cash pay-outs on the vesting of restricted stock units is set forth in the section entitled “Option Exercises and Stock Vested” on page 56 of this Proxy Statement.

(d)	The amounts included for 2006 reflect cash awards to the named executive officers based on performance under our annual incentive plan for 2006 and under our long-term incentive plan for the 2004 through 2006 fiscal year performance period. For Mr. Blankenship, the 2006 amount includes $213,750 for the performance-based portion of his incentive bonus award contained in the 2006 Letter Agreement and $300,304 for his LTIP payment. For each of the other named executive officers in 2006, the amounts represent their individual LTIP cash payment since there were no payouts for the performance components of their annual cash bonuses. The amounts included for 2007 reflect cash awards to the named executive officers based on performance under our annual incentive plan for 2007 and under our long-term incentive plan for the 2005 through 2007 fiscal year performance period. For Mr. Blankenship also includes the Performance Based Stock Unit Award and the Performance Based Incentive Unit Award earned during 2007 in accordance with his 2007 Letter Agreement. Mr. Blankenship’s 2007 amount includes $739,339 for the performance-based portion of his incentive bonus award contained in the 2007 Letter Agreement, $262,607 for his LTIP payment, $4,201,004 for his Performance Based Stock Unit Award and $54,626 for his Performance Based Incentive Unit Award. For each of the other named executive officers, the 2007 amounts represent LTIP cash payments in the amounts of $106,294, $146,294, $50,021, 50,021, and $0 for Messrs. Phillips, Adkins, Snelling, Tolbert and Short, respectively, and the performance component of the annual cash bonus in the amounts of $144,000, $120,477, $115,891, $45,938, and $0 for Messrs. Phillips, Adkins, Snelling, Tolbert and Short, respectively. The Compensation Discussion and Analysis portion of this Proxy Statement discusses these awards generally in the section entitled “Annual Incentive Program” beginning on page 22 of this Proxy Statement and in the section entitled “Long-Term Incentive Program” beginning on page 29 of this Proxy Statement.
(e)	The amounts included represent the actuarial increase in the present value of the named executive officers’ benefits under all of our pension plans determined using interest rate and mortality rate assumptions consistent with those used in our financial statements. For additional information on our pension plans, please see “Compensation Discussion and Analysis” beginning on page 18 of this Proxy Statement and the tables entitled “Pension Benefits” on page 58 of this Proxy Statement and “Nonqualified Deferred Compensation” on page 59 of this Proxy Statement. For a full description of the pension plan assumptions used by us for financial reporting purposes, see Note 5 to our consolidated financial statements which is included in our Annual Report on Form 10-K for the year ended December 31, 2007 and incorporated by reference into this Proxy Statement.
(f)	The amount shown in the table below represents the dollar amounts and description of perquisites and other personal benefits provided to the named executive officers during fiscal year 2007. The amount shown in the perquisite column represents the imputed tax benefit of the personal use of company cars, the cost of company provided auto insurance, and personal use of company aircraft. Mr. Blankenship’s perquisite amount includes personal use of company aircraft determined on an incremental cost basis in the amount of $73,684 for 2006 and $184,206 for 2007, the cost of company provided housing and related maintenance services in the amount of $129,584, the personal use of company cars and the cost of company provided auto insurance. Mr. Adkins’ tax gross-ups includes the amount he was reimbursed for the taxes he incurred in connection with the forgiveness of the outstanding principal balance and accrued interest on his residence as discussed in the sections entitled “Retention and Employment Agreement with John Christopher Adkins” beginning on page 43 of this Proxy Statement and “Certain Relationships and Related Transactions” beginning on page 68 of this Proxy Statement.

	Dividends on Restricted Stock	Company Match - Qualified and Non-qualified 401(k) Plans	Tax Gross-Ups	Group Term Life and Split Dollar Premiums	Perquisites	Total
Don L. Blankenship	$6,320	$3,237	$15,934	$45,661	$315,328	$386,480
Baxter F. Phillips, Jr.	2,540	23,052	4,429	10,692	23,265	63,978
J. Christopher Adkins	2,856	11,877	66,560	1,020	151,754	234,067
Michael K. Snelling	1,862	13,285	1,200	2,070	3,927	22,344
Eric B. Tolbert	963	5,217	—	540	4,779	11,499
H. Drexel Short, Jr.	1,501	11,934	—	22,159	775	36,369

(g)	Mr. Snelling was not a named executive officer for the year ended December 31, 2006 and, therefore, only his compensation for fiscal year 2007 is included in the table.

Agreements with Named Executive Officers

2007 Letter Agreement with Don L. Blankenship

As described under “Compensation Discussion and Analysis – 2007 Letter Agreement with Mr. Blankenship” beginning on page 34 of this Proxy Statement, in December 2006, the Compensation Committee entered into a one-year letter agreement with Mr. Blankenship to continue his employment through December 31, 2007. The material terms and conditions of the 2007 Letter Agreement were as follows:

•	a base salary of $83,333 per month or approximately $1,000,000 in the aggregate;

•	a target cash incentive award of $900,000 based on the achievement during fiscal year 2007 of minimum, middle and maximum targets of the following performance criteria:

Criteria	Percent of Total Award
Earnings before interest and taxes	10%
Produced tons	10%
Cash cost per ton reduction compared to 2006	10%
Productivity of continuous miner in terms of feet per shift	5%
Productivity of longwall miner in terms of feet of retreat per longwall per day	5%
Surface mining productivity in terms of tons per manhour compared to 2006	5%
Earnings per share	15%
Net coal sales	5%
Non-fatal days lost (calculated as the number of employee work-related accidents times 200,000 hours, divided by the total employee hours worked)	10%
Successorship	5%
Retention	15%
Diversity in membership	5%

Total	100%

The minimum targets, if met, are paid out at one-half of the mid-target value. The maximum targets, if met, are paid out at two-and-a-half times the mid-target value. For instance, if the minimum target was achieved for the earnings per share criteria then $67,500 would be earned (0.5 x (15% x $900,000)) for that component of the cash incentive award. Conversely, if the maximum target was achieved for non-fatal days lost, then $225,000 would be earned (2.5 x (10% x $900,000)) for that component of the cash incentive award;

•

a long-term incentive award, subject to the terms, conditions and vesting of performance requirements of the November 12, 2006 LTIP awards to the other named executive officers that consisted of the following:

•	a $300,000 target cash incentive award,

•

a non-qualified stock option exercisable for 50,000 shares granted on December 27, 2006, with a grant date price of $23.82 (the closing price of Common Stock on the NYSE on December 27, 2006) that must be exercised by Mr. Blankenship in the first 20 days exercise is permissible pursuant to our trading window policy and applicable securities laws following vesting, otherwise such options are automatically forfeited, and

•	12,700 shares of restricted stock and 7,300 restricted stock units;

•

two performance-based restricted unit awards, one for a total of 120,000 units (assuming the achievement of Level 1 targeted performance for all the performance objectives) and the other for a total of 70,000 units (assuming the achievement of Level 2 targeted performance for all the performance objectives), which will vest, in whole or in part, based on the achievement of the following performance objectives set by the Compensation Committee for fiscal year 2007: earnings before interest and taxes, reduction in cash cost per ton, and productivity by mining type (e.g. continuous miners, longwalls and surface);

•

two performance-based cash incentive awards, one for a total of 90,000 units (assuming the achievement of Level 3 targeted performance for all the performance objectives) and one for a total of 200,000 units (assuming the achievement of Level 4 targeted performance for all the performance objectives) which will be earned, in whole or in part, based on the achievement of the following performance objectives set by the Compensation Committee for fiscal year 2007: earnings before interest and taxes, reduction in cash cost per ton, and productivity by mining type (e.g. continuous miners, longwalls and surface), and will be equal to the number of earned units times the closing market price of Common Stock on the NYSE on the last trading day of 2007;

•

an additional stock option award of 200,000 non-qualified stock options granted on December 28, 2006 with a grant date price of $23.45 (the closing price of Common Stock on the NYSE on December 28, 2006) with service-based vesting on December 30, 2007, that must be exercised by Mr. Blankenship in the first twenty days permissible pursuant to our trading window policy and applicable securities laws following vesting, otherwise such options are automatically forfeited;

•	a retention cash bonus award of $300,000 if Mr. Blankenship is employed through December 30, 2007; and

•	the premium payments on split dollar life insurance policies owned by us with death benefit endorsements payable to Mr. Blankenship, his estate or designated beneficiaries, totaling $4,000,000.

Due to the restrictions set forth in the 2006 Plan, under the 2006 Letter Agreement, the aggregate maximum amount payable with respect to the cash incentive bonus award, the long-term cash incentive award and the two performance-based cash incentive awards described above may not exceed $10,000,000. In addition, notwithstanding the foregoing, the Compensation Committee retains the discretion to cause us to pay or provide for additional or other compensation to Mr. Blankenship for extraordinary performance regardless of the outcome on any performance-based pay contained in the 2006 Letter Agreement provided such extraordinary performance relates to performance that is not based on the performance criteria or goals contained in the 2006 Letter Agreement.

In the event that Mr. Blankenship’s employment with us had terminated between January 1, 2007 and December 30, 2007 for any reason other than for Cause (as such term is defined in the Change in Control Severance Agreement) under circumstances where such cessation of employment is not covered by the Change in Control Severance Agreement, then the we would have had to pay to Mr. Blankenship, or if Mr. Blankenship was deceased, to his estate, 2.5 times the sum of Mr. Blankenship’s annual base salary of $1,000,000 plus Mr. Blankenship’s target cash incentive bonus award of $900,000, unless Mr. Blankenship elected to terminate his employment voluntarily during this period other than for any reason which would constitute “a Constructive Termination Associated With a Change in Control” (as defined, and determined pursuant to the procedure set forth in the Change in Control Severance Agreement, under circumstances where such Constructive Termination is not covered by the Change in Control Severance Agreement).

In the event that Mr. Blankenship’s employment with us had terminated between January 1, 2007 and December 30, 2007 for any reason, all of Mr. Blankenship’s rights with respect to the performance-based restricted unit awards, performance-based cash incentive awards, additional stock option award and retention cash bonus award described above would have terminated and all rights thereunder would have ceased and the payments of life insurance premiums described above would have ceased, except that in the event that Mr. Blankenship had ceased to be employed on or before December 30, 2007 and was entitled to payment and benefits under the Change in Control Severance Agreement, the performance-based restricted unit award of 120,000 units would have vested and become payable based on the closing market price of Common Stock on the NYSE on the date of termination.

In addition to the specific forms of remuneration discussed above, Mr. Blankenship participated in the employment benefit plans and arrangements provided by us to our other employees and was entitled to receive perquisites provided to him in keeping with past practice. For a description of the severance and change in control provisions of the 2007 Letter Agreement, please see “Potential Payments Upon Termination or Change in Control – Severance and Change in Control Payments to Mr. Blankenship” on page 61 of this Proxy Statement.

On November 13, 2007, the Compensation Committee entered into a two-year letter agreement with Mr. Blankenship to continue his employment through December 31, 2009 (2008-2009 Letter Agreement). The material terms and conditions of the 2008-2009 Letter Agreement are described in our Current Report on Form 8-K filed with the SEC on November 19, 2007.

Special Successor Development and Retention Program with Don L. Blankenship

Under the Special Successor Development and Retention Program, an agreement entered into in October 1998 between Fluor and Mr. Blankenship, we are obligated upon Mr. Blankenship’s retirement to provide him title to a company-owned residence and associated property in Sprigg, West Virginia, and to pay an amount to reimburse him for any income taxes owed by him as a result of such title transfer. In March 2006, the residence was valued at approximately $305,000. In addition, the Compensation Committee may authorize such transfer to Mr. Blankenship anytime before his retirement, but only upon the recommendation of Mr. Blankenship which has not occurred to date. Also, under the Special Successor Development and Retention Program, the Compensation Committee agreed to approve Mr. Blankenship’s early retirement at age 55 for the purposes of the SERP.

Retention and Change in Control Agreement with Baxter F. Phillips, Jr.

In Fall 2005, we entered into the Retention and Change in Control Agreement with Baxter F. Phillips, Jr., which we refer to as the “Retention Agreement.” The Retention Agreement covers the three year period from 2006-2008. The material terms of the Retention Agreement are as follows:

•

base salary at an annual rate of $550,000, which may be increased if determined by the Board of Directors to be appropriate in accordance with our customary procedures and practices regarding the salaries of senior executives;

•

annual cash bonus award with a target amount equal to $250,000 for each of the 2006, 2007 and 2008 fiscal years, subject to the terms and conditions set forth by the Compensation Committee for such fiscal year;

•

12,000 shares of restricted stock and 7,560 restricted units, the restrictions on a third of each grant lapsing on November 15, 2006, a third lapsing on November 1, 2007 and the remaining third lapsing on November 1, 2008;

•

50,000 non-qualified stock options with a grant date price of $38.33 (the average of the high and low trading prices of Common Stock on the NYSE on the grant date), that become fully vested and exercisable on November 1, 2008;

•

$600,000 long-term cash incentive bonus, in the event Mr. Phillips remains employed by Massey until November 1, 2008 or upon death, Disability or Change in Control (as defined in the Retention Agreement);

•

the immediate vesting of all equity-based awards of restricted stock and restricted units granted to Mr. Phillips at least one year prior to November 17, 2005, that had not vested on or prior to such date; and

•

pension credit for the annual salary, annual cash bonus awards and long-term cash incentive bonus, paid (or in the event of an Involuntary Termination Associated With a Change in Control, amounts or targets that otherwise would have been paid (as defined in the Retention Agreement)) to Mr. Phillips pursuant to the Retention Agreement in accordance with and subject to the terms set forth therein.

As described in “Compensation Discussion and Analysis” on page 18 of this Proxy Statement, Mr. Phillips also participates in the LTIP. For a description of the severance and change in control provisions of the Retention Agreement, please see “Potential Payments Upon Termination of Change in Control – Severance and Change in Control Benefits for Mr. Phillips” on page 61 of this Proxy Statement.

Retention and Employment Agreement with John Christopher Adkins

On November 13, 2007, we entered into the Retention and Employment Agreement with John Christopher Adkins, which we refer to as the “Adkins Employment Agreement.” The Adkins Employment Agreement provides for an initial three-year term, provided, however, that the Adkins Employment Agreement will continue in effect for a twenty-four month period beyond the initial term if a Change of Control (as defined in the Adkins Employment Agreement) occurs during the initial term. The material terms of the Adkins Employment Agreement are as follows:

•	a minimum base salary of $378,000, subject to increase by the Board of Directors as its deems appropriate;

•

an annual cash bonus award, subject to the terms and conditions set forth by the Compensation Committee, with a target amount equal to $325,000 for the 2008 fiscal year, $350,000 for the 2009 fiscal year, and $375,000 for the 2010 fiscal year or any subsequent fiscal year;

•	an annual discretionary bonus in an amount not to exceed $22,000 to be paid at the discretion of the Chief Executive Officer and President;

•

an annual award under the LTIP and the 2006 Stock and Incentive Plan consistent with other executives at Mr. Adkins’ level with a target award value of not less than $500,000, subject to the terms and conditions set forth (including increases) by the Compensation Committee as it deems appropriate;

•

an annual retention cash award of $150,000 to be paid on each of January 1, 2008, January 1, 2009, and January 1, 2010 provided Mr. Adkins remains continuously employed by us through each of the respective payment dates; and

•	life insurance, D&O insurance, medical and other standard benefits and perquisites provided to senior executives from time to time.

The Adkins Employment Agreement also modified the prior agreement with Mr. Adkins concerning the purchase of his residence so that the entire outstanding principal balance on his residence, together with all accrued interest (that otherwise would have been completely forgiven in accordance with its terms by June 24, 2010), was forgiven on December 31, 2007. Additionally, under the Adkins Employment Agreement Mr. Adkins was reimbursed for the taxes incurred by Mr. Adkins in connection with the forgiveness of the outstanding principal balance and accrued interest.

The Adkins Employment Agreement further provides that following a termination by us for any reason other than Cause (as defined, and determined pursuant to the procedure in Mr. Adkins’ Change in Control Agreement, dated December 21, 2005) under circumstances where such cessation of employment is not covered by the Change in Control Agreement, Mr. Adkins (or his estate if he is deceased) will be entitled to a lump sum payment equal to 2.5 times the sum of Mr. Adkins’ base salary of $378,000 plus Mr. Adkins’ annual cash bonus target amount in effect for the fiscal years remaining under the Adkins Employment Agreement in which Mr. Adkins’ termination date occurs, unless Mr. Adkins elects to terminate his employment voluntarily during the term of the Adkins Employment Agreement other than for any reason that would constitute a Constructive Termination Associated with a Change in Control (as defined, and determined pursuant to the procedure, in the Change in Control Agreement, under circumstances where such Constructive Termination is not covered by the Change in Control Agreement).

The Adkins Employment Agreement provides that in the event Mr. Adkins’ employment ceases, then, for a period of one year following such termination, Mr. Adkins may not directly or indirectly engage in (whether as an employee, consultant, proprietor, partner, director or otherwise), or have any ownership interest in, or participate in a financing, operation, management or control of, any person, firm, corporation or business that is a Restricted Business (as defined in the Adkins Employment Agreement) in a Restricted Territory (as defined in the Adkins Employment Agreement) without the prior written consent of the Board. Additionally, the Adkins Employment Agreement provides that in the event Mr. Adkins’ employment ceases, then, for a period of one year following such termination, Mr. Adkins may not (i) solicit, encourage or take any other action which is intended to induce any other of our employees, suppliers or customers, of us or any of our subsidiaries to terminate his employment or relationship with us or any subsidiary of ours; or (ii) interfere in any manner with the contractual or employment relationship between us and any such employee, supplier or customer of the us or any subsidiary.

As described in “Compensation Discussion and Analysis” on page 18 of this Proxy Statement, Mr. Adkins also participates in the LTIP. The Adkins Employment Agreement does not modify Mr. Adkins’ Change in Control Agreement, dated December 21, 2005, described under “Potential Payments Upon Termination of Change in Control – Change in Control Benefit for Named Executive Officers” on page 62 of this Proxy Statement.

Employment Agreement with Michael K. Snelling

On May 25, 2006, we entered into the Employment Agreement with Michael K. Snelling, which we refer to as the “Snelling Employment Agreement.” The Snelling Employment Agreement provides for an initial three-year term, provided, however, that the Snelling Employment Agreement will automatically terminate if Mr. Snelling is employed by us or any subsidiary at the time a Change in Control (as defined in the Snelling Employment Agreement) occurs. The material terms of the Snelling Employment Agreement are as follows:

•	base salary beginning on June 1, 2006, at an annual rate of $320,000, subject to increase by the Board of Directors as its deems appropriate;

•

an annual cash bonus award with a target amount equal to $185,000 for each of the 2007, 2008 and 2009 fiscal years, which amount may be increased at the discretion of the Compensation Committee and each annual bonus is subject to the terms and conditions set forth by the Compensation Committee for such fiscal year;

•	an annual award under the LTIP and the 2006 Stock and Incentive Plan consistent with other executives at Mr. Snelling’s level; and

•	life insurance, D&O insurance, medical and other standard benefits and perquisites provided to senior executives from time to time.

The Snelling Employment Agreement further provides that following a termination by us for any reason other than Cause (as defined in the Snelling Employment Agreement), death, Disability (as defined in the Snelling Employment Agreement) or termination by Mr. Snelling for Good Reason (as defined in the Snelling Employment Agreement) under circumstances where such cessation of employment is not covered by Mr. Snelling’s Change in Control Agreement, dated May 25, 2006, Mr. Snelling will receive the following payments:

•

Mr. Snelling’s remaining base salary at the rate in effect in effect on his termination date to the end of the term, but in no event will the aggregate amount of such payments exceed 2.5 times Mr. Snelling’s base pay rate in effect as of the termination date;

•	a lump sum cash payment equal to Mr. Snelling’s Retention Cash Awards (as defined in the Snelling Employment Agreement) that are unpaid as of the termination date;

•

a lump sum cash payment equal to the sum of (A) any earned annual cash bonus award for fiscal year 2006, 2007 or 2008 that is unpaid prior to Mr. Snelling’s termination date (determined without regard to any requirement that Mr. Snelling remain employed until the regular payment date therefore) and (B) any and all target annual cash bonus awards for each of fiscal years 2006, 2007, and 2008 that has not ended prior to Mr. Snelling’s termination date plus five-twelfths of Mr. Snelling’s target annual cash bonus award for fiscal year 2009;

•

a lump sum cash payment equal to the sum of (A) any earned long-term cash incentive bonus award for a long-term performance period that contains fiscal year 2006, 2007 or 2008 and that has ended prior to Mr. Snelling’s termination date that is unpaid as of the termination date (determined without regard to any requirement that Mr. Snelling remain employed until the regular payment date therefore) and (B) any and all target long-term cash incentive bonus awards for each of the long-term performance periods that contain, as a last year of measurement, fiscal year 2006, 2007, or 2008, that has not ended prior to Mr. Snelling’s termination dated, plus 29/36 of the target amount for the long-term performance period that contains, as a last year of measurement, fiscal year 2009;

•

all outstanding equity-based awards granted to Mr. Snelling prior to or during the term of the Snelling Employment Agreement, but prior to the termination date, including but not limited to stock options, restricted stock and restricted units, that otherwise would vest during the term of the Snelling Employment Agreement, will automatically vest on Mr. Snelling’s termination date; and

•

from the day following the termination date to the end of the term, Mr. Snelling will continue to receive the medical coverage in effect on his termination date (or generally comparable coverage) for himself and, if applicable, his spouse and dependents, as if Mr. Snelling has continued employment during such period or, as an alternative, we may elect to pay Mr. Snelling is cash in lieu of such coverage in an amount equal to Mr. Snelling’s reasonable after-tax cost of continuing comparable coverage, where such coverage may not be continued by us (or where such continuation would adversely affect the tax status of the plan pursuant to which coverage is provided).

As described in “Compensation Discussion and Analysis” on page 18 of this Proxy Statement, Mr. Snelling also participates in the LTIP. The Snelling Employment Agreement does not modify Mr. Snelling’s Change in Control Agreement, dated May 25, 2006, described under “Potential Payments Upon Termination of Change in Control – Change in Control Benefit for Named Executive Officers” on page 62 of this Proxy Statement.

Supplemental Life Insurance Agreements

In 2005, we generally updated the supplemental life insurance plan and the plan agreements of Mr. Blankenship and Mr. Short to comply with rules and regulations promulgated under the American Jobs Creation Act of 2004 and codified in the Code, as well as to make us the sponsor of the plan. The Massey Executives’ Supplemental Benefit Plan, as amended and restated (the “Supplemental Benefit Plan”) was filed on the Current Report on Form 8-K with the SEC on January 5, 2006, along with updated supplemental benefit plan agreements for Messrs Blankenship and Short. Upon his departure on July 12, 2007, Mr. Short’s benefits under the Supplemental Benefit Plan terminated.

The Supplemental Benefit Plan is a combined life insurance and deferred compensation plan providing the following mutually exclusive benefits:

•	a pre-retirement insured death benefit;

•	a retirement benefit of:

•	a post-retirement death benefit that may or may not be insured,

•	a lump sum payment at retirement, or

•	a salary continuation benefit; or

•	if permitted by the administrative committee, a joint and survivor insurance death benefit.

In the event of an adverse employment change within three years after a change in control (as defined in the Supplemental Benefit Plan), the lump sum benefit will be paid in lieu of any other benefit.

If Mr. Blankenship dies prior to the date upon which the endorsement benefits cease and prior to experiencing a termination of employment, then a pre-retirement death benefit will be paid in the amount(s) set forth in Mr. Blankenship’s agreement. The pre-retirement death benefit will be paid to Mr. Blankenship’s beneficiary no later than six months after the date the administrator is provided with proof that is satisfactory to the insurer and the administrative committee of such participant’s death.

Subject to Mr. Blankenship’s continuous employment from the effective date of his Supplemental Benefit Plan agreement until his retirement and provided he has not elected the joint and survivor death benefit, Mr. Blankenship has the right to elect one of the forms of retirement benefit as noted above.

If Mr. Blankenship does not make an election, then he will be deemed to have elected the post-retirement death benefit. If Mr. Blankenship elects to receive the post-retirement death benefit, his beneficiary will receive a stated death benefit amount at Mr. Blankenship’s death payable by us (but not under the insurance policies) that supported the benefit during employment). Mr. Blankenship’s post-retirement death benefit will be paid to his beneficiary upon his death in a lump sum. If Mr. Blankenship elects the lump sum, it will be paid six months after the date of his retirement. If Mr. Blankenship elects to receive the salary continuation benefit, he will be paid his benefit in 120 equal payments over a period of 120 months commencing six months after the date of his retirement. If Mr. Blankenship elects the salary continuation benefit and dies before the end of the 120-month payment cycle, the remaining payments will be paid to his beneficiary in the same manner.

In the event that the administrative committee determines that Mr. Blankenship has experienced a disability, then, regardless of any election by Mr. Blankenship to the contrary and except as otherwise provided in the Supplemental Benefit Plan, the only benefit payable with respect to Mr. Blankenship will be the pre-retirement death benefit; provided, however, that such benefit will be payable pursuant to the Supplemental Benefit Plan only if Mr. Blankenship dies on or before the second anniversary of the date he becomes disabled. After such date, our obligation to provide any benefit whatsoever with regard to Mr. Blankenship under the Supplemental Benefit Plan will terminate, unless the administrative committee determines that Mr. Blankenship’s disability for purposes of the Supplemental Benefit Plan is an approved early retirement in which case Mr. Blankenship will be deemed for purposes of the calculation of any elected lump sum benefit or salary continuation benefit to be retiring on the second anniversary of the disability.

If Mr. Blankenship experiences an adverse change of employment condition (as defined in the Supplemental Benefit Plan) within 36 months following a change in control event (as defined in the Supplemental Benefit Plan), he will be deemed to have experienced an approved early retirement as of the date of such adverse change of employment condition. Consequently, payment will be made six months after the occurrence of such event in the form of a lump sum benefit, notwithstanding Mr. Blankenship’s retirement benefit election.

The terms and conditions of the Supplemental Benefit Plan are not deemed to constitute a contract of employment between Massey and Mr. Blankenship. Nothing in the Supplemental Benefit Plan is deemed to give Mr. Blankenship the right to be retained in our service or to interfere with our right to discipline or discharge a participant at any time.

The agreement with Mr. Blankenship provides him with an insured pre-retirement death benefit totaling $4,000,000. The agreement with Mr. Blankenship provides him with a choice between a post-retirement death benefit totaling $4,000,000, a lump sum payment in the event of retirement at age 65 of $1,130,629 (with lower amounts for earlier retirement ages), or a salary continuation benefit in the event of retirement at age 65 of $18,241 per month for 120 months (with lower amounts for earlier retirement ages). The benefit elections made available to Mr. Blankenship in his agreement are those described in the Supplemental Benefit Plan above, with the following exceptions: the post-retirement death benefit will also be insured until age 65, and unless waived by us, if Mr. Blankenship elects and has the post-retirement death benefit in effect after his termination of employment, Mr. Blankenship agrees to reimburse us for the economic benefit (as determined for federal income tax purposes) provided to him by us for continued insurance coverage until age 65. We may agree in writing to waive the reimbursement requirement at any time. The agreement grants Mr. Blankenship a right to an approved early retirement that vests his retirement benefit, provided he actually severs from employment with Massey for reasons other than death prior to age 65.

Grants of Plan-Based Awards

The following table presents information regarding grants of plan-based awards to the named executive officers during the fiscal year ended December 31, 2007 as well as certain other grants made during 2006 that related to fiscal year 2007. In addition, because we entered into the 2007 Letter Agreement with Mr. Blankenship in December 2006, we show those awards.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (a)			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (b)	All Other Option Awards: Number of Securities Underlying Options (c)	Exercise or Base Price of Option Awards (d)	Grant Date Fair Value of Stock and Options Awards (e)
		Threshold	Target	Maximum	Threshold	Target		Maximum
		($)	($)	($)	(#)	(#)		(#)	(#)	(#)	($/Sh)	$
D.L. Blankenship	12/27/2006	150,000	300,000	600,000
	12/27/2006								12,700			302,514
	12/27/2006								7,300			173,886
	12/27/2006									50,000	23.82	258,430
	12/27/2006					120,000	(f)					2,858,400
	12/27/2006					70,000	(g)					1,667,400
	12/27/2006					90,000	(h)					2,143,000
	12/27/2006					200,000	(i)					4,762,222
	12/28/2006									200,000	23.45	1,017,860

	11/13/2007	450,000	900,000	2,250,000
	11/13/2007	150,000	300,000	600,000
	11/13/2007									50,000	30.24	340,070
	11/13/2007									200,000	30.24	1,360,280
	11/13/2007								12,700			384,048
	11/13/2007								7,300			220,752
	11/13/2007					120,000	(j)					3,628,800
	11/13/2007					70,000	(k)					2,116,800
	11/13/2007					90,000	(l)					2,721,600
	11/13/2007					200,000	(m)					6,048,000

B.F. Phillips, Jr.	11/12/2006	62,500	125,000	250,000
	11/12/2006								6,201			153,531
	11/12/2006								3,909			96,670
	11/12/2006									12,500	24.73	123,953

	2/19/2007	125,000	250,000	500,000
	11/11/2007	162,500	325,000	650,000
	11/12/2007								7,899			228,755
	11/12/2007								5,050			146,248
	11/12/2007									10,204	28.96	124,999

GRANTS OF PLAN-BASED AWARDS (CONTINUED)

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (a)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (b)	All Other Option Awards: Number of Securities Underlying Options (c)	Exercise or Base Price of Option Awards (d)	Grant Date Fair Value of Stock and Options Awards (e)
		Threshold	Target	Maximum	Threshold	Target	Maximum
		($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	$
J.C. Adkins	11/12/2006	62,500	125,000	250,000
	11/12/2006							6,201			153,351
	11/12/2006							3,909			96,670
	11/12/2006								12,500	24.73	123,953

	2/19/2007	125,000	250,000	500,000
	11/11/2007	162,500	325,000	650,000
	11/12/2007	62,500	125,000	250,000
	11/12/2007							5,266			152,503
	11/12/2007							3,367			97,508
	11/12/2007								10,204	28.96	124,999

M.K. Snelling	11/12/2006	37,500	75,000	150,000
	11/12/2006							3,723			92,070
	11/12/2006							2,343			57,942
	11/12/2006								7,500	24.73	75,000

	2/19/2007	92,500	185,000	370,000
	11/11/2007	105,000	210,000	420,000
	11/12/2007	35,000	75,000	150,000
	11/12/2007							3,160			91,514
	11/12/2007							2,020			58,499
	11/12/2007								6,122	28.96	74,995

E.B. Tolbert	11/12/2006	31,250	62,500	125,000
	11/12/2006							3,102			76,712
	11/12/2006							1,953			48,298
	11/12/2006								6,250	24.73	61,976

	2/19/2007	35,000	70,000	140,000
	11/11/2007	35,000	70,000	140,000
	11/12/2007	31,250	62,500	125,000
	11/12/2007							2,633			76,252
	11/12/2007							1,683			48,740
	11/12/2007								5,102	28.96	62,500

GRANTS OF PLAN-BASED AWARDS (CONTINUED)

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (a)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (b)	All Other Option Awards: Number of Securities Underlying Options (c)	Exercise or Base Price of Option Awards (d)	Grant Date Fair Value of Stock and Options Awards (e)
		Threshold	Target	Maximum	Threshold	Target	Maximum
		($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	$
H.D. Short, Jr.	11/12/2006	31,250	62,500	125,000
	11/12/2006							3,102			76,712
	11/12/2006							1,953			48,298
	11/12/2006								6,250	24.73	61,976

	2/19/2007	92,500	185,000	370,000

(a)	Represents the 2007 and 2008 annual cash incentive awards for each of the named executive officers, except for Mr. Blankenship, set by the Compensation Committee on February 19, 2007 and November 11, 2007, respectively. For additional information with respect to the annual cash incentive awards please see “Compensation Discussion and Analysis” beginning on page 18. Mr. Blankenship’s 2007 incentive cash bonus award was made on December 20, 2006, pursuant to the 2007 Letter Agreement and is based on the achievement of many different criteria described in the section entitled “Agreements with Named Executive Officers – 2007 Letter Agreement with Don L. Blankenship” beginning on page 40. Mr. Blankenship’s 2008 incentive cash bonus award was made on November 13, 2007 pursuant to the 2008-2009 Letter Agreement with Don L. Blankenship as described in our Current Report on Form 8-K filed on November 19, 2007. The long-term incentive cash awards for each of the named executive officers, except for Mr. Blankenship, for the fiscal years 2007–2009 (2007 LTIP) and for the fiscal years 2008-2010 (2008 LTIP) were granted by the Compensation Committee on November 12, 2006 and November 12, 2007, respectively. For additional information with respect to the long-term incentive cash awards please see “Compensation Discussion and Analysis” beginning on page 29 and “Agreements with Named Executive Officers – 2007 Letter Agreement with Mr. Blankenship” beginning on page 40. Mr. Blankenship’s long-term incentive cash award for the fiscal years 2007-2009 was granted on December 27, 2006 pursuant to the 2007 Letter Agreement. Mr. Blankenship’s long-term incentive cash award for the fiscal years 2008-2010 was granted on November 13, 2007 pursuant to the 2008-2009 Letter Agreement.
(b)	Represents the 2007 and 2008 LTIP awards of restricted stock and restricted units made to each of the named executive officers, except Mr. Blankenship, on November 12, 2006 and November 12, 2007, respectively. Mr. Blankenship’s 2007 LTIP awards of restricted stock and restricted units were made pursuant to the 2007 Letter Agreement on December 27, 2006. Mr. Blankenship’s 2008 LTIP awards of restricted stock and restricted units were made pursuant to the 2008-2009 Letter Agreement on November 13, 2007. Each of the 2007 LTIP awards vest in three equal annual installments on November 12, 2007, November 12, 2008, and November 12, 2009, except for Mr. Blankenship whose 2007 LTIP awards vest in three equal installments on December 30, 2007, November 12, 2008, and November 12, 2009. Each of the 2008 LTIP awards vest in three equal annual installments on November 12, 2008, November 12, 2009, and November 12, 2010, except for Mr. Blankenship whose 2008 LTIP awards vest in three equal installments on November 13, 2008, November 12, 2009, and November 12, 2010. For general information with respect to the LTIP awards, please see “Compensation Discussion and Analysis” beginning on page 29 of this Proxy Statement.
(c)	For Mr. Blankenship, the 2007 amounts represent (i) options for 50,000 shares of Common Stock granted pursuant to the 2007 Letter Agreement that vest in three equal annual installments on December 30, 2007, November 12, 2008, and November 12, 2009, that must be exercised in the first twenty days exercise is permissible pursuant to our trading window policy and applicable securities laws following their vesting, otherwise such options will be automatically forfeited, and (ii) options for 200,000 shares of Common Stock granted pursuant to the 2007 Letter Agreement that vested on December 30, 2007, and had to be exercised in the first twenty days exercise was permissible pursuant to our trading window policy and applicable securities laws, otherwise such options would have been automatically forfeited. For Mr. Blankenship, the 2008 amounts represent (i) options for 50,000 shares of Common Stock granted pursuant to the 2008-2009 Letter Agreement that vest in three equal annual installments on November 13, 2008, November 12, 2009, and November 12, 2010, that must be exercised in the first twenty days exercise is permissible pursuant to our trading window policy and applicable securities laws following their vesting, otherwise such options will be automatically forfeited, and (ii) options for 200,000 shares of Common Stock granted pursuant to the 2008-2009 Letter Agreement that vest on December 30, 2008, and must be exercised in the first twenty days exercise is permissible pursuant to our trading window policy and applicable securities laws, otherwise such options will be automatically forfeited. For each of the other named executive officers, represents options to purchase shares of Common Stock pursuant to our 2007 and 2008 LTIP. For general information with respect to the LTIP awards, please see “Compensation Discussion and Analysis” beginning on page 29 of this Proxy Statement.
(d)	Amounts shown represent the closing price of Common Stock on the NYSE on the date of grant.
(e)	Amounts shown represent the grant date fair value of each equity award computed in accordance with SFAS 123(R). For a full description of the assumptions used by us in computing these amounts, see Note 12 to our consolidated financial statements, which is included in our Annual Report on Form 10-K for the year ended December 31, 2007 and incorporated by reference into this Proxy Statement. The actual value a named executive officer may receive depends on market prices and there can be no assurance that the amounts reflected in the Grant Date Fair Value of Stock and Option Awards column will actually be realized.
(f)	Represents 120,000 performance-based restricted units granted pursuant to the 2007 Letter Agreement that is comprised of a certain number of restricted units attributed to various types of targeted performance, vesting only upon their achievement and otherwise forfeited. For additional information with respect to the 2007 Letter Agreement, please see “Agreements with Named Executive Officers – 2007 Letter Agreement with Don L. Blankenship” beginning on page 40. Based on 2007 performance, Mr. Blankenship earned 80,000 of the 120,000 units.
(g)	Represents 70,000 performance-based restricted units granted pursuant to the 2007 Letter Agreement and comprised of a certain number of restricted units attributed to various types of targeted performance, vesting only upon their achievement and otherwise forfeited. For additional information with respect to the 2007 Letter Agreement, please see “Agreements with Named Executive Officers – 2007 Letter Agreement with Don L. Blankenship” beginning on page 40. Based on 2007 performance, Mr. Blankenship earned 37,511 of the 70,000 units.
(h)	Represents 90,000 performance-based cash incentive units granted pursuant to the 2007 Letter Agreement subject to certain targeted performance criteria, vesting only upon such achievement and otherwise forfeited. For additional information with respect to the 2007 Letter Agreement, please see “Agreements with Named Executive Officers – 2007 Letter Agreement with Don L. Blankenship” beginning on page 40. Based on 2007 performance, Mr. Blankenship earned 1,528 of the 90,000 units.

(i)	Represents 200,000 performance-based cash incentive units granted pursuant to the 2007 Letter Agreement subject to certain targeted performance criteria, vesting only upon such achievement and otherwise forfeited. For additional information with respect to the 2007 Letter Agreement, please see “Agreements with Named Executive Officers – 2007 Letter Agreement with Don L. Blankenship” beginning on page 40. Based on 2007 performance, Mr. Blankenship earned none of the 200,000 units.
(j)	Represents 120,000 performance-based restricted units granted pursuant to the 2008-2009 Letter Agreement that is comprised of a certain number of restricted units attributed to various types of targeted performance, vesting only upon their achievement and otherwise forfeited, described in greater detail in our Current Report on Form 8-K filed on November 19, 2007.
(k)	Represents 70,000 performance-based restricted units granted pursuant to the 2008-2009 Letter Agreement and comprised of a certain number of restricted units attributed to various types of targeted performance, vesting only upon their achievement and otherwise forfeited, described in greater detail in our Current Report on Form 8-K filed on November 19, 2007.
(l)	Represents 90,000 performance-based cash incentive units granted pursuant to the 2008-2009 Letter Agreement subject to certain targeted performance criteria, vesting only upon such achievement and otherwise forfeited, described in greater detail in our Current Report on Form 8-K filed on November 19, 2007. The actual amount received by Mr. Blankenship, if any, will be equal to the number of earned cash incentive units times the closing market price of Common Stock on the NYSE on the last trading day of 2008.
(m)	Represents 200,000 performance-based cash incentive units granted pursuant to the 2008-2009 Letter Agreement subject to certain targeted performance criteria, vesting only upon such achievement and otherwise forfeited, described in greater detail in our Current Report on Form 8-K filed on November 19, 2007. The actual amount received by Mr. Blankenship, if any, will be equal to the number of earned cash incentive units times the closing market price of Common Stock on the NYSE on the last trading day of 2008.

Terms of the LTIP Awards

Each of the components of a participant’s LTIP award is granted pursuant to a stockholder-approved stock and incentive compensation plan and is further memorialized by an award agreement.

A participant’s right to receive a long-term cash incentive award is forfeited if the participant’s employment or service with Massey and our subsidiaries terminates during the earn-out period for reasons other than on account of a participant’s death, becoming permanently and totally disabled, or a change in control that occurs on or after the grant date of the award through the earn-out period where the participant’s employment is terminated by us or one of our affiliates without cause within two years following a change of control. All shares of restricted stock and all restricted units that are not vested will be forfeited if the participant’s employment or service with us and our subsidiaries terminates for reasons other than on account of the participant’s death, becoming permanently and totally disabled, or a change in control where the participant’s employment is terminated by us or one of our affiliates without cause within two years following a change of control. All stock options that are not vested will be forfeited if the participant’s employment or service with us and our subsidiaries terminates for reasons other than on account of the participant’s death, retirement, becoming permanently and totally disabled, or a change in control where the participant’s employment is terminated by us or one of our affiliates without cause within two years following a change of control.

If a participant dies or becomes permanently and totally disabled within the meaning of Section 22(e)(3) of the Code while in the employ or service of us or a subsidiary within the earn-out period, the participant or the participant’s estate will be entitled to receive a pro rata portion of the participant’s long-term cash incentive award based on the portion of the earn-out period elapsed prior to participant’s death or becoming permanently and totally disabled.

If a participant dies or becomes permanently and totally disabled within the meaning of Section 22(e)(3) of the Code while in the employ or service of us or a subsidiary prior to the forfeiture of the shares of restricted stock, the participant’s right to receive the restricted stock and restricted units will be fully vested.

If a participant dies, retires (having reached retirement age), or becomes permanently and totally disabled within the meaning of Section 22(e)(3) of the Code, while in the employ or service of us or a subsidiary and prior to the forfeiture of the options, the participant will become entitled to exercise such options in full to the extent not vested or exercised as of the date of the participant’s death, retirement, or becoming permanently and totally disabled, and all such options will be exercisable by the participant (or if the participant is deceased, his estate or other successor in interest following the participant’s death) during the remaining ten-year term of the option or until a date that is three years after the date of the participant’s death, retirement, or total and permanent disability, whichever is shorter.

If a participant ceases to be employed by or in the service of us and our subsidiaries prior to the ten year term of the option for reasons other than death, retirement or permanent and total disability, the option will be exercisable to the extent exercisable during the remaining ten-year term of the option or until a date that is three months after the date the participant ceases to be employed by or in service of us and our subsidiaries for reasons other than death, retirement, or permanent and total disability, whichever is shorter.

A participant’s right to receive a long-term cash incentive award will be earned if the participant’s employment or service terminates within two years following a change in control that occurs during the earn-out period, as defined by the stockholder-approved stock and incentive compensation plan, as in effect on the date of the grant. In addition, participant’s right to receive restricted stock, restricted units and unvested stock options will vest if the participant’s employment or service terminates within two years following a change in control, as defined by the stockholder-approved stock and incentive compensation plan, as in effect on the date of the grant.

During the period of restriction, participants are entitled to receive all dividends and other distributions paid in cash or property other than stock with respect to the shares of restricted stock. During the period of restriction, participants will be entitled to exercise voting rights with respect to the shares of restricted stock only. For additional details regarding the LTIP awards to our named executive officers, please see “Compensation Discussion and Analysis” beginning on page 18 of this Proxy Statement.

Outstanding Equity Awards at Fiscal Year End

The following table presents information regarding outstanding equity awards at fiscal year-end for all the named executive officers, except Mr. Short whose employment ended with us on July 12, 2007 and, consequently, had no unvested equity awards as of December 31, 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#)		Option Exercise Price (a)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (b)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (b)

Name	Exercisable		Unexercisable		($)		(#)		($)	(#)		($)
D.L. Blankenship	65,943	(c)			$19.42	7/9/2011
	50,000	(d)			$20.11	10/29/2011
	25,000	(e)			$5.21	10/21/2012
	50,000	(f)			$13.60	11/17/2013
			25,000	(g)	$29.95	11/15/2014
			33,333	(h)	$36.50	5/1/2015
	12,500	(i)	25,000	(i)	$37.91	12/29/2015
	16,667	(j)	33,333	(j)	$23.82	12/27/2016
	200,000	(k)			$23.45	12/28/2016
			200,000	(l)	$30.24	11/13/2017
			50,000	(m)	$30.24	11/13/2017
	112,500	(n)			$19.45	11/1/2011
	150,000	(o)			$36.50	5/1/2015
							499	(p)	17,839
							998	(q)	35,679
							10,000	(g)	357,500
							13,334	(h)	476,691
							10,000	(i)	357,500
							13,332	(j)	476,619
							20,000	(m)	715,000
							120,000	(r)	4,290,000
							70,000	(r)	2,502,500
										90,000	(s)	3,217,500
										200,000	(s)	7,150,000
B.F. Phillips, Jr.	25,632	(t)			$10.93	12/7/2009
	2,309	(d)			$20.11	10/29/2011
	6,927	(e)			$5.21	10/21/2012
	11,545	(f)			$13.60	11/17/2013
			19,627	(g)	$29.95	11/14/2014
	9,814	(u)	9,813	(u)	$39.00	11/14/2015
			50,000	(v)	$38.33	11/15/2015
	4,167	(w)	8,333	(w)	$24.73	11/12/2016
			10,204	(x)	$28.96	11/12/2017
							1,816	(u)	64,922
							6,520	(x)	233,090
							6,740	(w)	240,955
							12,949	(x)	462,927

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END (CONTINUED)

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price (a) ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (b) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (b) ($)
J.C. Adkins	11,527	(c)			$19.42	7/9/2011
	11,545	(d)			$20.11	10/29/2011
	8,658	(e)			$5.21	10/21/2012
	19,627	(f)			$13.60	11/17/2013
			19,627	(g)	$29.95	11/15/2014
	9,814	(u)	9,813	(u)	$39.00	11/14/2015
	4,167	(w)	8,333	(w)	$24.73	11/12/2016
			10,204	(x)	$28.96	11/12/2017
							307	(p)	10,975
							4,731	(g)	169,133
							1,816	(u)	64,922
							6,520	(z)	233,090
							6,740	(w)	240,955
							8,633	(x)	308,630

M.K. Snelling	1,154	(d)			$20.11	10/29/2011
	2,308	(e)			$5.21	10/21/2012
	6,927	(f)			$13.60	11/17/2013
			9,236	(g)	$29.95	11/15/2014
	5,773	(u)	5,772	(u)	$39.00	11/14/2015
	2,500	(w)	5,000	(w)	$24.73	11/12/2016
			6,122	(x)	$28.96	11/12/2017
							2,226	(g)	79,580
							1,067	(u)	38,145
							6,520	(aa)	233,090
							4,044	(w)	144,573
							5,180	(x)	185,185
E.B. Tolbert	6,916	(c)			$19.42	7/9/2011
	6,927	(d)			$20.11	10/29/2011
	5,195	(e)			$5.21	10/21/2012
	1,731	(f)			$13.60	11/17/2013
			9,236	(g)	$29.95	11/15/2014
	4,618	(u)	4,618	(u)	$39.00	11/14/2015
	2,084	(w)	4,166	(w)	$24.73	11/12/2016
			5,102	(x)	$28.96	11/12/2017
							2,226	(g)	79,580
							186	(p)	6,650
							854	(u)	30,531
							3,370	(w)	120,478
							4,316	(x)	154,297

(a)	For options granted prior to August 15, 2006, the exercise price was based on the average of the highest and lowest price per share at which shares of Common Stock were sold in the regular way on the NYSE on the date of grant, or if no shares were traded on such date, on the immediately preceding date shares were traded. For options granted after August 15, 2006, the exercise price is based on the closing price of Common Stock on the NYSE on the date of grant or if no shares traded on such date, on the immediately preceding date shares were traded.
(b)	Based on the closing price of Common Stock on December 31, 2007, the last trading day of 2007, which was $35.75.
(c)	Stock options that were granted on July 9, 2001 with vesting dates of January 16, 2001, January 16, 2002, January 16, 2003 and January 16, 2004 that vested at a rate of 25% per year.
(d)	Stock options that were granted on October 29, 2001 with vesting dates of October 29, 2002, October 29, 2003, October 29, 2004 and October 29, 2005 that vested at a rate of 25% per year.
(e)	Stock options that were granted on October 21, 2002 with vesting dates of October 29, 2003, October 29, 2004, October 29, 2005 and October 29, 2006 that vested at a rate of 25% per year.
(f)	Stock options that were granted on November 17, 2003 with vesting dates of November 17, 2004, November 17, 2005, November 17, 2006 and November 17, 2007 that vested at a rate of 25% per year.
(g)	Stock options, restricted stock and units that were granted on November 15, 2004 with a vesting date of November 15, 2008, but may vest early if specific performance criteria is achieved.
(h)	Stock options, restricted stock and restricted units that were granted May 1, 2005 with a vesting date of November 17, 2008, but may vest early if specific performance criteria are met.
(i)	Stock options that were granted on December 29, 2005 with vesting dates of December 30, 2006, November 17, 2007, November 17, 2008 and November 17, 2009 that vest at a rate of 25% per year.
(j)	Stock options, restricted stock and units that were granted on December 27, 2006 with vesting dates of December 30, 2007, November 12, 2008 and November 12, 2009 that vest at a rate of 33 1/3% per year.
(k)	Stock options that were granted on December 28, 2006 that vested on December 30, 2007.
(l)	Stock options that were granted on November 13, 2007 that will vest on December 30, 2008.
(m)	Stock options, restricted stock and units that were granted on November 13, 2007 with vesting dates of November 13, 2008, November 12, 2009, and November 12, 2010 at a rate of 33 1/3% per year.
(n)	Stock Appreciation Rights that were granted on November 1, 2001 vesting at a rate of 25% per year with vesting dates of November 1, 2002, November 1, 2003, November 1, 2004 and November 1, 2005.
(o)	Stock Appreciation Rights that were granted on May 1, 2005 that vested on December 30, 2005.
(p)	Restricted stock and units that were granted on December 8, 1998 with vesting dates of September 10, 1999, September 10, 2000, September 10, 2001, September 10, 2002, September 10, 2003, September 10, 2004, September 10, 2005, September 10, 2006, September 10, 2007 and September 10, 2008 that vest at a rate of 10% per year.
(q)	Restricted stock and units that were granted on December 7, 1999 with vesting dates of September 10, 2000, September 10, 2001, September 10, 2002, September 10, 2003, September 10, 2004, September 10, 2005, September 10, 2006, September 10, 2007, September 10, 2008 and September 10, 2009 that vest at a rate of 10% per year.
(r)	Restricted units that were granted on November 13, 2007 that vest December 31, 2008 if specific performance criteria are met.
(s)	Performance-based cash incentive units that were granted on November 13, 2007 that will vest on December 31, 2008 if specific performance criteria are met.
(t)	Stock options that were granted on December 7, 1999 that vested on December 7, 2003 subject to acceleration if certain performance criteria were met.
(u)	Stock options, restricted stock and restricted units that were granted on November 14, 2005 with vesting dates of November 17, 2006, November 17, 2007, November 17, 2008 and November 17, 2009 that vest at a rate of 25% per year.
(v)	Stock options that were granted on November 15, 2005 with vesting on November 1, 2008.
(w)	Stock options, restricted stock and units that were granted on November 12, 2006 with vesting dates of November 12, 2007, November 12, 2008 and November 12, 2009 that vest at a rate of 33 1/3% per year.
(x)	Stock options, restricted stock and units that were granted on November 12, 2007 with vesting dates of November 12, 2008, November 12, 2009, and November 12, 2010 at a rate of 33 1/3% per year.
(y)	Restricted stock and units that were granted on November 15, 2005 with vesting dates of November 15, 2006, November 1, 2007 and November 1, 2008 that vest at a rate of 33 1/3% per year.
(z)	Restricted stock and units that were granted on May 16, 2006 with vesting dates of May 16, 2007, May 16, 2008 and May 16, 2009 that vest at a rate of 33 1/3% per year.
(aa)	Restricted stock and units that were granted on May 25, 2006 with vesting dates of May 25, 2007, May 25, 2008 and May 25, 2009 that vest at a rate of 33 1/3% per year.

Option Exercises and Stock Vested

The following table presents information concerning the vesting of stock (including restricted stock, restricted stock units and similar instruments) for the named executive officers during the fiscal year ended December 31, 2007. None of the named executive officers exercised stock options during 2007, except for Messrs. Tolbert and Short.

OPTION EXERCISES AND STOCK VESTED

	Stock Options			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (a) (#)	Value Realized on Vesting (b) ($)
D.L. Blankenship	—	$—		18,163	$558,664
B.F. Phillips, Jr.	—	—		10,798	322,835
J.C. Adkins	—	—		10,749	298,244
M.K. Snelling	—	—		6,736	192,359
E.B. Tolbert	5,196	69,652	(c)	3,217	91,271
H.D. Short, Jr.	43,276	313,004	(d)	3,260	87,172

(a)	Amounts shown represent the sum of the number of restricted stock shares and restricted units that vested during 2007.
(b)	Amounts shown represent the value realized by the named executive officers upon the vesting of the restricted stock and restricted units set forth in column (a) based upon the closing stock prices of Common Stock on the NYSE on the various vesting dates.
(c)	On October 10, 2007, Mr. Tolbert exercised and sold options for 5,196 shares of Common Stock at an exercise price of $13.595 and a sales price of $27.00.
(d)	On October 2, 2007 Mr. Short exercised and sold 8,327 options at an exercise price of $19.42 and a sales price of $21.655, 8,473 options at an exercise price of $20.105 and a sales price of $21.655, 3,200 options at an exercise price of $19.42 and a sales price of $22.00. On October 5, 2007, Mr. Short exercised and sold 3,072 options at an exercise price of $20.105 and a sales price of $22.024, 11,545 options at an exercise price of $5.21 and a sales price of $22.024, and 8,659 options at an exercise price of $13.595 and a sales price of $22.024.

Equity Plan Share Authorization and Run Rate

The following table sets forth the number of shares authorized for future issuance (including shares authorized for issuance pursuant to stock, restricted stock, restricted stock unit, and stock option awards) as of December 31, 2007, along with the equity dilution represented by the shares available for future awards as a percentage of the common shares outstanding.

SHARE AUTHORIZATION (shares in thousands)

	Total Shares Available	Equity Dilution: Percent of Basic Common Shares Outstanding	Available for Stock, Restricted Stock, Restricted Stock Unit, and Stock Option Awards (a)
Shares authorized for future awards as of December 31, 2007 (b)	2,400	3.00%	2,400

(a)	These numbers are included in “Total Shares Available”.
(b)	Includes shares authorized under Massey Energy Company 2006 Stock and Incentive Compensation Plan.

The following table sets forth information regarding awards granted, the run rate for each of the last three fiscal years and the average run rate over the last three years.

RUN RATE (shares in thousands)

	FY2005	FY2006	FY2007	3-Year Average
Stock options awards granted	842	642	557	680
Service-based restricted stock awards granted	115	277	209	200
Basic common shares outstanding at fiscal year end	81,940	81,066	79,944	80,983

Run rate	1.17%	1.13%	0.96%	1.09%

Retirement Benefits

We provide retirement benefits to substantially all non-union employees who meet vesting and other minimum requirements. We sponsor a qualified non-contributory defined benefit pension plan, which we refer to as the MERP, that covers substantially all administrative and non-union employees. Each of the named executive officers participates in the MERP. Based on a participant’s entrance date to the MERP, the participant may accrue benefits based on one of four benefit formulas. Two of the formulas provide pension benefits based on the employee’s years of service and average annual compensation during the highest five consecutive years of service. The third formula credits certain eligible employees with flat dollar contributions based on years of service with us and years of service under the UMWA 1974 Pension Plan. The fourth formula provides benefits under a cash balance formula with contribution credits based on hours worked.

In addition to the MERP, we sponsor a nonqualified supplemental benefit pension plan, which we refer to as the SERP, for certain salaried employees. Each of the named executive officers, with the exception of Messrs. Snelling and Tolbert, participates in the SERP. To the extent benefits payable at retirement exceed amounts that may be payable under applicable provisions of the Code, the benefits will be paid under the SERP. The SERP is a form of non-qualified pension plan that provides eligible individuals the difference between (i) the benefits they would actually accrue under the MERP but for the maximum benefit limitations and (ii) the limitation on compensation pursuant to the Code that may be recognized under the MERP. The SERP recognizes compensation including those amounts of deferred compensation credited under our deferred compensation programs. The benefits provided by the SERP are paid at the time and in the form corresponding benefits are paid under the MERP. The SERP is unfunded, with benefit payments paid by us.

The following table shows the actuarial present value of accumulated benefits under the MERP and SERP, which are our only defined benefit plans that provide for payments or other benefits to the named executive officers at, following, or in connection with retirement.

PENSION BENEFITS (a)

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
D.L. Blankenship (b)	Massey Energy Retirement Plan	26.0	$695,328	—
	A. T. Massey Coal Company, Inc. Supplemental Benefit Plan	26.0	3,761,883	—
B.F. Phillips, Jr.	Massey Energy Retirement Plan	26.7	881,027	—
	A. T. Massey Coal Company, Inc. Supplemental Benefit Plan	26.7	1,020,847	—
J.C. Adkins (c)	Massey Energy Retirement Plan	21.8	201,001	—
	A. T. Massey Coal Company, Inc. Supplemental Benefit Plan	21.8	71,506	—
M.K. Snelling	Massey Energy Retirement Plan	7.8	23,019
E.B. Tolbert	Massey Energy Retirement Plan	15.8	111,258	—
H.D. Short, Jr. (d)	Massey Energy Retirement Plan	26.0	460,434	—
	A. T. Massey Coal Company, Inc. Supplemental Benefit Plan	26.0	431,896	—

(a)	The actuarial present value of these benefits at December 31, 2007 was computed using the RP2000 Blue Collar mortality table projected to 2006. A discount rate of 5.9% was used for 2006 and adjusted to 6.5% for 2007. No pre-retirement decrements were used. The present value of accumulated benefits including supplements, if any, are based on the benefits payable at age 62, the earliest age at which unreduced benefits are payable. Also assumes no termination, withdrawal, disability, or death prior to retirement age. Pension benefits are not reduced for Social Security or other benefits received by participants. A participant’s remuneration covered by the pension plans is his average annual salary and bonus. For a full description of the assumptions used by us for financial reporting purposes, see Note 5 to our consolidated financial statements which is included in its Annual Report on Form 10-K for the year ended December 31, 2007 and incorporated by reference into this Proxy Statement.
(b)	Under the Special Successor Development and Retention Program, the Compensation Committee agreed to approve Mr. Blankenship’s early retirement at age 55 for purposes of the SERP.
(c)	Mr. Adkins is covered under a different benefit formula in the MERP. Amounts are payable for Mr. Adkins’ lifetime and are based on a 10-Year Certain and Life Annuity. A discount is applied for retirement before age 62, determined by Mr. Adkins’ retirement date and date benefits are to begin. The pension benefits are not reduced for Social Security or other benefits received by Mr. Adkins.
(d)	Mr. Short’s credited service and final average compensation for 2007 are through the date his employment ended with us on July 12, 2007.

We sponsor health care plans that provide postretirement medical benefits to eligible union and non-union employees. To be eligible, retirees must meet certain age and service requirements. Depending on the year of retirement, benefits may be subject to annual deductibles, coinsurance requirements, lifetime limits and retiree contributions. All the named executive officers are eligible for such coverage.

Nonqualified Deferred Compensation

The Massey Executive Deferred Compensation Program, as amended and restated as of January 1, 2005, is maintained by us and administered by the Compensation Committee for the purpose of providing deferred compensation to a select group of management and highly compensated employees, including all of the named executive officers. The A.T. Massey Coal Company, Inc. Executive Deferred Compensation Plan, as amended and restated as of January 1, 2005, is maintained by A.T. Massey and administered by A.T. Massey’s Executive Benefit Committee for the purpose of providing deferred compensation to those who are both employed by A.T. Massey and are members of management or otherwise are highly compensated employees, including all of our named executive officers. Both programs were amended effective January 1, 2005 (i) to reflect recent changes made to certain provisions of the Code that apply to non-qualified deferred compensation plans and (ii) to effect necessary administrative changes. The following table presents information concerning each of our defined contribution or other plans that provide for the deferral of compensation of the named executive officers on a basis that is not tax qualified.

NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in 2007 (a) ($)	Registrant Contributions in 2007 (b) ($)	Aggregate Earnings in 2007 ($)	Aggregate Withdrawals/ Distributions (c) ($)	Aggregate Balance at 12/31/07 (d) ($)
D.L. Blankenship	$—	$—	$967,554	$407,451	$23,419,890
B.F. Phillips, Jr.	76,844	19,815	27,190	300,247	79,106
J.C. Adkins	28,801	8,640	12,230	64,412	29,035
M.K. Snelling	40,284	10048	7,042	28,864	41,774
E.B. Tolbert	6,600	1,980	4,806	20,368	6,791
H.D. Short, Jr.	30,467	8,696	51,994	96,142	662,093

(a)	Named executive officers are allowed to defer up to 100% of their regular salary, long-term incentive cash payments and bonuses into the plans. The following are the investment funds and their respective one-year rates of return for year ended December 31, 2007, used for tracking earnings in the A. T. Massey Coal Company, Inc. Executive Deferred Compensation Plan. A named executive officer may elect the investment funds that his account tracks. A named executive officer may change his investment fund election no more than once in a six-month period.

Fund Name	1-Yr Rate of Return
AIM Constellation A	12.01
Allianz OCC Renaissance A	5.57
American Funds American Balanced A	6.60
American Funds Fundamental Invs A	13.55
Vanguard 500 Index	5.39
INVESCO Core Fixed Income Trust	6.76
INVESCO Stable Value Trust	4.01

The following amounts reported in Column (a) are also reported as compensation on the Summary Compensation Table:

•	Mr. Phillips: $56,002 of his 2007 base salary.
•	Mr. Adkins: $28,801 of his 2007 base salary.
•	Mr. Snelling: $16,001 of his 2007 base salary.
•	Mr. Tolbert: $6,600 of his 2007 base salary.
•	Mr. Short: $17,876 of his 2007 base salary.

(b)	The plans provide for a company fixed match on contributions on up to 10% of eligible deferred compensation.
(c)	Distributions are permitted under the plans. Each named executive officer specifies a distribution date at the time such named executive officer elects to defer. Distributions are paid in either a lump sum or in annual installments of up to 20 years.
(d)	There are no contribution amounts contained in this column by any of the named executive officers that were previously reported as compensation in the Summary Compensation Table for 2006 due to the fact that any and all amounts deferred by the named executive officers during 2006 were paid out to the named executive officer, as applicable, during 2007.

Potential Payments Upon Termination or Change in Control

Change in Control Benefit for Named Executive Officers

In December 2005, we established a Change in Control Severance Program for our key employees, including our named executive officers. On December 21, 2005, we entered into Change in Control Severance Agreements with our key employees, including our named executive officers, except Mr. Snelling who entered into the Change in Control Severance Agreement on May 25, 2006 and Mr. Phillips who entered into the Retention Agreement effective as of November 1, 2005.

For purposes of the Change in Control Severance Agreements, “Change in Control” means the occurrence of any of the following events:

•

a third person, including a “group” as defined in Section 13(d)(3) of the Exchange Act, acquires shares of Common Stock having twenty-five percent or more of the total number of votes that may be cast for the election of our directors; or

•

as the result of any cash tender or exchange offer, merger or other business combination, or any combination of the foregoing transactions, (a “Transaction”), the persons who were our directors before the Transaction will cease to constitute a majority of our or any successor Board of Directors.

For purposes of the agreements, a “potential” Change in Control is considered to occur and remain present commencing upon the date that any person or group attempts a Change in Control and the participant is either notified by the Board of Directors or aware of an attempted Change in Control. All decisions regarding the time of the commencement, the pendancy and the abandonment or termination of a potential Change in Control will be made by the Board of Directors in good faith and will be conclusive and binding on the participants. An “actual” Change in Control means that one of the two events described above has occurred.

The general terms of the Change in Control Severance Agreements with the named executive officers are as follows (for capitalized terms that are not defined please see the Change in Control Severance Agreements that were previously filed on the Current Report on Form 8-K with the SEC on December 22, 2005). The terms of the Change in Control Severance Agreements continue until December 31, 2008 (with automatic one year renewals unless we give 30 days notice to a participant). At any time, the Compensation Committee may unilaterally terminate a Change in Control Severance Agreement with a named executive officer, other than in connection with a Change in Control, if the Compensation Committee determines that such named executive officer is no longer a key employee. During the applicable term of each Change in Control Severance Agreement, payments to a named executive officer are only triggered if:

•	there is an Involuntary Termination Associated With a Change in Control within two years after an actual Change in Control;

•

a named executive officer is terminated other than for Cause or other than due to such named executive officer’s death or Disability, and that termination either occurs not more than three months prior to an actual Change in Control or is requested by a third party who initiates and within 12 months effects an actual Change in Control; or

•	a Constructive Termination occurs while a potential Change in Control is pending but before an actual Change in Control occurs.

Upon a named executive officer’s termination by us as a result of or related to a Change in Control for any reason other than Cause, death or Disability, or Constructive Termination, such named executive officer will receive the following benefits (subject to cut back and gross-up provisions, if applicable), in addition to remaining pay and benefits otherwise due to him:

•	a lump sum cash payment equal to 2.5 times Base Pay,

•	a lump sum cash payment equal to 2.5 times Target Bonus,

•	a pro-rata payment of the named executive officer’s Target Bonus for the portion of the fiscal year employed prior to termination,

•	any award under our long-term cash and equity incentive program, which by its terms vests in connection with the Change in Control, and

•	24 months of medical and dental coverage, or a cash payment in lieu thereof.

In no event will the change in control benefits outlined above exceed 2.99 times the sum of a named executive officer’s Base Pay and Bonus.

A named executive officer will not receive change in control benefits in the event his employment is terminated for Cause, death or Disability. In order for a named executive officer who is entitled to receive payments and benefits as a result of an Involuntary Termination Associated With a Change in Control within the two-year period after an actual Change in Control, the named executive officer must acknowledge and agree that he is bound by the one-year non-compete and non-solicitation provisions contained in the Change in Control Agreement. In order for a named executive officer to receive payments and benefits under the Change in Control Agreement, such named executive officer must also sign a release, generally releasing us from any claims such named executive officer may have against us, other than as they may relate to compensation and benefits. In addition, a named executive officer must agree not to seek employment with us or any affiliated entity for two years after termination.

Severance and Change in Control Benefits for Mr. Blankenship

Mr. Blankenship may receive additional payments upon termination or a change in control in accordance with his 2007 Letter Agreement. The 2007 Letter Agreement contains provisions in the event Mr. Blankenship’s employment with us was terminated. In the event that Mr. Blankenship’s employment with Massey was terminated during the period commencing January 1, 2007 through December 30, 2007 (the “Employment Period”), for any reason other than for “Cause” (as defined in the Change in Control Severance Agreement) under circumstances where such cessation of employment is not covered by the Change in Control Severance Agreement, then we must pay to Mr. Blankenship, or if Mr. Blankenship was deceased, to his estate, 2.5 times the sum of Mr. Blankenship’s annual base salary of $1,000,000 plus the incentive bonus of $900,000, unless Mr. Blankenship elected to terminate his employment voluntarily during the Employment Period other than for any reason which would constitute a “Constructive Termination Associated With a Change in Control” (as defined and determined pursuant to the procedure set forth in the Change in Control Severance Agreement, under circumstances where such constructive termination is not covered by the Change in Control Severance Agreement).

In the event that Mr. Blankenship’s employment with us was terminated during the period commencing January 1, 2007 through December 30, 2007 for any reason, all of Mr. Blankenship’s rights with respect to the performance-based stock unit award, performance-based cash award, additional stock option award and retention cash bonus award described above, would have terminated and all rights would have ceased, and payment of life insurance premiums as described above would have ceased. The 2007 Letter Agreement also provides that in the event that Mr. Blankenship ceased to be employed on or before December 30, 2007 and was entitled to payment and benefits under the Change in Control Severance Agreement, the performance-based restricted unit award of 120,000 units would vest and become payable based on the closing market price or our Common Stock on the New York Stock Exchange on the date of termination.

On November 13, 2007, the Compensation Committee entered into a new two-year letter agreement with Mr. Blankenship, which replaced the 2007 Letter Agreement and continues his employment through December 31, 2009. The material terms and conditions of the 2008-2009 Letter Agreement are described in our Current Report on Form 8-K filed on November 19, 2007. The 2008-2009 Letter Agreement contains the same change of control provisions as the 2007 Letter Agreement.

Severance and Change in Control Benefits for Mr. Phillips

Upon Mr. Phillips’ termination by us as a result of or related to a Change in Control (as more fully described in the Retention Agreement) for any reason other than Cause, death or Disability, or Constructive Termination (as such term is defined in the Retention Agreement), Mr. Phillips will receive the following benefits (subject to a cut back provision, if applicable), in addition to remaining pay and benefits otherwise due to him:

•	a lump sum cash payment equal to 2.5 times Base Salary (as such term is defined in the Retention Agreement),

•	a lump sum cash payment equal to 2.5 times Target Bonus (as such term is defined in the Retention Agreement),

•	a pro-rata payment of his Target Bonus for the portion of the fiscal year employed prior to termination,

•	any award under the LTIP which by its terms vests in connection with the Change in Control, and

•	twenty-four months of medical and dental coverage, or a cash payment in lieu thereof.

In no event will the change in control benefits exceed 2.99 times the sum of Mr. Phillips’ Base Salary and Bonus (as such term is defined on the Retention Agreement). Mr. Phillips will not receive change in control benefits in the event his employment is terminated for Cause, death or Disability. In the event Mr. Phillips is entitled to receive payments and benefits as a result of an Involuntary Termination Associated With a Change in Control (as such term is defined in the Retention Agreement) within the two-year period after an actual Change in Control, he is bound by a one-year non-compete and non-solicitation agreement. In order to receive his payments and benefits, Mr. Phillips also is required to sign a release, generally releasing us from any claims Mr. Phillips may have against us, other than as they may relate to compensation and benefits. The release also requires that Mr. Phillips not seek employment with us or any affiliated entity for a period of two years.

Severance and Change in Control Benefits for the Named Executive Officers

All of the payments and benefits triggered upon the various circumstances set forth in the tables on pages 63-67 of this Proxy Statement were provided as either (i) additional benefits for a named executive officer (e.g. Supplemental Benefit for Messrs. Blankenship and Short; Successorship Program for Mr. Blankenship, and the Retention Bonus for Mr. Phillips) as (A) a result of negotiations with such individual, (B) a means to further reward such individual for performance, or (C) to provide additional incentive to retain such individual, or (ii) general benefits provided to all recipients of such awards (e.g. equity award vesting upon death, permanent and total disability and change in control). The Compensation Committee, in consultation with its outside benefit consultant, determined what it believed to be both reasonable and appropriate to provide as benefits for each named executive officer under the various termination scenarios described herein.

The Compensation Committee believed the acceleration of vesting of equity awards to be both a reasonable and appropriate means to provide additional financial resources to a recipient or their family members under circumstances resulting in the loss of life, physical function or job. The value of these payments in these instances varies by individual based on the number of outstanding unvested equity awards one holds, which in turn is based upon grants made over time according to what level in the long-term incentive program an individual was placed in at such time. The value of these amounts, however, are credited against the maximum benefit allowable under the change in control severance payments made to a named executive officer only upon both a change in control event and a subsequent covered termination. All the named executive officers entered into a stand alone change in control agreement, with the exception of Mr. Phillips, whose change in control benefits are found in the Retention Agreement. The Compensation Committee, in consultation with its outside benefit consultants determined that upon a termination upon a change in control a participant could receive no more than 2.99 times base salary and target bonus, inclusive of the value of outstanding equity awards that would accelerate under such circumstances. This ceiling was put in place by the Compensation Committee in response to a stockholders’ request. The Compensation Committee reviewed the request, found it to be reasonable and a matter of good corporate governance and adopted the policy.

The purpose of these change in control protections, including the acceleration of vesting of equity awards, is to retain certain members of management in the face of uncertainty surrounding a potential or actual change in control by providing a participant with an attractive benefit that would be due and payable to the participant only in the event such participant continued to work during such uncertainty and subsequently found himself terminated or constructively terminated as a result of a change in control. While the Company does not believe that a change of control alone is sufficient to trigger a benefit, it does believe providing a participant with a benefit in the event he is terminated or constructively terminated as a result of a change in control is appropriate because it allows our senior management to focus on running our company to maximize stockholder value and mitigate the necessity for management’s attention to be diverted toward finding new employment in the event a change of control occurs. The Company believes that by providing this potential benefit, it is able to better retain and attract named executive officers and incentivize them to continue in their efforts to contribute to the Company’s overall performance in the face of uncertainty. In addition, the Company believes that it should provide reasonable severance benefits to employees in the event their positions are eliminated. With respect to the named executive officers, these severance benefits should reflect the fact that it may be difficult for executives to find comparable employment within a short period of time.

The multiples of base salary and target bonus that are paid upon certain payment triggers were determined in consultation with the Company’s independent outside compensation consultants and with discussions with management. The Company believes that the multiples of the compensation components it has chosen to pay upon a change of control are appropriate and reasonable for each named executive officer.

The following tables show the estimated payments and benefits for each named executive officer, except Mr. Short whose employment ended with us on July 12, 2007, under the various employment termination scenarios discussed above assuming the triggering event took place on December 31, 2007. “CIC” refers to a Change in Control as such term is defined in the applicable agreement.

POST-EMPLOYMENT PAYMENTS – DON L. BLANKENSHIP

Executive Payments and Benefits upon Termination/CIC	Retirement		Involuntary Termination for Cause	Involuntary Termination Without Cause/ Good Reason	CIC with Termination for Good Reason or Without Cause		Death		Disability
Compensation:
Severance	$0		$0	$0	$4,750,000		$0		$0
Other Cash Incentives
- 2007 Bonus	$739,339	(a)	$0	$0	$900,000		$0		$0
- Retention bonus	N/A		N/A	N/A	N/A		N/A		N/A
Long-term Incentive
- Acceleration of Unvested Stock Options (b)	$1,920,288	(c)	$0	$0	$1,920,288	(c)	$1,920,288	(c)	$1,920,288	(c)
- Acceleration of Unvested RS/RSUs (b),(d)	$0		$0	$0	$2,436,827		$2,436,827		$2,436,827
- Cash LTI Awards	$0		$0	$0	$950,000		$562,607	(e)	$562,607	(e)
Benefits & Perquisites:
Enhanced SERP Benefits (f)	$0		$0	$0	$0		$0		$0
Medical & Dental	$0		$0	$0	$8,996	(g)	$0		$0
Supp. Benefit (Split Dollar) (h)	$0		$0	$0	$0		$4,000,000		$168,280	(i)
Retiree Medical	$0		$0	$0	$0		$0		$0
Deferred Compensation	N/A		N/A	N/A	$0		N/A		N/A
Successor Development & Retention Program (j)	$520,256		$0	$0	$520,256		$520,256		$520,256
280G Tax Gross-up	N/A		N/A	N/A	$0	(k)	N/A		N/A
Total	$3,179,883		$0	$0	$11,486,367		$9,439,978		$5,608,257

(a)	Pro-rata 2007 bonus is paid out based on actual performance.
(b)	Equity awards valued at Massey’s closing stock price of $35.75 as of December 31, 2007.
(c)	Represents intrinsic value of unvested stock options. Upon termination due to retirement, death or disability, participants would have the lesser of 3 years and the remaining term of the option to exercise option grants under the 1996 and 2006 Plans. Upon termination following a CIC, participants have the lesser of 3 years and the remaining term of the option to exercise option grants under the 1996 Plan and the lesser of 3 months or the remaining term for options grants under the 2006 Plan. Unexercised vested stock options are disclosed in the Outstanding Equity Awards at Fiscal Year-End Table.
(d)	Amount does not include Mr. Blankenship’s performance based RSUs payable for performance in calendar years 2007 and 2008. If Mr. Blankenship were to be terminated on December 31, 2007, performance RSUs for calendar year 2007 would be paid based on actual performance (as described under “Agreements with Named Executive Officers – 2007 Letter Agreement with Don L. Blankenship” beginning on page 40 of this Proxy Statement) and performance RSUs for calendar year 2008 would be forfeited.
(e)	Pro-rata payout of outstanding cash LTI awards based on actual performance. If actual performance cannot be determined award assumed paid out at target.
(f)	Table includes enhanced SERP and Supplemental Benefit Plan benefits only. Vested SERP benefits are disclosed in the Pension Benefits Table. Death benefits represents amount payable to Mr. Blankenship’s beneficiaries.
(g)	Represents the cost of providing medical and dental benefits for 24 months. Payment assumes the Company cost of benefits of $357 per month which will increase 10% annually.
(h)	Table includes enhanced Supplemental Benefit Plan benefits only. If Mr. Blankenship were to terminate on December 31, 2007 for any reason other than death or disability, he would be eligible to receive a salary continuation benefit of $7,886.08 per month payable for 120 months.
(i)	Should Mr. Blankenship become disabled, the Company is required to pay premiums on Mr. Blankenship’s split dollar life insurance for two years following his disability estimated as $26,328. However should no death occur by 12/31/2009, Mr. Blankenship would be entitled to receive salary continuation benefits of $9,069.01 per month payable for 120 months, enhancing vested monthly benefits by $1,182.93 per month. The amount calculated above reflects the enhanced salary continuation benefits of $141,952 plus the $26,328 of required insurance premiums. If the executive dies within 2 years of disability his beneficiaries would receive a $4,000,000 death benefit.
(j)	Under the Special Successor Development and Retention Program, upon retirement Mr. Blankenship will be provided the title to a company-owned residence valued at $305,000. Includes estimated income tax gross-up of $215,256.
(j)	Under the executive Employment/CIC Agreement, if payments are subject to excise taxes imposed under IRC Section 4999 the Company will pay to the executive an additional “gross-up” amount so that his after-tax benefits are the same as though no excise tax had applied. The provision is applicable only if the net after tax benefit to the executive including the gross-up is more than the lesser of $50,000 or 10% of after-tax benefit resulting from reducing the CIC payments to the golden parachute threshold. The following major assumptions were used to calculate payments under Section 280G:
-	Equity valued at Massey’s closing on December 31, 2007 of $35.75.
-	Parachute payments for time vesting stock options, restricted stock and restricted stock units were valued using Reg. Section 1.280G-1 Q&A 24(c).
-

Calculations assume Executive is at retirement age and would be entitled to a pro-rata portion of his actual annual bonus upon retirement. Therefore, the expected actual 2007 bonus is treated as a vested payment that is accelerated upon a CIC and valued using Treas. Reg. Section 1.280G-1 Q&A 24(b). The portion of the bonus payable upon the CIC in excess of the expected 2007 bonus is considered a full parachute.

-

Calculations include an estimated value for the non-compete provision. Value estimated to be the lesser of total cash severance or current target remuneration. Target remuneration includes salary, target bonus, target long-term incentives and one year of pension earnings.

POST-EMPLOYMENT PAYMENTS – BAXTER F. PHILLIPS, JR.
Executive Payments and Benefits upon Termination/CIC	Retirement		Involuntary Termination for Cause	Involuntary Termination Without Cause/ Good Reason	CIC without Termination		CIC with Termination for Good Reason or Without Cause		Death		Disability
Compensation:
Severance	$0		$0	$0	$0		$2,025,000		$0		$0
Other Cash Incentives
- 2007 Bonus	$264,000	(a)	$0	$0	$0		$250,000		$0		$0
- Retention bonus	$0		$0	$0	$600,000		$600,000		$600,000		$600,000
Long-term Incentive
- Acceleration of Unvested Stock Options (b)	$275,050	(c)	$0	$0	$0		$275,050	(c)	$275,050	(c)	$275,050	(c)
- Acceleration of Unvested RS/RSUs (b)	$0		$0	$0	$0		$1,001,894		$1,001,894		$1,001,894
- Cash LTI Awards	$0		$0	$0	$0		$408,334		$242,405	(d)	$242,405	(d)
Benefits & Perquisites:
Enhanced SERP Benefits (e)	$0		$0	$0	$523,581	(f)	$1,132,447	(f)	$523,581	(f)	$523,581	(f)
Medical & Dental	$0		$0	$0	$0		$28,753	(g)	$0		$0
Supp. Benefit (Split Dollar)	N/A		N/A	N/A	N/A		N/A		N/A		N/A
Retiree Medical	$0		$0	$0	$0		$0		$0		$0
Deferred Compensation	$0		$0	$0	$0		$0		$0		$0
280G Tax Gross-up	N/A		N/A	N/A	$0	(h)	$0	(h)	N/A		N/A
Total	$539,050		$0	$0	$1,123,581		$5,721,478		$2,642,930		$2,642,930

(a)	Pro-rata 2007 bonus is paid out based on actual performance.
(b)	Equity awards valued at Massey’s closing stock price of $35.75 as of December 31, 2007.
(c)	Represents intrinsic value of unvested stock options. Upon termination due to retirement, death or disability, participants would have the lesser of 3 years and the remaining term of the option to exercise option grants under the 1996 and 2006 Plans. Upon termination following a CIC, participants have the lesser of 3 years and the remaining term of the option to exercise option grants under the 1996 Plan and the lesser of 3 months or the remaining term for options grants under the 2006 Plan. Unexercised vested stock options are disclosed in the Outstanding Equity Awards at Fiscal Year-End Table.
(d)	Pro-rata payout of outstanding cash LTI awards based on actual performance. If actual performance cannot be determined award assumed paid out at target.
(e)	Table includes enhanced SERP benefits only. Vested SERP benefits are disclosed in the Pension Benefits Table.
(f)	Present value of enhanced benefit calculated using the following assumptions: RP 2000 Blue Collar mortality table projected to 2007 and a discount rate of 6.5%.
(g)	Represents the cost of providing medical and dental benefits for 24 months. Payment assumes the Company cost of benefits of $1,141 per month will increase 10% annually.
(h)	Under the executive Employment/CIC Agreement, if payments are subject to excise taxes imposed under IRC Section 4999 the Company will pay to the executive an additional “gross-up” amount so that his after-tax benefits are the same as though no excise tax had applied. The provision is applicable only if the net after tax benefit to the executive including the gross-up is more than the lesser of $50,000 or 10% of after-tax benefit resulting from reducing the CIC payments to the golden parachute threshold. The following major assumptions were used to calculate payments under Section 280G:
-	Equity valued at Massey’s closing on December 31, 2007 of $35.75.
-	Parachute payments for time vesting stock options, restricted stock and restricted stock units were valued using Reg. Section 1.280G-1 Q&A 24(c).
-

Calculations assume Executive is at retirement age and would be entitled to a pro-rata portion of his actual annual bonus upon retirement. Therefore, the expected actual 2007 bonus is treated as a vested payment that is accelerated upon a CIC and valued using Treas. Reg. Section 1.280G-1 Q&A 24(b). The portion of the bonus payable upon the CIC in excess of the expected 2007 bonus is considered a full parachute.

-

Calculations include an estimated value for the non-compete provision. Value estimated to be the lesser of total cash severance or current target remuneration. Target remuneration includes salary, target bonus, target long-term incentives and one year of pension earnings.

POST-EMPLOYMENT PAYMENTS - J. CHRISTOPHER ADKINS
Executive Payments and Benefits upon Termination/CIC	Voluntary Termination	Involuntary Termination for Cause	Involuntary Termination Without Cause/ Good Reason	CIC with Termination for Good Reason or Without Cause		Death		Disability
Compensation:
Severance	$0	$0	$1,995,000	$1,525,000		$0		$0
Other Cash Incentives
- 2007 Bonus	$0	$0	$0	$250,000		$0		$0
- Retention bonus	$0	$0	$0	$0		$0		$0
Long-term Incentive
- Acceleration of Unvested Stock Options (a)	$0	$0	$0	$275,050	(b)	$275,050	(b)	$275,050	(b)
- Acceleration of Unvested RS/RSUs (a)	$0	$0	$0	$1,027,705		$1,027,705		$1,027,705
- Cash LTI Awards	$0	$0	$0	$408,334		$242,405	(c)	$242,405	(c)
Benefits & Perquisites:
Enhanced SERP Benefits (d)	$0	$0	$0	$0		$0		$0
Medical & Dental	$0	$0	$0	$28,753	(e)	$0		$0
Supp. Benefit (Split Dollar)	N/A	N/A	N/A	N/A		N/A		N/A
Retiree Medical	$0	$0	$0	$0		$0		$0
Deferred Compensation	$0	$0	$0	$0		$0		$0
280G Tax Gross-up	N/A	N/A	N/A	$0	(f)	N/A		N/A
Total	$0	$0	$1,995,000	$3,514,842		$1,545,160		$1,545,160

(a)	Equity awards valued at Massey’s closing stock price of $35.75 as of December 31, 2007.
(b)	Represents intrinsic value of unvested stock options. Upon termination due to retirement, death or disability, participants would have the lesser of 3 years and the remaining term of the option to exercise option grants under the 1996 and 2006 Plans. Upon termination following a CIC, participants have the lesser of 3 years and the remaining term of the option to exercise option grants under the 1996 Plan and the lesser of 3 months or the remaining term for options grants under the 2006 Plan. Unexercised vested stock options are disclosed in the Outstanding Equity Awards at Fiscal Year-End Table.
(c)	Pro-rata payout of outstanding cash LTI awards based on actual performance. If actual performance cannot be determined award assumed paid out at target.
(d)	Table includes enhanced SERP benefits only. Vested SERP benefits are disclosed in the Pension Benefits Table.
(e)	Represents the cost of providing medical and dental benefits for 24 months. Payment assumes the Company cost of benefits of $1,141 per month will increase 10% annually.
(f)	Under the executive CIC Agreement, if payments are subject to excise taxes imposed under IRC Section 4999 the Company will pay to the executive an additional “gross-up” amount so that his after-tax benefits are the same as though no excise tax had applied. The provision is applicable only if the net after tax benefit to the executive including the gross-up is more than the lesser of $50,000 or 10% of after-tax benefit resulting from reducing the CIC payments to the golden parachute threshold. The following major assumptions were used to calculate payments under Section 280G:
-	Equity valued at Massey’s closing on December 31, 2007 of $35.75.
-	Parachute payments for time vesting stock options, restricted stock and restricted stock units were valued using Reg. Section 1.280G-1 Q&A 24(c).
-

Calculations include an estimated value for the non-compete provision. Value estimated to be the lesser of total cash severance or current target remuneration. Target remuneration includes salary, target bonus, target long-term incentives and one year of pension earnings.

POST-EMPLOYMENT PAYMENTS - MICHAEL K. SNELLING
Executive Payments and Benefits upon Termination/CIC	Voluntary Termination	Involuntary Termination for Cause	Involuntary Termination Without Cause/ Good Reason		CIC with Termination for Good Reason or Without Cause		Death		Disability
Compensation:
Severance	$0	$0	$712,545		$1,262,500		$0		$0
Other Cash Incentives
- 2007 Bonus	$0	$0	$185,000		$185,000		$0		$0
- Retention bonus	$0	$0	$300,000		$0		$0		$0
Long-term Incentive
- Acceleration of Unvested Stock Options (a)	$0	$0	$95,023	(b)	$150,283	(b)	$150,283	(b)	$150,283	(b)
- Acceleration of Unvested RS/RSUs (a)	$0	$0	$465,823		$680,573		$680,573		$680,573
- Cash LTI Awards	$0	$0	$210,417		$225,000		$130,576	(c)	$130,576	(c)
Benefits & Perquisites:
Enhanced SERP Benefits (d)	$0	$0	$0		$0		$0		$0
Medical & Dental	$0	$0	$19,968	(e)	$28,753	(e)	$0		$0
Supp. Benefit (Split Dollar)	N/A	N/A	N/A		N/A		N/A		N/A
Retiree Medical	$0	$0	$0		$0		$0		$0
Deferred Compensation	$0	$0	$0		$0		$0		$0
280G Tax Gross-up/Scaleback	N/A	N/A	N/A		$310,066	(f)	N/A		N/A
Total	$0	$0	$1,988,775		$2,842,175		$961,432		$961,432

(a)	Equity awards valued at Massey’s closing stock price of $35.75 as of December 31, 2007.
(b)	Represents intrinsic value of unvested stock options. Upon termination due to retirement, death or disability, participants would have the lesser of 3 years and the remaining term of the option to exercise option grants under the 1996 and 2006 Plans. Upon termination following a CIC, participants have the lesser of 3 years and the remaining term of the option to exercise option grants under the 1996 Plan and the lesser of 3 months or the remaining term for options grants under the 2006 Plan. For involuntary termination/good reason participant has 3 months to exercise under both the 1996 and 2006 Plans. Unexercised vested stock options are disclosed in the Outstanding Equity Awards at Fiscal Year-End Table.
(c)	Upon death or disability a pro-rata portion of all outstanding cash LTI awards are paid out based on actual performance. If actual performance cannot be determined award assumed paid out at target.
(d)	Table includes enhanced SERP benefits only. Vested SERP benefits are disclosed in the Pension Benefits Table.
(e)	Represents the cost of providing medical and dental benefits for 29 months termination absent a CIC and 24 months termination following a CIC. Payment assumes the Company cost of benefits of $1,141 per month will increase 10% annually.
(f)	Under the executive CIC Agreement, if payments are subject to excise taxes imposed under IRC Section 4999 the Company will pay to the executive an additional “gross-up” amount so that his after-tax benefits are the same as though no excise tax had applied. The provision is applicable only if the net after tax benefit to the executive including the gross-up is more than the lesser of $50,000 or 10% of after-tax benefit resulting from reducing the CIC payments to the golden parachute threshold. The following major assumptions were used to calculate payments under Section 280G:
-	Equity valued at Massey’s closing on December 31, 2007 of $35.75.
-	Parachute payments for time vesting stock options, restricted stock and restricted stock units were valued using Reg. Section 1.280G-1 Q&A 24(c).
-	Calculations assume a portion of the 2007 bonus and the LTI payout for performace cycle 2005-2007 is reasonable compensation for services rendered prior to the CIC, based on actual payouts.
-

Calculations include an estimated value for the non-compete provision. Value estimated to be the lesser of total cash severance or current target remuneration. Target remuneration includes salary, target bonus, target long-term incentives and one year of pension earnings.

POST-EMPLOYMENT PAYMENTS - ERIC B. TOLBERT
Executive Payments and Benefits upon Termination/CIC	Voluntary Termination	Involuntary Termination for Cause	Involuntary Termination Without Cause/ Good Reason	CIC with Termination for Good Reason or Without Cause		Death		Disability
Compensation:
Severance	$0	$0	$0	$725,000		$0		$0
Other Cash Incentives
- 2007 Bonus	$0	$0	$0	$70,000		$0		$0
- Retention bonus	N/A	N/A	N/A	N/A		N/A		N/A
Long-term Incentive
- Acceleration of Unvested Stock Options (a)	$0	$0	$0	$134,167	(b)	$134,167	(b)	$134,167	(b)
- Acceleration of Unvested RS/RSUs (a)	$0	$0	$0	$391,534		$391,534		$391,534
- Cash LTI Awards	$0	$0	$0	$195,834		$115,299	(c)	$115,299	(c)
Benefits & Perquisites:
Enhanced SERP Benefits (d)	$0	$0	$0	$0		$0		$0
Medical & Dental	$0	$0	$0	$28,753	(e)	$0		$0
Supp. Benefit (Split Dollar)	N/A	N/A	N/A	N/A		N/A		N/A
Retiree Medical	$0	$0	$0	$0		$0		$0
Deferred Compensation	$0	$0	$0	$0		$0		$0
280G Tax Gross-up	N/A	N/A	N/A	$0	(f)	N/A		N/A
Total	$0	$0	$0	$1,545,288		$641,000		$641,000

(a)	Equity awards valued at Massey’s closing stock price of $35.75 as of December 31, 2007.
(b)	Represents intrinsic value of unvested stock options. Upon termination due to retirement, death or disability, participants would have the lesser of 3 years and the remaining term of the option to exercise option grants under the 1996 and 2006 Plans. Upon termination following a CIC, participants have the lesser of 3 years and the remaining term of the option to exercise option grants under the 1996 Plan and the lesser of 3 months or the remaining term for options grants under the 2006 Plan. Unexercised vested stock options is disclosed in the Outstanding Equity Awards at Fiscal Year-End Table.
(c)	Pro-rata payout of outstanding cash LTI awards based on actual performance. If actual performance cannot be determined award assumed paid out at target.
(d)	Table includes enhanced SERP benefits only. Vested SERP benefits are disclosed in the Pension Benefits Table.
(e)	Represents the cost of providing medical and dental benefits for 24 months. Payment assumes the Company cost of benefits of $1,141 per month will increase 10% annually.
(f)	Under the executive CIC Agreement, if payments are subject to excise taxes imposed under IRC Section 4999 the Company will pay to the executive an additional “gross-up” amount so that his after-tax benefits are the same as though no excise tax had applied. The provision is applicable only if the net after tax benefit to the executive including the gross-up is more than the lesser of $50,000 or 10% of after-tax benefit resulting from reducing the CIC payments to the golden parachute threshold. The following major assumptions were used to calculate payments under Section 280G:
-	Equity valued at Massey’s closing on December 31, 2007 of $35.75.
-	Parachute payments for time vesting stock options, restricted stock and restricted stock units were valued using Reg. Section 1.280G-1 Q&A 24(c).
-

Calculations include an estimated value for the non-compete provision. Value estimated to be the lesser of total cash severance or current target remuneration. Target remuneration includes salary, target bonus, target long-term incentives and one year of pension earnings.

The foregoing tables reflect enhanced termination and Change In Control payments and benefits. Other vested payments payable to the named executive officers upon termination of employment may be found in the following tables or sections of this Proxy Statement: Stock options – see Outstanding Equity Awards at Fiscal Year End table; Pension Benefits – see Pension Benefits section; Nonqualified Deferred Compensation – see Nonqualified Deferred Compensation section; and Payments under broad-based nondiscriminatory benefit programs are not reflected in these tables.

Certain Relationships and Related Transactions

Our Board of Directors has adopted a written related person transaction policy that governs the review, approval or ratification of covered related person transactions. Our Audit Committee manages this policy. The policy generally provides that we may enter into a related person transaction only if the Audit Committee approves or ratifies such transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party; the transaction is approved by the disinterested members of the Board of Directors; or the transaction involves compensation approved by our Compensation Committee.

In the event our management determines to recommend a related person transaction to the Audit Committee, such transaction must be presented to the Audit Committee for review and approval. After review, the Audit Committee will approve or disapprove such transaction and at each subsequently scheduled Audit Committee meeting, our management will update the Audit Committee as to any material change to the proposed related person transaction. In those instances in which our Corporate Secretary, in consultation with our Chief Executive Officer or the Chief Financial Officer, determines that it is not practicable or desirable for us to wait until the Audit Committee meeting, the Chair of the Audit Committee has delegated authority to act on behalf of the Audit Committee and shall present any such decision taken to the Audit Committee for ratification at a subsequent meeting. The Audit Committee (or the Chair) approves only those related person transactions that are in the best interests of Massey and our stockholders, as the Audit Committee (or the Chair) determines in good faith.

For purposes of this policy, “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and the amount involved exceeds $120,000 and in which any related person had, has or will have a direct or indirect material interest. For purposes of determining whether a transaction is a related person transaction, the Audit Committee relies upon Item 404 of Regulation S-K, promulgated under the Exchange Act.

A “related person” is (i) any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of us or a nominee to become a director, (ii) any person who is known to be the beneficial owner of more than 5% of any class of our voting securities, (iii) any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law or any other familial relationship the Audit Committee from time to time determines is appropriate to include, of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner, and (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

Mr. Blankenship’s brother, George Blankenship, is a certified public accountant who, since 1977, has performed accounting services for several of our vendors and independent contractors. We do not pay for such services. George Blankenship does not perform any services on behalf of us, and Mr. Blankenship receives no financial or other benefit from George Blankenship’s activities.

Mr. Blankenship’s nephew, Keith Blankenship, owns AA Auto Tire & Parts, Inc. (A-A). Several of our subsidiaries purchase automobile and light truck replacement parts from A-A. During the year ended December 31, 2007, our subsidiaries expended an aggregate of $712,533 for goods and services provided by A-A. Other than payments by our subsidiaries for goods and services of A-A, Massey and our subsidiaries make no other payments to A-A or its stockholders or officers. Mr. Blankenship has no financial or other interest in the activities of A-A.

On July 27, 2000, Mr. Adkins obtained a loan from our subsidiary, Boone East Development Co., in the amount of $327,000, bearing interest at the rate of 8% per annum, for the purpose of constructing his residence. The loan provides that if Mr. Adkins remains employed with us until June 24, 2010, or if he (i) is terminated by us for any reason other than for violation of our ethics policy, (ii) dies or (iii) becomes disabled before June 24, 2010, the loan and all accrued and unpaid interest thereunder will be forgiven. We also reimburse Mr. Adkins to compensate for federal and state withholding taxes that are payable on the forgiven principal and interest. Twenty-five percent of the original principal amount was forgiven on June 25, 2003, an additional 35% of the original principal amount was forgiven on June 25, 2005 and the remaining outstanding balance of $130,800 was forgiven on December 31, 2007.

Dan R. Moore, one of our directors, is the Chairman of Moore Group, Inc., a multi-franchise auto dealership holding company. Several of our subsidiaries purchase vehicles and services from subsidiaries of Moore Group, Inc. During the year ended December 31, 2007, we expended an aggregate of $112,711 for vehicles and services provided by subsidiaries of Moore Group, Inc. (representing less than  1/2 of 1% of Moore Group, Inc. sales in 2007). Other than these payments by our subsidiaries for vehicles and services of subsidiaries of Moore Group, Inc., which were conducted in the normal course of business on a competitive bid basis, Massey and our subsidiaries made no other payments to Moore Group, Inc. or any of its subsidiaries.

RATIFY APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposal 2

The Audit Committee of the Board of Directors appointed Ernst & Young LLP as our independent registered public accounting firm to perform the audits of our consolidated financial statements, management’s assessment of the effectiveness of our internal control over financial reporting and the effectiveness of internal control over financial reporting for 2008. Ernst & Young LLP was our independent registered public accounting firm for the fiscal years ending December 31, 2007 and December 31, 2006. Fees for professional audit services rendered by Ernst & Young LLP for the audit of our annual financial statements for fiscal 2007 and 2006, and fees billed for other services rendered by Ernst & Young LLP for the years ended December 31, 2007 and December 31, 2006, were $1,777,000 and $1,751,000, respectively. Components of the audit and non-audit fees are shown below in tabular format in the Audit Committee report.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from stockholders.

We are asking the stockholders to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm. Although ratification is not required by our Bylaws or otherwise, the Board of Directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification. Even if the appointment is ratified, the Audit Committee, exercising its own discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and in the best interests of our stockholders.

Board Recommendation

The Audit Committee and the Board of Directors recommend that our stockholders vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is composed of four independent directors and operates under a written charter adopted by the Board of Directors. The Board of Directors has determined that each of the members is financially literate and has the requisite accounting or related financial management expertise, as such terms are interpreted by the Board of Directors in its business judgment, to serve as members of the Audit Committee and that Messrs. Crawford and Moore are each an “audit committee financial expert” under the rules promulgated by the SEC under the Sarbanes-Oxley Act. The charter of the Audit Committee specifies that the Audit Committee shall provide assistance to the Board of Directors in fulfilling its oversight responsibility to the stockholders, potential stockholders and investment community, relating to:

•	our accounting, reporting and financial practices, including the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the independent registered public accounting firm’s qualifications and independence; and

•	the performance of our internal audit function and independent registered public accounting firm.

The Audit Committee is responsible for the selection of our independent registered public accounting firm. Management is responsible for our internal controls and disclosure controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements and of the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB) and for issuing reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. In this context, the Audit Committee has met and held discussions with management and Ernst & Young LLP, our independent registered public accounting firm. The Audit Committee’s meetings include executive sessions with management and, whenever it is deemed appropriate, executive sessions with our independent registered public accounting firm and with our internal auditors, in each case without the presence of management. During fiscal 2007, the Audit Committee held eight meetings.

During fiscal 2007, management represented to the Audit Committee that our quarterly and annual consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee reviewed and discussed these consolidated financial statements with management and Ernst & Young LLP prior to their issuance.

The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T, including the quality of our accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements, the scope of the auditor’s responsibilities, significant accounting adjustments, and any disagreements with management.

Based upon the Audit Committee’s discussions with management and Ernst & Young LLP and the Audit Committee’s review of the representations of management and the report of Ernst & Young LLP to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on February 29, 2008. The Audit Committee also reviews with management and the registered independent public accounting firm the results of that firm’s review of the unaudited financial statements that are included in our quarterly reports on Form 10-Q.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted procedures for pre-approval of non-audit services performed by our independent registered public accounting firm. Management is required to obtain a written description of the non-audit services to be provided and the projected cost. Management forwards this information and a request to engage the independent registered public accounting firm for non-audit services to the Audit Committee members for approval. Approval authority has been delegated to the Chairman of the Audit Committee or his/her designee. Prior to approval, the Chairman of the Audit Committee confirms that the requested non-audit service is not a prohibited service as set out in SEC regulations and discloses any such approvals at the next meeting of the Audit Committee. The Audit Committee pre-approved all services performed by our independent registered public accounting firm in 2007.

Fees Billed by Ernst & Young LLP

	Fiscal year ended December 31, 2007	Fiscal Year Ended December 31, 2006
Audit fees	$1,580,000	$1,639,000
Audit-related fees	190,000	93,000
Tax fees	7,000	19,000
All other fees	—	—

Total Fees	$1,777,000	$1,751,000

As noted in the table above, aggregate fees for services rendered by Ernst & Young LLP were approximately $1,777,000 for the fiscal year ended December 31, 2007 and $1,751,000 for the fiscal year ended December 31, 2006. These amounts are comprised of the following:

Audit fees are fees billed for professional services rendered for the audit of the annual financial statements (including professional services required by the Sarbanes-Oxley Act rendered for the audits of the effectiveness of internal control over financial reporting), review of quarterly information, and services that generally only the auditor reasonably can provide. This category includes fees for consultation on the filing of and review of documents filed with the SEC and other accounting and financial reporting consultation and research work necessary to comply with PCAOB standards.

Audit-related fees are fees billed for accounting services (not classified as audit fees services as described above) and include fees paid to Ernst & Young LLP for specific-purpose audits and other consultations concerning financial accounting and reporting matters.

Tax fees are fees billed for professional services rendered for tax compliance, tax advice, and tax planning.

All other fees are fees for products or services other than those in the above three categories. Ernst & Young LLP did not provide any services other than those described above.

Independence of Ernst & Young LLP

The Audit Committee has considered whether the provision of services described above under “Audit-related fees” and “Tax fees” is compatible with maintaining the independence of Ernst & Young LLP. The Audit Committee has had discussions with Ernst & Young LLP in which inquiries were made into its operations and conflict procedures, including the independence of its auditing function.

The Audit Committee also has received the written disclosures and a letter from Ernst & Young LLP relating to the independence of that firm as required by the SEC pursuant to the Sarbanes-Oxley Act and Rule 3600T of the PCAOB, which designates as interim independence standards Rule 101 of the American Institute of Certified Public Accountants’ Code of Professional Conduct and Standards Nos. 1, 2 and 3 of the Independence Standards Board (Independence Discussions with Audit Committees), and has discussed with Ernst & Young LLP that firm’s independence from us.

Audit Committee

April 15, 2008	James B. Crawford	Robert H. Foglesong
	E. Gordon Gee	Dan R. Moore

The Audit Committee Report does not constitute solicitation material and should not be deemed filed or incorporated by reference into any of our filings except to the extent that we specifically incorporate this report by reference therein.

STOCKHOLDER PROPOSALS

Proposal 3

Stockholder Proposal Regarding Political Contribution Reports

A stockholder has informed us that it intends to present the following proposal at the Annual Meeting. We are not responsible for the content of the proposal or supporting statement. We will provide our stockholders with the proponent’s name and address and the number of shares of Common Stock held by the proponent promptly upon receipt of an oral or written request.

Stockholder Proposal – Corporate political contributions

Stockholder Proposal

Resolved, that the shareholders of Massey Energy Company (“Massey” or “Company”) hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:

1.	Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

2.	Monetary and non-monetary political contributions and expenditures not deductible under section 162(e)(1)(B) of the Internal Revenue Code, including but not limited to contributions to or expenditures on behalf of political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 of the Internal Revenue Code and any portion of any dues or similar payments made to any tax exempt organization that is used for an expenditure or contribution if made directly by the corporation would not be deductible under section 162(e)(1)(B) of the Internal Revenue Code. The report shall include the following:

a.	An accounting of the Company’s funds that are used for political contributions or expenditures as described above;

b.	Identification of the person or persons in the Company who participated in making the decisions to make the political contribution or expenditure; and

c.	The internal guidelines or policies, if any, governing the Company’s political contributions and expenditures.

The report shall be presented to the board of directors’ audit committee or other relevant oversight committee and posted on the Company’s website to reduce costs to shareholders.

Supporting Statement

As long-term shareholders of Massey, we support policies that apply transparency and accountability to corporate political giving. In our view, such disclosure is consistent with public policy in regard to public company disclosure. Absent a system of accountability, we believe that corporate executives will be free to use the Company’s assets for political objectives that are not shared by and may be inimical to the interests of the Company and its shareholders.

According to a November 2006 Associated Press article, Massey President, Chairman and CEO Don Blankenship spent $2.1 million on election campaigns in 2006. The Company’s 2007 proxy statement showed that Mr. Blankenship received $5,328,422 total compensation in 2006, prompting The Corporate Library to describe his pay package as a “high concern.” Blankenship was also granted equity awards valued at $24,840,739. We feel that this level of compensation has created a public perception that Massey Energy resources are being utilized for political campaigns. According to a February 2006 Wall Street Journal article, Mr. Blankenship often briefs Massey’s Board of Directors on his political activities and has its support.

We believe our Company should provide all of the information sought by this resolution to ensure accountability by making our Company’s political contributions more transparent and allowing shareholders to fully evaluate the use of corporate assets in election campaigns.

Board of Directors’ Statement in Opposition to Proposal Regarding Political Contribution Reports

The Board of Directors and management are committed to adhering to the highest standards of ethics and transparency and compliance with all laws and regulations related to political contributions. As required by law, information on political contributions that we have made is already publicly available.

Our Ethics Commitment to which all employees are required to adhere stipulates in Section 1 of the Code of Behavior contained within this Ethics Commitment: “No Massey Energy funds or assets shall be used for any unlawful or improper purpose. Such unlawful or improper purposes include payments to regulators and inspectors; illegal contributions (made directly or indirectly) of funds or services to any holders of political offices, whether elected or appointed, or candidates for such offices; and obtaining of privileges, special benefits, or favored treatment for Massey Energy or its members through the payment of bribes or through any other inducements that could be considered bribes.” Additionally, we require strict review of every political contribution to ensure compliance with all legal and policy requirements for contributions at every level of government, as well as alignment with business objectives and stockholder interests.

We seek to work ethically and constructively to exercise our fundamental right and responsibility to participate in the political process. Politics ultimately leads to good or bad government and ultimately impacts our stockholders; therefore, we believe it is in the best interests of our stockholders for the Company to be an effective participant in the political process. We are subject to extensive regulation at the federal and state levels that can have an immediate and significant effect on our operations. We promote legislative and regulatory actions that further our business objectives and attempt to protect us from unreasonable, unnecessary or inappropriately burdensome legislative or regulatory actions at all levels of government. By policy and practice, where permitted by law, we make prudent political contributions to candidates and to political organizations who support free enterprise, economic growth and good government. As we assess whether to contribute to a particular candidate or political organization, we consider a number of factors, including whether such candidate or political organization is an advocate of specific issues miners and their families face and issues affecting the coal industry in general, and whether we consider the ways in which such political candidate or political organization would address such issues to be both reasonable and practical.

During 2007, we contributed a total of $10,000 to a political organization in Virginia. In 2006, we did not make any political contributions, including contributions to groups organized under Section 527 of the Internal Revenue Code. We did not make any contributions to candidates seeking office in any other states during 2006 and 2007, including West Virginia and Kentucky, the other two states in which we have operations, as both of these states’ election laws prohibit corporations from contributing to political candidates seeking elected office in those states. In addition, based upon a review of our records we believe we have never done so. In accordance with federal election laws, we have never made contributions to political candidates seeking elected offices at the federal level. As permitted by law, qualified employees of the Company may contribute, if they so choose, to a Company-sponsored political action committee that operates outside of the direction of the Board of Directors and its Chief Executive Officer. The primary purpose of the political action committee is to stimulate awareness of and participation in governmental and political processes by eligible employees. Participation in the political action committee is voluntary and not monitored by the Company. All of the political contributions from the political action committee are funded solely by voluntary contributions of eligible employees, and no corporate funds are involved in the process. As permitted by law, we pay minor administrative expenses for the political action committee. A committee comprised of appropriate members of senior management decides which candidates, campaigns and committees we will support based on a nonpartisan effort to advance and protect the interests of our stockholders and employees. Moreover, the political action committee’s activities are subject to comprehensive regulation by the federal government, including detailed disclosure requirements, which include periodic reports with the Federal Election Commission. These reports are publicly available and include an itemization of our receipts and disbursements. In 2007, no contributions were made by the political action committee. In 2006, contributions by the committee to various federal, state and local candidates totaled $5,980. Our employees, as individual citizens, have the right to participate in the political process and to use their own resources, as permitted by law, to do so. In setting compensation, we do not take into consideration an employee’s past or expected participation in the political process.

Our Board of Directors is confident that our political contributions align with our long-term interests and thus does not believe a special report detailing those decisions is either necessary or an efficient use of our resources. The Board of Directors and management believe that the information required to be disclosed under the proposal on a semi-annual basis is duplicative of information already available to our stockholders and the public, would cause us to incur additional and unnecessary expense, and would divert resources from our day-to-day operations, without commensurate benefit to our stockholders.

Board of Directors’ Recommendation

The Board of Directors recommends that our stockholders vote AGAINST the stockholder proposal regarding political contribution reports.

Proposal 4

Stockholder Proposal Regarding a Climate Change Report

A stockholder has informed us that it intends to present the following proposal at the Annual Meeting. We have also been informed that another stockholder is co-sponsoring the proposal. We are not responsible for the content of the proposal or supporting statement. We will provide our stockholders with the proponents’ names and addresses and the number of shares of Common Stock held by the proponents promptly upon receipt of an oral or written request.

Stockholder Proposal – Climate Change Report

WHEREAS:

In 2007, the Intergovernmental Panel on Climate Change found that “warming of the climate system is unequivocal” and that man-made greenhouse gas emissions are now believed, with greater than 90 percent certainty, to be the cause.

In October 2007, a group representing the world’s 150 scientific and engineering academies including the U.S. National Academy of Sciences issued a report urging government to lower greenhouse gas emissions by establishing a firm and rising price for such emissions and by doubling energy research budgets to accelerate deployment of cleaner and more efficient technologies.

In October 2006, a report authored by former chief economist of The Word Bank, Sir Nicolas Stern, estimated that climate change will cost between 5% and 20% of global domestic product if emissions are not reduced, and the greenhouse gases can be reduced at a cost of approximately 1% of global economic growth. The report also warned that “the investment that takes place in the next 10-20 years will have a profound effect on the climate in the second half of this century and in the next.”

In 2004, combustion of coal was responsible for approximately 35% of all greenhouse gas emissions generated by fossil fuels in the U.S.

Seventeen U.S. states have established statewide emissions reduction goals and a majority of U.S. states have entered into regional initiatives to reduce emissions. Two such initiatives are the Western Climate Initiative, a six-state collaboration with an emissions reduction goal of 15% below 2005 levels by 2020; and the Regional Greenhouse Gas Initiative, involving nine northeastern states that aim to reduce carbon dioxide emissions from power plants by 10% between 2009 and 2019. As of September 2007, the U.S. Senate is considering at least seven proposals calling for a national cap-and-trade system to regulate and reduce greenhouse gas emissions.

In May 2007, Standard and Poors indicated that energy efficiency is likely to emerge as a major part of the solution to climate change, and warned that the global power system “can’t do without coal, but it also continue to burn coal in its current form.”

In a July 2007 report, Citigroup warned that, “Prophesies of a new wave of coal-fired generation have vaporized, while clean coal technologies such as IGCC with carbon capture and Coal-to-Liquids remain a decade away, or more,” and that, “company productivity/margins are likely to be structurally impaired by new regulatory mandates” to reduce greenhouse gas emissions.

RESOLVED: Shareholders request a report [reviewed by a board committee of independent directors] on how the company is responding to rising regulatory, competitive, and public pressure to significantly reduce carbon dioxide and other emissions from the company’s products and operations. The report should be provided by September 1, 2008 at a reasonable cost and omit proprietary information.

Board of Directors’ Statement in Opposition to Proposal Regarding a Climate Change Report

At the onset, we acknowledge the concerns presented by this proposal that presumably are borne out of an interest in improving and protecting the quality of life of people in America and abroad. We would encourage this dialogue to incorporate a broader range of issues, such as the value that should be ascribed to American energy independence, homeland security, and a strong economy. We believe that the production in America of affordable, available and abundant sources of energy, such as coal, in an environmentally safe and healthy manner fuels the American economy and industry and ultimately benefits everyone at home and abroad.

We are very much aware of the increasing focus on carbon dioxide and climate change. We have taken innovative steps to address climate change and other emissions issues and will continue to do so.

Our efforts will be shaped in large part by the nature of our business. Our principle product is coal. Importantly, coal naturally contains carbon and the burning of coal by our utility customers and others necessarily emits carbon dioxide. Carbon cannot be removed from coal and we cannot provide coal that does not emit carbon dioxide when it is burned. Accordingly, we are not in a position to “significantly reduce” carbon dioxide from our “products” as the proposal suggests.

However, we have still positioned ourselves to make a difference. While carbon cannot be removed from coal, carbon dioxide and other emissions can be captured or controlled as coal is burned. While we do not burn coal, we support technologies that allow coal to be burned more cleanly and efficiently. Importantly, we have an active ownership interest in Cansolv Technologies, Inc. (Cansolv), a company that has produced new and innovative technologies that are being developed today for the capture of sulfur dioxide, nitrogen oxides, mercury and carbon dioxide from the burning of fossil fuels. The early testing and application of these technologies has been very positive and we believe the technology can be used by coal fired utilities. Indeed, we have a majority ownership interest in Coalsolv, LLC, a company that holds the right to market Cansolv’s technology to coal fired power plants in the United States.

In addition to our investment in technology, we also closely monitor the political, regulatory and public policy issues related to climate change in keeping with our commitment to understand and obey all laws relating to our business. We also are committed to regularly inform our stockholders, through our public filings with the Securities and Exchange Commission and otherwise, of our on-going efforts to address issues related to climate change and the potential impacts of climate change on Massey and our stockholders.

In closing, we have closely followed the scientific and regulatory developments relating to climate change and have taken steps to adapt to changes in the regulation of carbon dioxide by promoting innovative technologies that can be employed where science and sound public policy warrant. We will be keeping our stockholders and the public informed of our on-going efforts in this regard.

For all of the foregoing reasons, we oppose the proposal to produce a report detailing how we will significantly reduce carbon dioxide emissions from our products and operations. Preparing the requested report will not create added value to the stockholders and will serve only to increase administrative burdens and costs.

Board of Directors’ Recommendation

The Board of Directors recommends that our stockholders vote AGAINST the stockholder proposal regarding a climate change report.

CERTAIN MATTERS RELATING TO

PROXY MATERIALS AND ANNUAL REPORTS

Our Proxy Statement and Annual Report are available on our Internet site at www.masseyenergyco.com, Investor Relations, SEC Filings. Stockholders can elect to access future proxy soliciting materials, including notices to stockholders of annual meetings and proxy statements, and annual reports over the Internet instead of receiving paper copies in the mail by checking the appropriate box and providing your e-mail address on your proxy card. Providing these documents over the Internet will reduce our printing and postage costs and the number of paper documents stockholders would otherwise receive. We will notify stockholders who consent to accessing these documents over the Internet when such documents will be available. Once given, a stockholder’s consent will remain in effect until such stockholder revokes it by notifying us otherwise at Massey Energy Company, P.O. Box 26765, Richmond, Virginia 23261, Attention: Corporate Secretary. Registered stockholders can choose this option for future proxy material deliveries by marking the appropriate space on the proxy card included with this Proxy Statement and registered stockholders voting electronically through the Internet or by telephone can choose the option by following the instructions provided by telephone or over the Internet, as applicable. Street name stockholders should refer to the information provided by the institution that holds such street name stockholder’s shares and follow the instructions on such form for instructions on how to elect to view future proxy statements and annual reports over the Internet, if such institution provides this option.

AVAILABILITY OF RESTATED CERTIFICATE OF INCORPORATION, RESTATED BYLAWS,

CORPORATE GOVERNANCE GUIDELINES, CODES OF ETHICS, COMMITTEE CHARTERS,

SEC FILINGS AND OTHER MATERIALS

Copies of our Restated Certificate of Incorporation, Restated Bylaws, Corporate Governance Guidelines, Ethics Commitment Agreement, Code of Ethics for Senior Financial Officers, Code of Business Conduct and Ethics for Directors, the charters of the Audit, Compensation, Executive, Finance, Governance and Nominating, and Safety, Environmental and Public Policy Committees, and other materials are posted on and may be obtained through our website, www.masseyenergyco.com, Investor Relations, Corporate Governance, or may be requested, at no cost, by telephone at 1-866-814-6512 or by mail at: Massey Energy Company, P.O. Box 26765, Richmond, Virginia 23261, Attention: Investor Relations. Our filings with the SEC may be found on our website at Investor Relations, SEC Filings. A copy of our Audit Committee Charter is also attached to this Proxy Statement as Annex A.

RICHARD R. GRINNAN
Vice President and Corporate Secretary

April 15, 2008

Richmond, Virginia

Directions

The Jefferson Hotel is located at 101 West Franklin Street, Richmond, Virginia 23220.

Directions From North:

•	Take I-95 south

•	Take Exit 76B (Belvidere Street Exit)

•	At first light, turn left onto Leigh Street

•	At next light, turn right onto Belvidere Street

•	At fifth light, turn left onto Franklin Street

•	Hotel is four blocks on the right

From South:

•	Take I-95 North

•	Take Exit 74C (Broad Street West) As you exit, take left hand lane to Broad Street West—State Capital—Coliseum

•	Continue up Broad Street and then turn left onto 1st Street

•	Go one block and turn right onto Grace Street

•	Go two blocks and turn left onto Adams Street

•	Adams Street will turn into the Jefferson’s circle drive in one block

From East (airport):

•	Take I-64 West

•	Take Exit 190 (Fifth Street/Coliseum Exit)

•	Stay on Fifth Street

•	Turn right onto Main Street

•	Go eight blocks, turn right onto Jefferson Street

•	Turn right onto Franklin Street

From West:

•	Take I-64 East to merge with I-95

•	Take I-95 South

•	Take Exit 76B (Belvidere Street Exit)

•	Turn left onto Leigh Street

•	At first light, turn right onto Belvidere Street

•	At fifth light, turn left onto Franklin Street

•	Hotel is four blocks on the right

From Powhite:

•	Take The Powhite Parkway to the Downtown Expressway (195)

•	Take the Second Street exit (Toll Road)

•	Follow exit to the light (Second Street)

•	Turn left onto Second Street

•	Take Second Street to Main Street

•	Turn left onto Main Street

•	Turn right onto Jefferson Street

•	Turn right onto Franklin Street

•	Hotel is on the right

MASSEY ENERGY COMPANY

2008 Annual Meeting of Stockholders

May 13, 2008

You are cordially invited to attend the 2008 Annual Meeting of Stockholders, which will be held on Tuesday, May 13, 2008, beginning at 9:00 a.m. Eastern Daylight Time at:

The Jefferson Hotel

101 West Franklin Street

Richmond, Virginia 23220

Directions are included on the last page of the Notice of Annual Meeting.

ADMITTANCE TICKET

This ticket entitles you, the stockholder, and one guest to attend the 2008 Annual Meeting.

Please bring it with you. Only stockholders and their guests will be admitted.

We look forward to welcoming you on Tuesday, May 13, 2008.

Massey Energy Company 4 North 4th Street Richmond, VA 23219	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 13, 2008.

The undersigned, a stockholder of MASSEY ENERGY COMPANY, a Delaware corporation, acknowledges receipt of a Notice of Annual Meeting of Stockholders, the accompanying Proxy Statement and the Annual Report to Stockholders for the fiscal year ended December 31, 2007; and, revoking any proxy or voting instruction previously given, hereby constitutes and appoints Richard R. Grinnan, M. Shane Harvey and Jeffrey M. Jarosinski, and each of them, the true and lawful agents and proxies of the undersigned with full power of substitution in each, to vote the shares of Common Stock of MASSEY ENERGY COMPANY held by the undersigned as of the record date, standing in the name of the undersigned at the Annual Meeting of Stockholders of MASSEY ENERGY COMPANY, on Tuesday, May 13, 2008 at 9:00 a.m. Eastern Daylight Time, and at any adjournment or postponement thereof with respect to the proposals listed on the reverse side.

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’ DISCRETION.

There are three ways to vote your proxy.

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (Central Daylight Time) on May 12, 2008.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/mee/ — QUICK *** EASY *** IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (Central Daylight Time) on May 12, 2008.
•

Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Massey Energy Company, c/o Wells Fargo Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55174-0873.

If you vote by phone or Internet, please do not mail your proxy card.

ÚPlease detach hereÚ

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	To elect three Class III directors:	01 Don L. Blankenship 03 Bobby R. Inman	☐	Vote FOR all nominees		☐ Vote WITHHELD
		02 Robert H. Foglesong	(except as marked)			from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.		☐	For	☐ Against	☐ Abstain

The Board of Directors Recommends a Vote AGAINST Items 3 and 4.

3.	Stockholder proposal regarding political contribution reports.		☐	For	☐ Against	☐ Abstain

4.	Stockholder proposal on a climate change report.		☐	For	☐ Against	☐ Abstain

I hereby authorize the Company’s designated proxies to vote, in their discretion, on such other business and matters incident to the conduct of the meeting as may properly come before the meeting.

I plan to attend the meeting ☐ Address Change? Mark Box ☐ Indicate changes below:					Date

Signature(s) in Box

Please sign exactly as your name(s) appears on the proxy. If held in joint tenancy, all persons should sign. Trustees, administrators,

etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

MASSEY ENERGY COMPANY

2008 Annual Meeting of Stockholders

May 13, 2008

You are cordially invited to attend the 2008 Annual Meeting of Stockholders, which will be held on Tuesday, May 13, 2008, beginning at 9:00 a.m. Eastern Daylight Time at:

The Jefferson Hotel

101 West Franklin Street

Richmond, Virginia 23220

Directions are included on the last page of the Notice of Annual Meeting.

ADMITTANCE TICKET

This ticket entitles you, the stockholder, and one guest to attend the 2008 Annual Meeting.

Please bring it with you. Only stockholders and their guests will be admitted.

We look forward to welcoming you on Tuesday, May 13, 2008.

Massey Energy Company 4 North 4th Street Richmond, VA 23219	401(k) plan proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 13, 2008.

The undersigned, a participant in the MASSEY ENERGY COMPANY Coal Company Salary Deferral and Profit Sharing Plan (the “401(k) Plan”), acknowledges receipt of a Notice of Annual Meeting of Stockholders, the accompanying Proxy Statement and the Annual Report to Stockholders for the fiscal year ended December 31, 2007; and, revoking any proxy or voting instruction previously given with respect to shares held in the 401(k) Plan, hereby directs the trustee of the 401(k) Plan to vote all shares of Common Stock of MASSEY ENERGY COMPANY allocated to the undersigned’s 401(k) Plan account as of the record date at the Annual Meeting of Stockholders of MASSEY ENERGY COMPANY, on Tuesday, May 13, 2008 at 9:00 a.m. Eastern Daylight Time, and at any adjournment or postponement thereof with respect to the proposals listed on the reverse side.

THIS PROXY CARD WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE ON RETURNED PROXY CARDS, THIS PROXY CARD WILL BE VOTED PROPORTIONATELY IN THE SAME MANNER AS THOSE SHARES HELD IN THE 401(k) PLAN FOR WHICH TIMELY VOTING INSTRUCTIONS ARE RECEIVED WITH RESPECT TO SUCH PROPOSAL(S). IF YOU DO NOT PROVIDE TIMELY VOTING INSTRUCTIONS TO THE TRUSTEE, YOU WILL BE CONSIDERED TO HAVE ELECTED THAT YOUR SHARES HELD IN THE 401(k) PLAN BE VOTED, AND THE TRUSTEE WILL VOTE SUCH SHARES, PROPORTIONATELY IN THE SAME MANNER AS THOSE SHARES HELD IN THE 401(k) PLAN FOR WHICH TIMELY VOTING INSTRUCTIONS ARE RECEIVED.

There are three ways to vote your proxy.

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 4:59 p.m. (Central Daylight Time) on May 8, 2008.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/mee/ — QUICK *** EASY *** IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 4:59 p.m. (Central Daylight Time) on May 8, 2008.
•

Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Massey Energy Company, c/o Wells Fargo Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55174-0873.

If you vote by phone or Internet, please do not mail your proxy card.

ÚPlease detach hereÚ

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	To elect three Class III directors:	01 Don L. Blankenship 03 Bobby R. Inman	☐	Vote FOR all nominees		☐ Vote WITHHELD
		02 Robert H. Foglesong	(except as marked)			from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.		☐	For	☐ Against	☐ Abstain

The Board of Directors Recommends a Vote AGAINST Items 3 and 4.

3.	Stockholder proposal regarding political contribution reports.		☐	For	☐ Against	☐ Abstain

4.	Stockholder proposal on a climate change report.		☐	For	☐ Against	☐ Abstain

I hereby authorize the Company’s designated proxies to vote, in their discretion, on such other business and matters incident to the conduct of the meeting as may properly come before the meeting.

I plan to attend the meeting ☐ Address Change? Mark Box ☐ Indicate changes below:					Date

Signature(s) in Box

Please sign exactly as your name(s) appears on the proxy. If held in joint tenancy, all persons should sign. Trustees, administrators,

etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.